EXECUTION VERSION
Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [REDACTED] indicates that information has been redacted.

DATED 21 MAY 2026

(1)SUN COMMUNITIES OPERATING LIMITED
PARTNERSHIP
(2)PANTHER BIDCO LIMITED

AGREEMENT
for the sale and purchase of the entire issued share capital of the
Companies

CONTENTS
1.INTERPRETATION    3
2.CONDITIONS TO CLOSING    22
3.SALE AND PURCHASE    24
4.CONSIDERATION    24
5.CLOSING PAYMENTS SCHEDULE    25
6.LEAKAGE    26
7.INTERIM PERIOD    29
8.CLOSING    32
9.NO RIGHT OF TERMINATION OR RESCISSION    33
10.SELLER WARRANTIES    34
11.BUYER WARRANTIES    35
12.WARRANTY & INDEMNITY AND TITLE INSURANCE    35
13.LIMITATIONS    37
14.PROTECTIVE COVENANTS    37
15.INSURANCE    38
16.FURTHER ASSURANCE    40
17.ASSIGNMENT    41
18.ANNOUNCEMENTS    42
19.CONFIDENTIALITY    42
20.NOTICES    44
21.ENTIRE AGREEMENT    44
22.APPOINTMENT OF PROCESS AGENTS    45
23.GROSSING UP    46
24.GENERAL    46
25.GOVERNING LAW    49
SCHEDULE 1 THE SELLER AND THE SUB-SELLERS    50
SCHEDULE 2 THE COMPANIES    51
SCHEDULE 3 THE SUBSIDIARIES    54
SCHEDULE 4 THE WARRANTIES    84
PART A FUNDAMENTAL WARRANTIES    84
PART B GENERAL WARRANTIES    86
SCHEDULE 5 TAX COVENANT    108
SCHEDULE 6 LIMITATIONS    115
SCHEDULE 7 CLOSING    120
SCHEDULE 8    123

PART A LEAKAGE    123
PART B PERMITTED LEAKAGE    124
SCHEDULE 9 THE PROPERTIES    125
SCHEDULE 10 INTERIM PERIOD UNDERTAKINGS    139
SCHEDULE 11 BUYER WARRANTIES    143
SCHEDULE 12 EMPLOYEE SHARE PLANS    145
SCHEDULE 13 PITCHES, SITE LICENCES AND PLANNING PERMITTED    147
PART A PHUK – ACREAGE – SITE LICENCE – PLANNING PERMISSION –
INFORMATION SCHEDULE V26 – FINAL 04.05.2026    147
PART B PITCH NUMBERS [UPDATED 18.05.2026]    148
SCHEDULE 14 ALLOCATION OF CONSIDERATION    149
SCHEDULE 15 MONTHLY REPORTING INFORMATION    151
SCHEDULE 16 SPECIFIC TAX COVENANT    152
List of Agreed Form documents
Signing Announcement
Capitalisation Documents
Certificates of Title
Data Room Index
Deloitte Steps Paper
EV to Equity Bridge
Form of PMA deed of release
Jersey director resignations
Letter confirming that the Seller has ceased to be a PSC
Locked Box Accounts
PHUK MSA termination agreement
Powers of attorney
Release Documents
TSA
UK director resignations
Transfers of the Shares
Indemnity for lost share certificate(s)

DATED    2026
PARTIES
(1)SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a limited partnership established under the laws of Michigan whose registered office is at 27777 Franklin Road STE 300, Southfield, 48034, United States of America (the "Seller"); and
(2)PANTHER BIDCO LIMITED, a company registered in England having registered number 17207051 whose registered office is at 30 Broadwick St, London, United Kingdom, W1F 8JB (the "Buyer").
INTRODUCTION
(A)The Seller has agreed, for itself and for and on behalf of each Sub‑Seller, to sell the Shares, and the Buyer has agreed to purchase the Shares upon the terms and subject to the conditions of this Agreement.
(B)The Parties have agreed that the Buyer shall arrange for the W&I Insurance Policy to be entered into no later than the date of this Agreement, and for the Title Insurance Policy to be entered into in accordance with clause 12.3, and that the liability of the Seller in respect of the Warranties and the Tax Covenant shall (subject to the terms of this Agreement) be limited to £1.00.
AGREEMENT
1.    INTERPRETATION
1.1    In this Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires and terms defined in Part B of Schedule 4 (The Warranties) have the same meanings when used in any other part of this Agreement:
"Accounts" means:
(a)in respect of Tiger Topco 1 Limited, the audited consolidated financial statements of Tiger Topco 1 Limited, consisting of consolidated and parent company statements of financial position as at the Accounts Date and consolidated statement of total comprehensive income and consolidated statements of cash flows for the financial period ended on the Accounts Date;
(b)in respect of Time GB (SB) Limited, the audited consolidated financial statements of Time GB (SB) Limited, consisting of the group balance sheet as at the Accounts Date, group profit and loss account, group statement of comprehensive income and group statement of cash flows for the financial period ended on the Accounts Date; and
(c)in respect of Ocean One Hundred Limited, the unaudited financial statements of Ocean One Hundred Limited, consisting of balance sheet as at the Accounts Date, in each case, including any accompanying notes, reports, statements or other documents disclosed therein;
"Accounts Date" means 31 December 2024;
"Accounting Standards" means:

(a)in respect of Tiger Topco 1 Limited, IFRS; and
(b)in respect of Ocean One Hundred Limited and Time GB (SB) Limited, the generally accepted accounting practice in the UK including Financial Reporting Standards (specifically Financial Reporting Standard 102) and Statements of Standard Accounting Practice, each as issued or adopted by the FRC, abstracts issued by the FRC (and pronouncements previously issued by the Urgent Issues Task Force of the Accounting Standards Board) and pronouncements by the Conduct Committee of the FRC (or its predecessor, the Financial Reporting Review Panel),
"Additional Consideration Amount" means:
(a)an amount equal to £206,575.50 per calendar day for the period from (and including) 1 May 2026 up to (but excluding) the earlier of (i) 1 August 2026; and (ii) the Closing Date;
(b)(in the event that the Closing Date occurs after 1 August 2026) an amount equal to £206,123.17 per calendar day for the period from (and including) 1 August 2026 up to (but excluding) the earlier of (i) 1 December 2026; and (ii) the Closing Date; and
(c)(in the event that the Closing Date occurs after 1 December 2026) an amount per calendar day to be agreed between the Seller and the Buyer in writing (each acting reasonably and in good faith) for the period from (and including) 1 December 2026 up to (but excluding) the Closing Date;
"Affiliate" means, in relation to any person, any other person controlling, controlled by or under common control with that person or persons. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms "controlling" and "controlled" shall be construed accordingly;
"Agreed Form" means, in relation to a document, the form of that document which has been agreed between the Seller and the Buyer and circulated as the agreed form document between the Seller's Counsel and Buyer's Counsel by email;
“Announcements” means the Signing Announcement and the Closing Announcement; "Annual Budget" has the meaning given in clause 7.2(A)(1);
"Anti-Corruption Laws" means all applicable laws relating to anti-bribery or anti-corruption (governmental or commercial), including, the UK Bribery Act of 2010, the Corruption (Jersey) Law 2006 and the United States Foreign Corrupt Practices Act of 1977;
"Anti-Money Laundering Laws" means all applicable laws and FCA Rules relating to anti-money laundering, terrorism financing and the proceeds of criminal activity, including the Terrorism Act 2000, the Proceeds of Crime Act 2002, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the Sanctions and Money Laundering Act 2018, the Terrorist Asset-Freezing (Jersey) Law 2011, the Terrorism (Jersey) Law 2002, the Proceeds of Crime (Jersey) Law 1999, the Proceeds of Crime Supervisory Bodies (Jersey) Law 2008, the Money Laundering (Jersey) Order 2008, the Sanctions and Asset-Freezing (Jersey) Law 2019, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the U.S. Currency and Foreign Transactions Reporting Act, the U.S. Trading With the Enemy Act

(50 U.S.C. § 1 et seq.) and U.S. Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism as well as (in the case of a Target Company), Permit conditions applicable to such Target Company relating to anti-money laundering, terrorist financing and proceeds of criminal activity;
"Base Consideration Amount" means an amount equal to £785,677,329.58;
"Business" means the sale, licensing and letting of mobile homes, static caravans, touring caravans, camping sites and luxury units and the operation of holiday parks, residential parks and camping sites as carried on by the Target Group on the date of this Agreement;
"Business Day" means a day (not being a Saturday or a Sunday) on which banks generally are open in (a) London, United Kingdom, (b) New York, United States, (c) Michigan, United States, (d) Luxembourg and (e) Jersey for the processing of normal, non-automated, banking business;
"Business Plan" means the business plan of the Target Group located at reference 3.1 (Legal) of the Data Room;
"Buyer Additional Consideration Amount" means an amount equal to the amount (if any) by which the Additional Consideration Amount exceeds the Permitted Debt Repayment Amount;
"Buyer Fund" means any fund which is managed or advised by the Buyer or any of its Affiliates or of which the Buyer or any of its Affiliates is the general partner;
"Buyer's Counsel" means Macfarlanes LLP of 20 Cursitor Street London EC4A 1LT;
"Buyer's Group" means the Buyer and its Affiliates from time to time (other than any portfolio company or portfolio investment in which any Buyer Fund is directly or indirectly interested and the Target Companies), and the expression "member of the Buyer's Group" shall be construed accordingly;
"Buyer’s Relief" has the meaning given to it in Schedule 5 (Tax Covenant);
"Capex Forecasts" means the capital expenditure forecasts included in the Business Plan;
“Capital Allowances Cap” has the meaning given to it in paragraph 3.1 of Schedule 16 (Specific Tax Covenant);
"Capital Allowances Enquiries" has the meaning given to it in paragraph 1.2 of (Specific Tax Covenant);
“Capital Allowances Insurance Policy” has the meaning given to it in paragraph 1.3 of Schedule 16 (Specific Tax Covenant);
"Capital Allowances Insurance Policy Costs" means the premium payable in respect of a Capital Allowances Insurance Policy, any insurance premium Tax thereon and any professional fees, expenses or other costs in each case including any applicable VAT paid or agreed to be paid or incurred, or owing to the relevant insurer (or broker), in connection with the placing of the Capital Allowances Insurance Policy;
"Capitalisation" means the capitalisation of all amounts outstanding in respect of all balances payable by (i) Park Holidays UK Limited to Sun Home Services, Inc. under the Seller Loan

Agreements and (ii) by any member of the Target Group to any member of the Seller's Group, pursuant to the steps described in the Deloitte Steps Paper entitled "Project Bobcat – Strawman Paper" in the Agreed Form;
"Capitalisation Documents" means the documents to be entered into to implement any action, step or transaction required to give effect to the Capitalisation (including any novation, assignment or transfer of rights and/or obligations under the Seller Loan Agreements) substantially in the form of the template documents in the Agreed Form, together with such other necessary documents as the parties shall in good faith agree;
"Certificates of Title" means the Eighth Edition (2025 Update) CLLS Certificates of Title prepared by the Seller's Counsel (other than the Kingfisher Caravan Park referred to in Schedule 9, prepared by Cripps) in respect of the Properties located in England and Wales (save for the Head Office Lease and the Storage Leases) and the Scottish equivalent of the Eighth Edition (2025 Update) CLLS Certificates of Title prepared by Burness Paull LLP in respect of the Properties located in Scotland;
"Claim" means any claim under or for breach of this Agreement, other than a Leakage Claim;
"Closing" means completion of the sale and purchase of the Shares pursuant to and in accordance with the terms of this Agreement, as provided for in clause 7.12 (Closing) and Schedule 7 (Closing);
"Closing Announcement" means the announcement in a form to be agreed between the Parties (acting reasonably) relating to the subject matter of the Transaction to be made on or around the Closing Date;
"Closing Date" means the twentieth Business Day after the date on which the Condition has been satisfied or waived in accordance with this Agreement or, as the context shall require, the date on which Closing takes place;
"Closing Payments Schedule" has the meaning given to it in clause 5.1;
"Companies" means Crown Holdco Limited, Ocean One Hundred Limited, SCI Bidco Limited and Time GB (SB) Limited of which particulars are set out in Schedule 2 and "Company" means any one of them;
"Companies Act" means the Companies Act 2006;
"Condition" has the meaning given to it in clause 2.1;
"Confidentiality Agreement" means the confidentiality agreement entered into between Sun Communities, Inc. and the Buyer (or an Affiliate of the Buyer) in connection with the Transaction dated 4 February 2026;
"Consideration" has the meaning given to it in clause 4 (Consideration);
"Consumer Protection Laws" has the meaning given to it in paragraph 12.1 of Part B of Schedule 4;
"Cripps" means Cripps LLP of Number 22 Mount Ephraim, Tunbridge Wells, Kent, England, TN4 8AS;
"CTA 2010" means the Corporation Tax Act 2010;

"Data Protection Authority" means any regulatory body responsible for supervising and enforcing Data Protection Laws;
"Data Protection Laws" means all applicable laws and regulations that relate to the collection, use, control, storage, retention, privacy, security, protection and processing of personal data (as defined in the UK GDPR (as defined in the Data Protection Act 2018)), including the Data Protection Act 2018, the UK GDPR, the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), the Data (Use and Access) Act 2025 and the Data Protection (Jersey) Law 2018;
"Data Room" means the electronic data room hosted by Datasite the contents of which have been made available by the Seller to the Buyer and are listed in the Data Room Index and contained (i) on a USB stick to be provided by (or on behalf of) the Seller to the Buyer or the Buyer's Counsel within two Business Days of the date of this Agreement and (ii) in an online archive, a link to which will be made available by the Seller to the Parties within two Business Days of the date of this Agreement;
"Data Room Index" means the index, in the Agreed Form, of the documents and information contained in the Data Room as at 7:13.46 a.m. (Central Daylight Time) on 20 May 2026;
"Default Interest" means interest at a rate of four per cent. above the base rate from time to time of Barclays Bank plc;
"Delegated Authority Framework" means the delegation of authority framework in relation to the Target Group located at reference 6.1.7 (Legal) of the Data Room;
"Delivery Deadline" has the meaning given to it in clause 7.7;
"Disclosed" means:
(a)in respect of the Warranties given on the date of this Agreement pursuant to clause 10.1, fairly disclosed in or by the Disclosure Letter (but not in any Supplemental Disclosure Letter); and
(b)in respect of the Warranties to be repeated immediately before Closing pursuant to clause 10.1(B), fairly disclosed in or by the Disclosure Letter and/or the Supplemental Disclosure Letter,
and for the purposes of subparagraphs (a) and (b) above, "fairly disclosed" means fairly disclosed to the Buyer with sufficient detail to allow the Buyer to make a reasonably informed assessment of the nature and scope of the matters, facts or circumstances disclosed;
"Disclosed Seller Transaction Costs" means the Seller Transaction Costs which the Seller is aware on or prior to Closing have occurred or arisen (or will occur or arise), to the extent the details and amount of such Seller Transaction Costs are set out in the Closing Payments Schedule;
"Disclosed Seller Transaction Costs Amount" means the aggregate amount of the Disclosed Seller Transaction Costs;
"Disclosed Seller Transaction Bonuses" means the Seller Transaction Bonuses which the Seller is aware on or prior to Closing have occurred or arisen (or will occur or arise), to the extent the details and amounts of such Seller Transaction Bonuses are set out in the Closing Payments Schedule;

"Disclosed Seller Transaction Bonuses Amount" means the aggregate amount of the Disclosed Seller Transaction Bonuses;
"Disclosure Letter" means the letter from the Seller to the Buyer dated on or around the date of this Agreement disclosing certain matters relating to the General Warranties including (for the avoidance of doubt) the contents of the schedules thereto;
“Dual Policies” means the following policies:
(a)Dual Asset policy (taken out as part of the portfolio purchase of Tiger Topco 1 limited in 2021 by SCI Bidco Limited) Policy Number: 00-76018021N0 Commencement Date: 12 November 2021. This policy is also subject to endorsements dated 17 February 2026 and 8 May 2026. Name of Insurer: Fidelis Underwriting Limited, acting through DUAL Asset (a trading name of DUAL Corporate Risks Limited); and
(b)Dual Asset policy (taken out as part of the portfolio purchase of Southgate – Dan at Spyglass Hill – Equityco Limited in 2022 by SCI SG Bidco Limited). Policy Number: 00-78618922N0 Commencement Date: 17 February 2022 This policy is also subject to an endorsement dated 12 February 2026. Name of Insurer: Fidelis Underwriting Limited (acting through DUAL Asset, a trading name of DUAL Corporate Risks Limited);
"Due Date" means, in respect of any sum payable or obligation to be performed under this Agreement or any of the other Transaction Documents, the day specified for the payment to be made or that obligation to be performed or, if that day is not a Business Day, the next following Business Day;
"Employees" means those individuals employed or engaged under a contract of employment by the Target Group at the date of this Agreement;
"Encumbrance" means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or preferential arrangement having a similar effect, or any agreement to create any of the above;
"Environment" means the natural and man-made environment, including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including water under or within land or drains or sewers) and land and any living organisms (including man) or systems supported by those media;
"Environmental and HS Consents" means any Permit required by any Target Company under Environmental and HS Laws for the carrying on of the Business;
"Environmental and HS Laws" means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, regulations, secondary legislation, bye-laws, civil law, criminal law and judgments and decisions of any court or tribunal), codes of practice or guidance notes which are in force and binding at the date of this Agreement and which relate to (i) the protection of the Environment from harm, pollution, contamination, climate change, noise, odour, radioactivity, radiation or other adverse impact to the Environment; (ii) human health, safety and welfare (including fire safety) and (iii) the conservation or protection of species, habitats and biodiversity;

“Environmental Policy” means the pollution legal liability policy (with policy number LOACEJGP001) between SCI Bidco Limited (as the insured) and Liberty Mutual Insurance SE (as the lead insurer) from Sun Communities Inc (as an additional insured);
"EV to Equity Bridge" means the enterprise value to equity value bridge in the Agreed Form;
"Exchange Rate" means, in respect of a particular currency for a particular date, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published after that date or, where no such rate is published in respect of that currency for such date, at the rate quoted by such financial institution of international repute as the Seller may specify in writing as at the close of business in London on such date;
"Excluded Title Losses" means (without prejudice to paragraph 12 of Schedule 6) any Losses actually suffered or incurred by the Buyer’s Group as a result of an Excluded Title Claim if and to the extent that the Buyer is not entitled to compensation for such Losses under the Title Policy as a result of any matter, event or circumstance that occurs or which any member of the Buyer’s Group becomes aware of, in each case after the date of this Agreement and prior to the earlier of (i) the date that the Title Policy is incepted; or (ii) provided that the Seller has complied with its obligations under clause 12.3, the date that is four weeks after the date of this Agreement;
"Excluded Title Claim" means a claim for a breach of the Fundamental Warranties in paragraphs 2.1 to 2.3 of Part A of Schedule 4 (The Warranties) but for the avoidance of doubt not of any other provision of this Agreement;
"Existing Claims" has the meaning given in clause 15;
"Existing Facility" means any agreement or arrangement under which any Target Company has borrowed money (other than trade indebtedness);
"Existing NatWest Facilities" means the existing NatWest credit card facilities made available to Park Holidays UK Limited, Stowford Propco Limited and Thorney Bay Park Limited;
"Existing NatWest Security" means the deed of charge of deposit dated 6 April 2022 granted by Park Holidays UK Limited in favour of National Westminster Bank Plc in respect of the deposit of £510,000 held in a NatWest bank account maintained by Park Holidays UK Limited in connection with the Existing NatWest Facilities;
"Existing Shares" means in respect of each Company, the entire issued share capital of that Company held by the Seller or a Sub-Seller (as applicable) as at the date of this Agreement and as described in Schedule 1 (The Seller and the Sub-Sellers);
"Existing Stock Finance Agreements" means:
(a)the stocking agreement relating to equipment originally dated 15 July 2022 and made between Lombard North Central Plc and Park Holidays UK Limited;
(b)the stocking agreement relating to equipment originally dated 30 June 2023 and made between Lombard North Central Plc and Park Holidays UK Limited;
(c)the master dealer agreement relating to goods and assets originally dated 2 July 2018 and made between Distribution Finance Capital Ltd and Park Holidays UK Limited;

(d)the master dealer agreement relating to goods and assets originally dated 7 July 2017 and made between Distribution Finance Capital Ltd and Park Leisure 2000 Limited;
(e)the master dealer agreement relating to goods and assets originally dated 21 January 2020 and made between Distribution Finance Capital Ltd and Park Leisure 2000 Limited;
(f)the conditional sale agreement relating to machinery and equipment originally dated 30 November 2023 and made between De Lage Landen Leasing Limited and Park Holidays UK Limited; and
(g)the conditional sale agreement relating to equipment and goods dated 27 January 2025 and made between De Lage Landen Leasing Limited and Park Holidays UK Limited;
"FCA" means the UK Financial Conduct Authority and any successor authority;
"FCA Rules" means the rules contained in the handbook of rules and guidance as amended by the FCA from time to time;
"FRC" means the Financial Reporting Council;
"Free Cash Amount" means an amount equal to the amount by which the Target Group’s immediately available cash in its bank account as at 6.00 p.m. in the UK on the date falling two Business Days prior to the Closing Date exceeds an amount equal to £10,000,000 plus all amounts incurred (or to be incurred) but not yet paid in respect of Known Leakage;
"FSMA" means the Financial Services and Markets Act 2000;
"Fundamental Warranties" means those warranties set out in Part A of Schedule 4 (The Warranties);
"Gambling Commission" means the Great Britain Gambling Commission and any successor authority;
"General Warranties" means those warranties set out in Part B of Schedule 4 (The Warranties);
"Governmental Entity" means any national, local government, regulatory authority, industry or trade body exercising any regulatory, taxing, importing or other governmental power or authority, including securities exchanges, competition authorities and the FCA and the Gambling Commission;
"Head Office Lease" means a lease of Glovers House, Bexhill Innovation Park, Glovers End, Bexhill-On-Sea, East Sussex, England, TN39 5ES dated 9 December 2015 made between (1) East Sussex Energy Infrastructure and Development Limited and (2) Park Holidays UK Limited (as varied by a deed of variation dated 20 November 2024);
"Historical Transactions" has the meaning given to it in paragraph 29.4 of Part B of Schedule 4
"HMRC" means His Majesty's Revenue & Customs and, in respect of any time before the establishment of His Majesty's Revenue & Customs, references to HMRC shall be construed, as the context shall require, to include references to the Inland Revenue and/or His Majesty's Customs and Excise;

"IFRS" means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies;
"Income Tax Act" means the Income Tax Act 2007;
"Intellectual Property Rights" means patents, trade marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software), database rights and rights to confidential information (including know-how and trade secrets);
"Interim Period" means the period commencing on the date of this Agreement and ending on the earlier of Closing or the lapse or termination of this Agreement;
"Interim Period Undertakings" means the pre-Closing conduct and undertakings set out in Schedule 10 (Interim Period Undertakings);
"Internal Restructuring" has the meaning given to it in paragraph 29.2 of Part B of Schedule 4;
"IP Licences" means licences, agreements, authorisations and permissions (in whatever form, and whether express or implied) under which (i) a Target Company uses or exploits any Intellectual Property Rights owned by any third party or (ii) any third party uses or exploits any Intellectual Property Rights belonging to a Target Company;
"ITEPA 2003" means the Income Tax (Earnings and Pensions) Act 2003;
"Irrecoverable VAT" means, for these purposes, VAT to the extent the person receiving the supply giving rise to such VAT is not entitled to recover it from HMRC whether by repayment, credit or otherwise;
"IT Contracts" means the contracts for the provision of any IT System to a Target Company;
"IT Systems" means the information technology and communications systems including any hardware and software used by any Target Company;
"JIC" has the meaning given to it in clause 7.5;
"JPM Facility" means the undated and uncommitted £10,000,000 revolving facility agreement between Park Holidays UK Limited (as borrower) and JPMorgan Chase Bank, N.A., London Branch (as lender) made available for general corporate purposes on an unsecured basis;
"Known Leakage" means the amount of any Leakage (ignoring for the purposes of this definition only, the exclusion of Known Leakage from the definition of Leakage) which the Seller is aware on or prior to Closing has occurred or arisen (or will occur or arise) to the extent that details and the amount of any such Leakage is set out in the Closing Payments Schedule or is otherwise agreed in writing between the Parties on or prior to the Closing Date (including the Disclosed Seller Transaction Costs and Disclosed Seller Transaction Bonuses) and "Known Leakage Amount" shall be construed as the aggregate amount of all such Leakage;
"Leakage" means any of the matters described in Part A of Schedule 8 (Leakage) that has occurred after the Locked Box Date up to (and including) Closing (but excluding, (except for the purposes of the definition of Known Leakage), Permitted Leakage and Known Leakage);

"Leakage Claim" means any claim under clause 6.1 of this Agreement;
"Leakage Dispute" has the meaning given to it in clause 6.5;
"Leakage Expert" has the meaning given to it in clause 6.5(A);
"Letters of Authority" means the following letters of authority, each dated 8 March 2024:
(a)the letter of authority from Thorney Bay Park Limited to Park Holidays UK Limited in respect of the Thorney Bay PMA;
(b)the letter of authority from Old Kerrow Propco Limited to Park Holidays UK Limited in respect of the Old Kerrow PMA;
(c)the letter of authority from Stowford Propco Limited to Park Holidays UK Limited in respect of the Stowford PMA; and
(d)the letter of authority from Ocean One Hundred Limited to Park Holidays UK Limited in respect of the Vernon Dene PMA;
"Liability to Tax" means any (i) liability to make or suffer a payment of (or in respect of) Tax whether or not presently payable and whether or not satisfied at Closing and regardless of whether chargeable primarily against a Target Company or any other person and whether recovery is available from any other person; and (ii) any application, use, set-off of all or any part of any Buyer’s Relief where but for such application, use or setting-off a Target Company or a member of the Buyer’s Group would have been subject to a liability in respect of which the Buyer would have been entitled to make a claim under paragraph 2.1 of Schedule 16 (Specific Tax Covenant);
"Locked Box Accounts" means the unaudited aggregated balance sheet of the Target Group as at the Locked Box Date in the Agreed Form;
"Locked Box Date" means 31 December 2025;
"Long Stop Date" means the date falling six months after the date of this Agreement or, as the context shall require, such other date as is agreed in writing between the Parties;
"Losses" means, in respect of any matter, event or circumstance, any losses including all demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities plus any applicable value added tax (including all interest, penalties and, to the extent reasonably and properly incurred, legal and other professional costs and expenses) arising or incurred in connection with such matter, event or circumstance;
"Management Accounts" means the monthly unaudited, consolidated management accounts of the Target Group, including the profit and loss account, and the monthly unaudited balance sheets included within the monthly trial balances for each of the monthly periods from the Accounts Date and ending on the Management Accounts Date in each case as located at reference 3.2 (Financial) in the Data Room;
"Management Accounts Date" means 30 April 2026;
"Material Contracts" means the contracts located at reference 6.3.1 (Legal) of the Data Room;

"Material Employee" means any Employee who has a role as an executive or who otherwise occupies a position within the Target Group’s senior management team or senior leadership team (or any functionally equivalent role) whose base salary is in excess of £150,000 per annum, and any Employee who is a director or other officer of any Target Company;
"Material Supplier" means each of the suppliers which are party to the Material Contracts; "Monthly Reporting Information" means the information set out in Schedule 15; "Non-Party Affiliate" has the meaning given to it in clause 24.19;
"OFAC" has the meaning given to it in paragraph 11 of Schedule 11 (Buyer Warranties);
"Outgoing Directors" means the directors of the Target Companies who will resign pursuant to paragraph 1(D)(2) of Schedule 7 (Closing);
"Parties" means the parties to this Agreement and "Party" means either of them;
"Pension Scheme" means the workplace pension scheme operated by The People's Pension;
"Permit" means an authorisation, certificate, approval, permit, licence, registration or consent issued by a Governmental Entity;
"Permitted Debt Repayment" has the meaning given to it in clause 8.2; "Permitted Debt Repayment Amount" means an amount equal to the lower of:
(a)the Additional Consideration Amount; and
(b)the Free Cash Amount;
"Permitted Leakage" means (without double-counting) any payments, transactions and/or amounts set forth in Part B of Schedule 8 (Leakage);
"PHUK MSA" means the management services agreement dated 7 December 2023 between SCI Bidco Limited and Park Holidays UK Limited in respect of the appointment of the non-executive directors of SCI Bidco Limited;
"Pillar 2" means (i) the OECD/G20 agreed ‘Pillar Two’ framework in relation to minimum taxation for large multinational groups, and/or (ii) any related minimum tax (including any multinational top-up tax, domestic top-up tax and/or any tax implementing an undertaxed profits rule) that is included in the domestic law of a jurisdiction, in each case as implemented by the UK or other jurisdiction (an "Implementing Jurisdiction");
"Pitch Warranty" means the warranty set out in paragraph 16 (Pitches, Site Licences and Planning Permitted) of Part B of Schedule 4 (The Warranties);
“Pitch Warranty Claim” means any Claim in respect of the Pitch Warranty;
"PMAs" means the following property management agreements, each dated 11 March 2024 and made between (1) Park Holidays UK Limited as manager, (2) the Seller and (3) the relevant owner:

(a)the property management agreement with Thorney Bay Park Limited as owner in respect of Thorney Bay Caravan Park, Thorney Bay Road, Canvey Island (the "Thorney Bay PMA");
(b)the property management agreement with Old Kerrow Propco Limited as owner in respect of Old Kerrow Farm Holiday Park, Stenalees, St Austell (the "Old Kerrow PMA");
(c)the property management agreement with Stowford Propco Limited as owner in respect of Stowford Farm Meadows, Combe Martin, Ilfracombe (the "Stowford PMA"); and
(d)the property management agreement with Ocean One Hundred Limited as owner in respect of Vernon Dene, North Ripley, Bransgore, Christchurch (the "Vernon Dene PMA");
"Properties" means the properties referred to in Schedule 9 (The Properties) and "Property" means any of them;
"Property Charge" means the charge dated 30 June 2023 between Park Holidays UK Limited (as chargor) and the Seller (as lender), pursuant to which Park Holidays UK Limited granted a first fixed legal mortgage over its freehold and leasehold interests as listed in Schedule 2 to the Property Charge, together with fixed charges over tangible moveable property, rents, insurance proceeds and related rights, to secure all present and future liabilities and obligations of Park Holidays UK Limited under the Seller Loan Agreements;
"Release Documents" means the documents in the Agreed Form required to release and discharge all security in relation to the facilities provided under the Seller Loan Agreements and all security granted by the Target Companies in connection with the Sun Secured Liabilities (including, for the avoidance of doubt, the Sun Charge and the Property Charge);
“Relevant Award” means any (i) award of shares or securities in any member of the Seller’s Group (including an award of restricted shares or securities in any member of the Seller’s Group) granted under a Share Plan, or (ii) any entitlement to a cash amount awarded by the Seller’s Group upon or related to the lapse or forfeiture of any award mentioned in (i) and, in either case, where such award or entitlement is held on Closing by an employee, director or officer employed or engaged (or formerly employed or engaged) by any Target Company;
"Relief" has the meaning given to it in the Tax Covenant;
"Sanctions" means all economic or financial sanctions, restrictive measures, sectoral restrictions and services prohibitions, trade embargoes or export control laws administered or enforced from time to time by the United States, the United Nations Security Council, the European Union (or any member state), the United Kingdom, Jersey or the respective governmental institutions of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and His Majesty's Treasury;
"Seller Account" means the following bank account: Bank: Citibank N.A. London; Account No.: 0014338529; Swift Code: CITIGB2L; IBAN GB61CITI18500814338529 ; Branch Code: 600 or such other bank account as notified by the Seller to the Buyer in writing;
"Seller Group Policies" has the meaning given in clause 15;

"Seller's Counsel" means Jones Day of 21 Tudor Street, London EC4Y 0DJ;
"Seller's Group" means the Seller and its Affiliates from time to time other than the Target Companies and the expression "member of the Seller's Group" shall be construed accordingly;
"Seller Loan Agreements" means the following intra-group loan agreements (each as amended, assigned and/or novated from time to time):
(a)the £145,302,025 facility agreement dated 8 April 2022 originally between (1) SCI Bidco Limited (as borrower) and (2) Sun Communities Operating Limited Partnership (as lender);
(b)the £180,296,130 facility agreement dated 8 April 2022 originally between (1) SCI Bidco Limited (as borrower) and (2) Sun Communities Operating Limited Partnership (as lender);
(c)the £112,000,000 facility agreement dated 2 November 2022 originally between (1) SCI SG Bidco Limited (as borrower) and (2) Sun Communities, Inc. (as lender); and
(d)the £500,000,000 revolving credit agreement dated 8 June 2022 originally between (1) Park Holidays UK Limited (as borrower) and (2) Sun Communities, Inc. (as lender);
"Seller Related Parties" means, (i) each Sub-Seller, (ii) any Affiliate of the Seller and/or each Sub-Seller (excluding, in any such case, the Target Group) and (iii) the general partner of the Seller and any other unit trust, investment trust, partnership, portfolio company or portfolio investment also managed or advised by such general partner or any of its Affiliates and the expression "Seller Related Party" shall be construed accordingly;
"Seller Transaction Bonuses" means:
(a)the gross amount of the transaction bonuses or other emoluments owing from any Target Company to directors, employees, consultants or officers of the Target Group arising as a result of or in connection with Closing and any associated employer national insurance contributions (or equivalent in any jurisdiction where applicable) or other payroll Taxes (to the extent these are the employer's liability) thereon; and
(b)(without duplication to (a) above) any employer national insurance contributions (or equivalent in any jurisdiction where applicable) or other payroll Taxes (to the extent these are the employer's liability) payable on the settlement of a Relevant Award in connection with Closing;
in each case to the extent (i) incurred or agreed to be paid by any member of the Target Group on or prior to Closing, and (ii) paid or payable by any member of the Target Group after the Locked Box Date;
"Seller Transaction Costs" means any professional fees, expenses (including disbursements) or other costs in each case including any Irrecoverable VAT and any Tax payable thereon, incurred or agreed to be paid by any member of the Target Group since the Locked Box Date in each case in connection with the preparation, negotiation or consummation of the Transaction (including the Capitalisation and the Vendor Diligence Reports), in each case to the extent (i) incurred or agreed to be paid by any member of the Target Group on or prior to Closing, and (ii) paid or payable by any member of the Target Group after the Locked Box Date;

"Shares" means:
(a)the Existing Shares; and
(b)subject to completion of the Capitalisation in accordance with the Capitalisation Documents, any further securities in SCI Bidco Limited that are issued pursuant thereto, and, in respect of the Seller and each Sub-Seller, the phrase "its Shares" shall mean those of the Shares which are legally and beneficially owned by such Seller or Sub-Seller (as applicable);
"Share Plan" means any plan or arrangement operated by any member of the Seller’s Group prior to Closing pursuant to which by an employee, director or officer employed or engaged (or formerly employed or engaged) by any Target Company, holds a Relevant Award;
“Signing Announcement” means the announcement in the Agreed Form to be made in respect of the signing of this Agreement;
"Site Licence" means a formal licence applicable to a Property granted by a local authority pursuant to the Caravan Sites and Control of Development Act 1960, authorising the use of the land as a caravan site;
"Specific Tax Claim" means a claim under the covenant given in paragraph 2.1 of Schedule 16 (Specific Tax Covenant);
"Storage Leases" means the following leases:
(a)Open storage land on the east side of Staddlethorpe Broad Lane, Gilberdyke, Brough dated 13 January 2026 and made between (1) Stoneferry Limited, (2) Park Holidays UK Limited and (3) J. R. Rix & Sons Limited; and
(b)Unit 3 Grange Way Business Park, Colchester, CO2 8HF dated 10 November 2023 and made between (1) Audio Visual Commodity Ltd and (2) Park Holidays UK Limited;
"Sub-Seller" means each person (other than the Seller) identified in Schedule 1 (The Seller and the Sub-Sellers), and "Sub-Sellers" means all of them;
"Sun Charge" means the security agreement dated 17 February 2023 between, amongst others, Time GB (SB) Limited, Pemican Limited and Thorney Bay Park Limited (as chargors) (the "Sun Chargors") and Sun Assignment II LLC (as security agent), pursuant to which each chargor granted fixed and floating charges over substantially all of its assets in favour of the security agent to secure all present and future liabilities and obligations under the Sun Secured Liabilities;
"Sun Secured Liabilities" means all present and future liabilities and obligations of the Sun Chargors (as defined in the Sun Charge) under the multi-tranche term loan facility agreement originally dated 3 December 2021 (as amended and restated from time to time) between, amongst others, the Sun Chargors and Sun Assignment II LLC (as security agent);
"Subrogation Waiver" has the meaning given to it in clause 12.1(A)(1);
"Subsidiaries" means the entities of which brief particulars are set out in Schedule 3 (The Subsidiaries) and "Subsidiary" means any of them;

"Supplemental Disclosure Letter" has the meaning set out in clause 10.5;
"Surviving Provisions" means the provisions of clauses 1 (Interpretation), 18 (Announcements), 19 (Confidentiality), 20 (Notices), 21 (Entire Agreement), 22 (Appointment of Process Agents), 24 (General) and 25 (Governing Law);
"Target Companies" or "Target Group" means the Companies and the Subsidiaries, "Target Company" means any of them and the expression "relevant Target Company" shall be construed accordingly;
"Target Company Claim" has the meaning given to it in paragraph 24.1 of Part B of Schedule 4;
"Tax" or "Taxation" means all forms of taxation, dues, duties, imposts, levies, contributions (including national insurance and social security contributions and apprenticeship levy) and rates of the United Kingdom or any other jurisdiction whenever and wheresoever charged, imposed or deducted, or otherwise payable as a consequence of any direction or order of any Tax Authority, together with all interest, penalties and fines incidental or relating to or arising in connection with any and all such taxes, dues, duties, imposts, levies, contributions and rates, and "Taxes" shall be construed accordingly;
"Tax Assessment" means:
(a)any claim, assessment, demand, notice, return, letter, determination or other document issued or action taken in each case by or on behalf of any Tax Authority; or
(b)any return, computation, account, other document or self-assessment filed with or submitted to any Tax Authority, from which it appears reasonably likely that a valid Specific Tax Claim could be made by the Buyer;
"Tax Authority" means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to Taxation;
"Tax Warranties" means those warranties set out in paragraph 30 of Part B of Schedule 4;
"Tax Covenant" means the covenant set out in Schedule 5 (Tax Covenant);
"Third Party Rights Provisions" has the meaning given to it in clause 12.1(A)(2);
"TIOPA 2010" means the Taxation (International and Other Provisions) Act 2010;
"Title Insurer" means the underwriter(s) in respect of the Title Policy;
"Title Policy" means the title indemnity insurance policy in relation to Shares and the Properties to be entered into following the date of this Agreement between the Buyer and the Title Insurer in respect of the Transaction;
"Title Policy Costs" means the premium payable in respect of the Title Policy, any insurance premium Tax thereon and any professional fees, expenses or other costs in each case including any VAT paid or agreed to be paid or incurred or owing in connection with the preparation, negotiation or consummation of the Title Policy;

"Transaction" means the transaction contemplated by the Transaction Documents;
"Transaction Documents" means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter, the Capitalisation Documents, the TSA and any other document to be entered into in connection with the Transaction in the Agreed Form;
"TSA" means the transitional services agreement in the Agreed Form to be entered into between the Seller and the Buyer in connection with the provision of transitional services following Closing;
"VATA" means the Value Added Tax Act 1994;
"Vendor Diligence Reports" means each of the following reports in respect of the Target Group:
(A)the vendor due diligence legal report prepared by the Seller’s Counsel dated 1 April 2026;
(B)the financial due diligence report prepared by PricewaterhouseCoopers LLP dated 2 April 2026;
(C)the information technology and cybersecurity due diligence report prepared by PricewaterhouseCoopers LLP dated 2 April 2026;
(D)the tax due diligence report prepared by Deloitte LLP dated 6 April 2026;
(E)the commercial due diligence report prepared by CIL Management Consultants dated 17 February 2026;
(F)the asset book and valuation report relating to the Properties, prepared by Kroll Advisory Limited dated 31 December 2025; and
(G)the environmental due diligence report prepared by Ramboll UK Limited, dated 19 March 2026;
"Warranties" means the Fundamental Warranties and the General Warranties;
"W&I Insurance Policy" means the warranty and indemnity insurance policy to be entered into by no later than the date of this Agreement between the Buyer and the W&I Insurer in respect of the Transaction;
"W&I Insurance Policy Costs" means the premium payable in respect of the W&I Insurance Policy, any insurance premium Tax thereon and any professional fees, expenses or other costs in each case including any applicable VAT paid or agreed to be paid or incurred or owing to the W&I Insurer (or relevant broker) by the Buyer’s Group in connection with the placing of the W&I Insurance Policy; and
"W&I Insurer" means Ryan Transactional Risk.
1.2    In this Agreement, unless the context otherwise requires:
(A)    a reference to a "person" includes any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited partnership, limited liability partnership, limited liability limited partnership, works council or employee representative body (in each case whether or not having separate legal personality);
(B)a reference to this "Agreement" includes the Introduction and Schedules to it, which form part of this Agreement, references to clauses, the Introduction and Schedules are to clauses of and the Introduction and Schedules to this Agreement and references within a Schedule to paragraphs are to paragraphs of that Schedule;
(C)headings are inserted for convenience only and shall not affect the construction of this Agreement;
(D)words in the singular shall include the plural and vice versa;
(E)a reference to one gender includes all genders;
(F)references to times of the day are to London time unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight;
(G)references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which in that jurisdiction most nearly approximates to the English legal term in question;
(H)references to "£" or "sterling" or "GBP" are references to the lawful currency from time to time of the United Kingdom and Jersey;
(I)words and expressions defined in the Companies Act (as in force on the date of this Agreement) shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement;
(J)references to an "associate" or a "connected person" in relation to another person are references to a person who is an associate of or connected with the other person within the meaning of sections 448 or 1122 of the CTA 2010 or sections 993 or 994 of the Income Tax Act, as appropriate, as in force on the date of this Agreement;
(K)except where expressly provided to the contrary, references to statutory provisions and provisions contained in regulations or directives shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute, regulation or directive concerned;
(L)unless otherwise specifically provided in this Agreement, references to any monetary sum expressed in a sterling amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this Agreement;
(M)where it is necessary to determine whether a monetary limit or threshold set out in Schedule 6 (Limitations) has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than sterling, the value of each such claim shall be translated into sterling at the Exchange Rate on the date of receipt of written notification of the existence of such claim in accordance with Schedule 6 (Limitations);

(N)    any statement qualified by the expression "to the best of the Seller's knowledge" or "so far as the Seller is aware" or any similar expression shall mean, with respect to the Seller, the actual knowledge of the Seller having made reasonable enquiry of each of the following individuals in respect of the specified warranties listed below against such individual's name as at the time the relevant warranty is given (unless otherwise specified):
(1)[REDACTED] and [REDACTED] in respect of all Warranties;

(2)[REDACTED] - as of 1 May 2026, paragraphs 1 (Target Companies); 2 (Constitution and Statutory Books); 3 (Shares); 4 (Subsidiaries); 5 (Solvency); 13 (Material Contracts); 21 (Regulatory Matters); 23 (Compliance with Laws); and 24 (Litigation) (in each case) as set out in Part B of Schedule 4 Schedule 4Part B(Warranties) in the document named "Bobcat - Auction SPA" in the Data Room located at reference 1.3.1 of the Data Room;

(3)[REDACTED] - Part B of Schedule 4 (The Warranties) - paragraphs 6 (Accounts); 7 (Management Accounts); 8 (Locked Box Accounts); 9 (Business Since the Locked Box Date); 10 (Receivables); 11 (Financial Commitments and Borrowings); 29 (General) and 30 (Tax) of this Agreement;

(4)[REDACTED] - Part B of Schedule 4 (The Warranties) - paragraphs 27 (Employees, Consultants and Agents); and 28 (Pensions) of this Agreement;

(5)[REDACTED] - Part B of Schedule 4 (The Warranties) - paragraphs 18 (Intellectual Property); 19 (IT Systems); and 20 (Data Protection) of this Agreement;
(6)[REDACTED] - Part B of Schedule 4 (The Warranties) - paragraphs 18 (Intellectual Property); 19 (IT Systems); and 20 (Data Protection) of this Agreement;

(7)[REDACTED] - Part B of Schedule 4 (The Warranties) - paragraphs 15 (The Properties), 16 (Pitches, Site Licences and Planning Permitted), 17 (Site Licences) and 25 (Environmental) of this Agreement, and no other knowledge of any member of the Seller's Group or Target Group or any of its or their respective employees, officers, consultants, advisers or agents (whether actual or constructive) shall be imputed to the Seller for the purposes of this Agreement;
(O)    a reference to "includes" or "including" shall be construed as meaning "includes without limitation" or "including without limitation" (as the case may be);
(P)    "to the extent that" shall mean "to the degree that" or "so far as" and not solely "if", and similar expressions shall be construed in the same way;
(Q)    general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;
(R)    if a period of time is specified and dates from a given day or the day of an act or event, such period shall be calculated exclusive of that day;
(S)    references to "writing" or "written" include any modes of reproducing words in a legible and non-transitory form including words stored in or displayed on any electronic device, including a computer, tablet, telephone or other communication device;
(T)where there is any inconsistency between a defined term in clause 1.1 and a defined term set out in any other clause of or Schedule to this Agreement then, for the purposes of such clause or Schedule, the definition set out in such clause or Schedule shall prevail;
(U)save where used in clause 7.4, where the Seller (whether for itself and/or as agent for and on behalf of any Sub-Seller) is obliged pursuant to this Agreement to procure or cause that any Sub-Seller or member of the Target Group takes or refrains from taking any action, the Seller shall be deemed to have complied with (and shall not be in breach of) that obligation if the Seller has taken all reasonable and lawful steps within its power in its capacity as a direct or indirect shareholder to ensure that such Sub-Seller or member of the Target Group takes or refrains from taking such action, which shall include: (i) exercising its voting rights as a direct or indirect shareholder of the Sub-Seller or relevant member of the Target Group in favour of taking or refraining to take such action; (ii) directing any director or officer or other person with managerial powers appointed by it or any of its Affiliates to exercise such person’s rights and privileges (so far as such person is lawfully able and subject to applicable fiduciary duties) to take or refrain from taking; and (iii) (if applicable) exercising its approval rights (or procuring the exercise of the approval rights of any Seller Related Party) through the Delegated Authority Framework in favour of the taking or refraining to take such action; and
(V)where a Target Company is incorporated in Jersey:
(1)a "composition", "compromise", "assignment" or "arrangement" with any creditor, "winding up", "liquidation", "administration", "dissolution", "insolvency event" or "insolvency" includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 (the "Companies Law"), any procedure or process referred to in Part 21 of the Companies Law and any other similar proceedings affecting the rights of creditors generally under Jersey law and shall be construed so as to include any equivalent or analogous proceedings;
(2)a "liquidator", "receiver", "administrative receiver", "administrator" or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies Law, or any other person performing the same function of each of the foregoing;
(3)"Security" or a "security interest" includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and
(4)any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any assets of such person (or the making of such declaration).

2.    CONDITIONS TO CLOSING
2.1    The provisions of clauses 3 (Sale and Purchase), 4 (Consideration), 6 (Leakage), 7.12 (Closing) and 14 (Protective Covenants) are conditional upon the following condition being satisfied (or being satisfied subject only to Closing) or waived in writing in accordance with clause 2.6 on or before 5.00 p.m. on the Long Stop Date:
(A)the FCA granting unconditional approval in accordance with section 189(4)(a) of FSMA;
(B)the FCA granting approval subject to conditions (which are satisfactory to the Buyer acting reasonably) in accordance with section 189(7) of FSMA, with such conditions having been satisfied; or
(C)the FCA being deemed to have granted approval in accordance with section 189(6) of FSMA, to the Buyer and to any other person who (on Closing) would be acquiring or increasing control in Park Holidays UK Limited, as such terms are defined in FSMA and the FSMA (Controllers) (Exemption) Order 2009 (the "Condition").
2.2    The Buyer shall use all reasonable endeavours to fulfil or procure fulfilment of the Condition as soon as reasonably practicable and in any event prior to the Long Stop Date, including, but not limited to, the Buyer or (with effect from Closing) any member of the Target Group complying, or, if relevant, agreeing to comply, with any conditions imposed by the FCA in connection with granting the approval described in clause 2.1 (where the conditions are satisfactory to the Buyer acting reasonably) in accordance with clause 2.1(B).
2.3    In relation to the Condition:
(A)    without prejudice to its obligations under clause 2.2, the Buyer undertakes:
(1)to submit the required filing to the FCA promptly following the date of the Agreement and in any event, within ten Business Days of the date of this Agreement. All the Buyer's costs and expenses in relation to such filings shall be borne by the Buyer;
(2)to use all reasonable endeavours to avoid any declaration of incompleteness by the FCA or any other suspension of the time periods or clearance;
(3)to take such reasonable steps as are necessary to secure the satisfaction of the Condition as soon as possible (including but not limited to the obligations and undertakings pursuant to clause 2.2);
(4)to provide the Seller with a reasonable opportunity to provide comments on drafts of any filings or other material documentation prior to their submission to the FCA (it being acknowledged and agreed that certain such drafts and/or documents may be redacted for personal or commercially sensitive information and/or shared on a confidential outside counsel to counsel basis only) and to take account of all such comments acting reasonably;
(5)to respond as soon as reasonably practicable to all inquiries received from the FCA for additional information or documentation and to supplement such filings as requested by the FCA;

(6)to keep the Seller informed of all material contact with the FCA and, to the extent permitted by law, provide the Seller with copies of all relevant documentation in relation thereto (it being acknowledged and agreed that such documentation may be redacted for personal or commercially sensitive information);
(7)to notify the Seller in writing promptly and in any event within one Business Day after it becomes aware (i) of any matter which it believes will or is reasonably likely to prevent the Condition from being satisfied on or before the Long Stop Date and/or (ii) that the Condition has become incapable of satisfaction; and
(8)that it shall not, and shall procure that no member of the Buyer's Group shall, enter into any agreement or commitment, or announce any bid or intention to bid, to acquire any undertaking, business or assets, or engage in any intragroup reorganisation ("New Transaction") where such New Transaction may reasonably be expected to result in a material delay to satisfying the Condition (for these purposes, and for the avoidance of doubt, any delay beyond 5.00 p.m. on the Long Stop Date shall be deemed material); and
(B)    the Seller and the Buyer severally undertake, to the extent permitted by law, to disclose in writing to each other anything which will or is likely to prevent the Condition from being satisfied promptly after it comes to its notice.
2.4    The Seller shall (and shall use reasonable endeavours to procure that each member of the Seller’s Group and the Target Group) co-operate with the Buyer in connection with the satisfaction of the Condition pursuant to clause 2 and shall provide the Buyer promptly following demand with copies of any information within its possession or control and which is reasonably required for the purposes of satisfying the Condition, provided that:
(A)the Seller shall be entitled to redact any part of such information which is not reasonably required for such purpose or which is commercially sensitive or confidential;
(B)any such information shall remain subject to the provisions of clause 19 (Confidentiality) and the Buyer shall use all reasonable endeavours to procure that any person to whom it must disclose such information in connection with satisfaction of the Condition shall treat it as confidential; and
(C)no information shall be provided by the Seller if to do so would have the effect of waiving any applicable privilege in respect of such information.
2.5    The Seller shall (and shall procure that the Sub-Sellers shall) at their own cost, either directly or through their legal representative, provide the Buyer with a reasonable opportunity to comment on:
(A)draft copies of any material submissions made to the FCA; and
(B)draft responses to requests for information made by the FCA, in connection with the sale and purchase of the Shares as contemplated in this Agreement (including in relation to the disposition of control by the Seller and the Sub-Sellers in Park Holidays UK Limited) and in each case, take account of all such comments acting reasonably.

2.6    The Condition is included for the benefit of both Parties and may only be waived by written agreement of both Parties.
2.7    If by 5.00 p.m. on the Long Stop Date the Condition has not been satisfied or waived in writing in accordance with clause 2.6:
(A)this Agreement shall terminate and have no further force or effect and no Party shall have any liability in respect of it, except (i) as regards any prior breach and (ii) that this clause 2.7 and the Surviving Provisions shall continue in full force and effect; and
(B)the Buyer shall (and shall procure that each other member of the Buyer's Group shall) comply with its obligations under the Confidentiality Agreement, including in relation to the return or destruction of any information pursuant to the Confidentiality Agreement, and such termination shall constitute an instruction to the Buyer to destroy all Confidential Information (as defined in the Confidentiality Agreement) save for that which is entitled to be retained in accordance with and subject to the terms of the Confidentiality Agreement.
3.SALE AND PURCHASE
3.1    The Seller agrees, for itself and as agent for and on behalf of each Sub-Seller, to sell the Shares, and the Buyer agrees to purchase the Shares, on and subject to the terms of this Agreement. From Closing, all rights and advantages accruing to the Shares shall belong to the Buyer.
3.2    The Seller for itself and as agent for and on behalf of each Sub-Seller, hereby irrevocably waives any rights conferred on it under the relevant Company's articles of association (or otherwise) to have any of the Shares offered to it for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement together with any other rights of pre-emption, redemption, first refusal or other restriction on transfer of any kind it may have over any or all of its Shares.
3.3    Nothing in this Agreement shall oblige nor entitle the Buyer to buy any of the Shares or complete this Agreement, unless the sale and purchase of all of the Shares is completed at the same time.
4.CONSIDERATION
4.1    The aggregate purchase price payable by the Buyer for the Shares shall be an amount equal to the sum of:
(A)the Base Consideration Amount; plus
(B)the Buyer Additional Consideration Amount; less
(C)the Known Leakage Amount (if any),
(together, the "Consideration").
4.2    The Consideration shall be paid in full in cash on Closing in accordance with the provisions of paragraph 2(C) of Schedule 7 (Closing) to this Agreement.
4.3    The Base Consideration Amount shall be allocated between the Seller and the Sub-Sellers in accordance with Part A of Schedule 14 (Allocation of Consideration).

4.4    Without prejudice to clause 4.3, the Base Consideration Amount shall be allocated between the Shares in accordance with Part B of Schedule 14 (Allocation of Consideration).
4.5    The Buyer Additional Consideration Amount shall be allocated between the Shares in the same proportions as the Base Consideration Amount.
4.6    Payment of the Consideration in immediately available funds by electronic transfer to the Seller Account shall constitute an absolute discharge of the obligation of the Buyer in relation to the payment of the Consideration, and the Buyer shall not be concerned as to its application or allocation amongst the Seller and the Sub-Sellers.
4.7    Any payment made by the Seller (whether for itself and/or as agent for and on behalf of any Sub-Seller) in respect of any warranty, indemnity or covenant in this Agreement (including, for the avoidance of doubt, a Specific Tax Claim and under Schedule 12 (Employee Share Plans)) is, so far as permitted by law, to be treated as an adjustment to the Consideration in respect of:
(A)if the payment relates to any particular Shares or Companies (including their subsidiaries), the relevant Shares or the Shares in the relevant Companies on a pro rata basis; or
(B)if the relevant payment does not relate to any particular Shares or Companies (including their respective subsidiaries), all the Shares on a pro rata basis.
4.8    Any payment made by the Buyer to the Seller under this Agreement shall be made to the Seller either on its own behalf or as agent for and on behalf of the relevant Sub-Seller (as applicable).
5.    CLOSING PAYMENTS SCHEDULE
5.1    By no later than ten Business Days prior to the scheduled Closing Date (or deferred Closing Date where applicable pursuant to clause 8.5(A) or 8.6(A), in which case an updated Closing Payments Schedule shall be provided by the Seller to the Buyer no later than ten Business Days prior to the deferred Closing Date), the Seller shall provide the Buyer with a statement (the “Closing Payments Schedule”) which contains the following information:
(A)the Base Consideration Amount;
(B)calculations of each of the Additional Consideration Amount, the Buyer Additional Consideration Amount;
(C)the Seller’s good faith estimates of the Free Cash Amount and the Permitted Debt Repayment Amount;
(D)the Known Leakage Amount (if any), which shall, to the extent applicable, contain details regarding the nature, currency and recipient or beneficiary of such Known Leakage and, in the case of any Known Leakage that constitutes Disclosed Seller Transaction Bonuses or Disclosed Seller Transaction Costs, details regarding the identity of the payee and payee account and (where applicable) the amount of any Taxes payable thereon; and
(E)subject to clause 4.3, the allocation of the Consideration as between the Shares being sold by the Seller and the Sub-Sellers to the Buyer.

6.    LEAKAGE
6.1    Subject to Closing having occurred and to clauses 6.2 to 6.5, the Seller undertakes to pay, on its own behalf or as agent for and on behalf of the relevant Sub-Seller, to the Buyer (or, at its direction to the relevant member of the Target Group) an amount in cash equal to:
(A)the value or amount of any Leakage received by, or made for the benefit of, the Seller or any Seller Related Party, or where such Leakage is Seller Transaction Costs or Seller Transaction Bonuses, the amount actually incurred, agreed to be paid or paid by any of the Target Companies; less
(B)any actual cash Tax saving or refund realised or to be realised by a member of the Target Group in the accounting period in which the Leakage takes place or the next accounting period as a result of a Tax deduction or Relief available to any member of the Target Group in respect of such Leakage,
(such amount, in aggregate, the “Actual Leakage Amount”).
6.2    The Seller shall make payment pursuant to clause 6.1 within 10 Business Days of the liability for and quantum of the relevant amount calculated pursuant to clause 6.1 having been either (i) agreed in writing between the Seller and the Buyer or (ii) determined by the Leakage Expert in accordance with clause 6.5, but provided always that until such agreement or determination has been made, the Seller shall have no liability in respect of such amount.
6.3    For the avoidance of doubt and subject to Closing having occurred, neither the Seller nor any Sub-Seller shall have any payment obligation under clause 6.1 in relation to (i) the Known Leakage Amount (such payment obligation having been fully and finally discharged by virtue of that Known Leakage Amount having been already deducted from the Base Consideration Amount pursuant to clause 4.1) or (ii) any Permitted Leakage.
6.4    Notwithstanding anything to the contrary in this Agreement (other than clause 24.18):
(A)the Seller shall not be liable in respect of any Leakage Claim unless written notice of such Leakage Claim is given to the Seller (specifying, so far as then known, the nature and amount of the Leakage) as soon as reasonably possible upon the Buyer becoming aware of the same and in any event, on or before the date that is six months after the Closing Date. Following delivery of such written notice, the Buyer shall use reasonable endeavours to provide the Seller and its professional advisers (upon reasonable advanced notice) with copies, or reasonable access during working hours, subject to confidentiality undertakings, to the relevant books, records and working papers of the Target Group and/or the Buyer’s Group as may be reasonably necessary for the Seller to assess the Leakage Claim;
(B)any such Leakage Claim that has been notified pursuant to and in accordance with clause 6.4(A) shall be deemed to be irrevocably withdrawn (and the Seller shall have no liability in respect of it) unless legal proceedings in respect of such Leakage Claim have been commenced by being issued within six months of such notification;
(C)the maximum aggregate liability of the Seller under any and all Leakage Claims shall not in any circumstances exceed the Actual Leakage Amount less any applicable amount pursuant to clause 6.4(D) below;
(D)the Seller shall not be liable under or in respect of a Leakage Claim to the extent that it arises, or the amount of such Leakage Claim is increased (and in such circumstances,

the Seller shall not be liable for that increased amount), as a result of any legislation not in force at the date of this Agreement, any change of, or change of interpretation of, any law, regulation or directive or applicable requirement of a Governmental Entity which takes effect retroactively, any change in the rates of Tax in force at the date of this Agreement or any change in accounting policy or the accounting reference date of any Target Company after the date of this Agreement;
(E)any Leakage falling within paragraph 12 of Part A of Schedule 8 (“Tax Leakage”) shall be deemed received by the person by whom the Leakage giving rise to that Tax Leakage is (or is deemed to have been) received or for whose benefit that Leakage is made. Any Tax Leakage shall be deemed to occur at the same time as the Leakage giving rise to that Tax Leakage;
(F)the Buyer shall only be entitled to recover once in respect of the same item of Leakage and shall have no other remedy for any Leakage except as set out in this clause 6;
(G)if an amount of Leakage is incurred in any currency other than GBP, such amount shall be converted into GBP using the Exchange Rate on the date that such Leakage arose, occurred or was incurred; and
(H)there shall be no double recovery under this clause 6 and pursuant to Schedule 12 in respect of limb (ii) of Seller Transaction Bonuses.
6.5    If the liability for and/or quantum of Leakage and/or the amount referred to in clause 6.1 notified in a Leakage Claim is not agreed in writing between the Buyer and the Seller pursuant to clause 6.2 within 20 Business Days of the Leakage Claim being notified to the Seller in accordance with clause 6.4(A) (a “Leakage Dispute”):
(A)such Leakage Dispute shall be referred to an independent expert appointed by written agreement between the Buyer and the Seller acting reasonably (who shall be a partner at a member of the Big Four with at least ten years’ experience of dealing with similar matters; or, if such firm is not willing to act, a partner at a member of another firm of accountants of international repute with at least ten years’ experience of dealing with similar matters) or, in the absence of such agreement as to the independent expert within fifteen (15) Business Days after the expiry of the period referred to in this clause 6.5, the independent expert shall be chosen by the ICC International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce on the written application by either the Buyer or the Seller (whichever applies first, with the other in copy) (the “Leakage Expert”) on the basis that the Leakage Expert is to make its determination regarding the Leakage Dispute and notify the Seller and the Buyer of its decision within 20 Business Days of receiving the reference or such longer reasonable period as the Leakage Expert may determine.
(B)in any referral to the Leakage Expert in accordance with clause 6.5(A):
(1)the Leakage Expert shall act as an expert and not as an arbitrator, and in the absence of fraud or manifest error, the decision of the Leakage Expert shall be final and binding on the Buyer and the Seller;
(2)neither the Buyer nor the Seller shall engage in any ex parte communication with the Leakage Expert in relation to the Leakage Dispute;

(3)the Leakage Expert’s terms of reference shall be limited to determining the liability for and/or quantum of Leakage as set out in the notice of the relevant Leakage Claim that is in dispute between the Seller and the Buyer and providing written details as to the Leakage Expert’s determination of the same (setting out all material calculations and explanations used in arriving at such determination);
(4)the Leakage Expert’s determination with respect to any Leakage Dispute shall not exceed the highest value assigned by the Buyer to such item in the notice of the relevant Leakage Claim and shall not be lower than the liability for or quantum of Leakage (if any) in respect of such Leakage Claim asserted by the Seller (it being understood that such liability or quantum asserted by the Seller may be zero but shall not be less than zero);
(5)except to the extent that the Buyer and the Seller agree otherwise in writing, the Leakage Expert shall determine its own procedure, but the procedure of the Leakage Expert shall give the Buyer and the Seller a reasonable opportunity to make written representations to the Leakage Expert, and require a party to the Leakage Dispute to supply to the other party a copy of any written representations at the same time as they are supplied to the Leakage Expert;
(6)the Leakage Expert’s costs shall be borne (i) by the Party whose proposed value assigned to the relevant Leakage Claim is furthest from the Leakage Expert’s determination; or (ii) failing the applicability of (i), as otherwise determined by the Leakage Expert; and
(7)the Buyer and the Seller shall cooperate with the Leakage Expert, and shall comply with all reasonable requests (including requests for information relating to a member of the Target Group) made by the Leakage Expert in connection with the carrying out of its duties.
6.6    If any Target Company obtains any Relief which arises as a result of the payment of the Disclosed Seller Transaction Bonuses and/or any other payment or incentives provided by Seller Related Parties in connection with the Transaction (a “CT Deduction”), the Buyer shall pay to the Seller an amount equal to the corporation tax actually saved by a Target Company as a result of such CT Deduction (the “CT Tax Saving”) within five Business Days of the date that the tax computations for the relevant accounting period have been filed with HMRC. The Buyer shall procure that, so far as permitted by law, the relevant Target Companies claim the CT Deduction in their corporation Tax returns for the accounting period current at Closing and shall not take any steps which are designed to prevent or delay the claim of the CT Deduction.
6.7    If any CT Tax Saving for which a payment has been made pursuant to clause 6.6 above is successfully challenged, in whole or in part, by HMRC and as a result of such challenge any Target Company becomes liable to make a payment, or increased payment, to HMRC, the Seller shall within 10 Business Days of written demand from the Buyer repay to the Buyer an amount equal to such payment or increased payment, provided that the repayment shall not exceed the sum actually paid by the Buyer to the Seller under clause 6.6.

7.    INTERIM PERIOD
7.1    Subject to clause 7.2, the Seller shall procure and shall ensure that each Sub-Seller shall procure (in each case, so far as it is lawfully able) that, during the Interim Period:
(A)each Target Company shall comply with the Interim Period Undertakings set out in Schedule 10 (Interim Period Undertakings);
(B)each Target Company shall carry on the Business as a going concern in the ordinary course of business as it is carried on as at the date of this Agreement; and
(C)no Encumbrance shall be created over any of the Shares.
7.2    Nothing in clause 7.1 or Schedule 10 (Interim Period Undertakings) shall operate in any way so as to restrict or prevent:
(A)    the performance of any obligation and/or the carrying out of any act or the undertaking of any matter in accordance with or as expressly contemplated by:
(1)the current annual budget of the Target Group (a copy of which is located at references 3.2.12.1 and 3.2.12.2 (Financial) of the Data Room) (the “Annual Budget”); or
(2)the Capex Forecasts,
(other than where such obligation, act or matter relates to any M&A activity, in which case it shall be subject to clause 7.1 and Schedule 10 (Interim Period Undertakings)),
(B)    the completion or performance of any obligations under the terms of any material agreement, contract, obligation or arrangement (in each case) which has been Disclosed, is on arm’s length terms and is binding on any member of the Target Group as at the date of this Agreement;
(C)    the performance or carrying out of any obligation, act or omission required or requested in writing by the Buyer (i) under or pursuant to this Agreement or any other Transaction Document (including, without limitation, the payment of any Permitted Leakage and/or any action that is required in connection with satisfaction of the Condition), and (ii) in connection with the Capitalisation, as expressly provided for in the Capitalisation Documents;
(D)    the taking of any action (or omission) for the purposes of complying with applicable laws, rules, regulations or directions (in each case) from any Governmental Entity, Tax Authority, supervisory body or securities exchange which has jurisdiction over any member of the Seller’s Group or Target Group, including the required payment of any Taxation;
(E)    any matter or action implemented or undertaken in good faith in an emergency or disaster situation with the intention of minimising any adverse effect of such situation (including for the purposes of minimising any imminent threat to the health, safety or welfare of any person) in relation to the Target Group (in which event the Seller shall, to the extent reasonably practicable and legally permissible consult with the Buyer before the Target Group takes any action, or if not reasonably practicable, promptly notify the Buyer thereafter);

(F)any matter undertaken at the written request or with the prior written approval or consent of the Buyer (such approval not to be unreasonably withheld or delayed or conditioned) and provided that the Buyer shall be deemed to have provided such consent if it has not notified the Seller in writing of its decision within ten Business Days of the Seller notifying the Buyer of the proposed action in accordance with clause 20 of this Agreement; or
(G)any action required for the purposes of integrating the business and assets of Kingfisher Caravan Park into the ordinary course business activities of the Target Group following the acquisition of the business and assets of Kingfisher Caravan Park by Park Holidays UK Limited (as buyer) pursuant to the terms of a business purchase agreement dated 23 March 2026.
7.3    Clause 7.1 shall not create any obligation on the part of the Seller or the Sub-Seller, or any right on the part of the Buyer, that would be contrary to any applicable law (including any competition laws).
7.4    The Seller and the Buyer agree that the Seller shall be deemed to have complied fully with its obligations in clause 7.1 to procure that action is taken or not taken by a Sub-Seller and/or member of the Target Group provided that it has: (i) (only to the extent the relevant matter is required to be so approved at a meeting of its shareholders as a matter of applicable law or under the constitution of the relevant Target Company) exercised all voting and other approval rights available to it; and (ii) issued a written instruction to all directors of the Companies, Bridge Leisure Topco Limited, SCI SG Bidco Limited and Park Holidays UK Limited within two Business Days from the date of this Agreement (a) containing an extract of the obligations set out in clause 7.1 and Schedule 10 (with any associated definitions), (b) directing each Target Company to comply with such clause and schedule, and (c) directing each Target Company to (x) inform all of its directors and senior employees of relevant members of the Target Group of such obligations, and (y) direct such persons to comply with obligations at all times between the period commencing on the date of this Agreement and ending on Closing, provided that if either the Buyer or the Seller becomes aware of a breach of clause 7.1 at any time prior to Closing then the Buyer and the Seller shall have a good faith discussion concerning whether it would be appropriate for the relevant member(s) of the Seller’s Group to take any consequential steps (including in relation to adjustments to any discretionary compensation arrangements in place in respect of Employees).
7.5    The Buyer and the Seller shall establish a joint implementation committee comprised of two representatives from each of the Seller and the Buyer, together with the CEO, CFO and COO of the Target Group (the “JIC”) no later than five Business Days following the date of this Agreement. The Seller and the Buyer shall appoint (and may remove) their respective representatives by notice in writing to the other.
7.6    The JIC shall meet on a fortnightly basis between the date of this Agreement and Closing to provide a forum to discuss:
(A)updates on material developments between the date of this Agreement and Closing concerning the Target Group, including in relation to any transactions required to be approved pursuant to clause 7.1;
(B)coordination of the process for, and status as regards obtaining, any change of control waivers in respect of any Material Contract that contains any provisions under which Closing would give rise to (a) a breach or default by any Target Company; or (b) a termination right that is exercisable by any counterparty to the relevant contract;

(C)coordination of the process for, and status as regards obtaining, a written confirmation from Lombard North Central Plc, Distribution Finance Capital Ltd and De Lage Landen Leasing Limited that the relevant Existing Stock Finance Agreements will continue to be made available to Park Holidays UK Limited and Park Leisure 2000 Limited (as applicable) following Closing (notwithstanding Closing);
(D)updates on the status of the Capitalisation and the satisfaction of the Condition; and
(E)updates on the progress of the actions to separate the Target Group from the Seller’s Group and the impact (if any) of the progress of the separation workstreams on the scope of the TSA.
7.7    The Seller shall procure that the Seller’s Counsel shall deliver to the Buyer’s Counsel on the date of this Agreement (the “Delivery Deadline”) the Certificates of Title in each case (i) in substantially the same form as the latest versions provided via the Data Room prior to the date of this Agreement (with no requirement to have been, and including a statement in the Agreed Form that they have not been, updated for facts, matters or circumstances arising in the period between the date of this Agreement and their delivery); (ii) dated no later than the date of this Agreement; and (iii) addressed to the Buyer and any of its Affiliates’ finance parties (including any bank or financial institution (and their respective nominees, agents and trustees)), in connection with directly or indirectly financing the acquisition of the Shares (including security trustees) (details of which (if any) must be provided by the Buyer no later than one Business Day prior to the Delivery Deadline). To the extent that the Buyer determines (acting in its sole discretion) that the Certificates of Title require updating in relation to any facts, matters or circumstances that have arisen since the date to which they were prepared, the Seller shall, and shall procure that each Target Company shall, provide the Buyer with all reasonable assistance as the Buyer may reasonably require (or determine is necessary) for the purposes of assisting the Buyer in updating the Certificates of Title (including, but not limited to, providing the Buyer and its professional advisers with access to books, records and information and promptly responding to any reasonable enquiries from the Buyer and its professional advisers for such purposes). If Closing does not occur, the Buyer shall, and shall use reasonable endeavours to, procure that each recipient of the Certificates of Title shall, promptly return or destroy all copies of the Certificates of Title and confirm such return or destruction in writing to the Seller’s Counsel.
7.8    From the date of this Agreement until Closing, the Seller shall procure that, in respect of each whole calendar month falling within this period, the Buyer is promptly (and in any event within ten Business Days of the end of the relevant calendar month) provided with: (i) the monthly unaudited consolidated management accounts of the Target Group for the relevant monthly period commencing from the date of this Agreement until Closing; and (ii) the Monthly Reporting Information set out in Schedule 15 (Monthly Reporting Information), provided that the Seller may make such redactions or amendments to this information as it considers necessary (acting in good faith) for the purposes of complying with applicable laws.
7.9    Notwithstanding the Capitalisation and paragraphs 1(A)(2) and 2(C) of Schedule 7, during the Interim Period, the Buyer and the Seller shall in good faith discuss and consider mutually viable and practicable alternative structures in relation to: (i) the repayment of amounts outstanding prior to Closing under the Seller Loan Agreements and (ii) any resulting implications for such repayment on the payment of the Consideration (but only insofar as this relates to amendments made to the Deloitte Steps Paper entitled "Project Bobcat – Strawman Paper" as regards the contemplated treatment of the Seller Loan Agreements) (such alternative structure an “Amended Pre-Closing Structure”).

7.10    If the Buyer and the Seller (acting reasonably) agree to an Amended Pre-Closing Structure pursuant to clause 7.9 above, they shall use reasonable endeavours to:
(A)comply with any requests from the W&I Insurer in relation to the Amended Pre-Closing Structure (such reasonable endeavours to include cooperating to provide such information and/or documentation as may be reasonably requested by the W&I Insurer and procuring that its professional advisers similarly provide such information and assistance as may be reasonably requested); and
(B)agree the terms of any additional documents that may be required to give effect to the Amended Pre-Closing Structure.
7.11    For the avoidance of doubt, neither the Buyer nor the Seller shall be obliged to pursue any Amended Pre-Closing Structure which (i) the W&I Insurer has not confirmed will be covered by the terms of the W&I Insurance Policy; or (ii) is (with each such Party acting reasonably) adverse to their commercial interests.
7.12    From the date of this Agreement until Closing, the Seller shall, so far as it is reasonably able to do so, provide, and procure that each Sub-Seller and each Target Company and (and in each case, their respective directors, officers, senior management employees and other representatives) shall provide, such reasonable assistance (at the Buyer’s sole cost) with the arrangement of the Buyer Group’s debt financing in connection with the Transaction as the Buyer may reasonably request, provided that nothing in this clause 7.12 shall require any such person to: (i) give any representations, warranties or indemnities or otherwise incur any liability in connection with such debt financing; (ii) grant any lien or encumbrance, provide any guarantee, letter of comfort, enter into any financing document as an issuer, borrower or other obligor, or deliver any legal opinions; (iii) prepare, update or deliver any financial statements (other than those already prepared in the ordinary course); or (iv) take any action that would materially interfere with the day‑to‑day operations of the Target Group or unduly burden its management.
8.    CLOSING
8.1    Closing shall take place at the offices of Jones Day of 21 Tudor Street, London EC4Y 0DJ (or as the Parties otherwise agree in writing) on the Closing Date.
8.2    On the Business Day immediately prior to the Closing Date, the Seller shall ensure that:
(A)Park Holidays UK Limited repays an amount equal to the Permitted Debt Repayment Amount (if any) that is owed to Sun Home Services, Inc. pursuant to the terms of the Seller Loan Agreements in accordance with the terms of such agreements (the "Permitted Debt Repayment") and in compliance with the terms of clause 8.3; and
(B)following the Permitted Debt Repayment, the Capitalisation is effected in accordance with the terms of the Capitalisation Documents and details of any additional Shares that are issued pursuant to the Capitalisation are provided to the Buyer in writing.
8.3    For the avoidance of doubt, the Permitted Debt Repayment shall be funded using the accrued cash reserves of the Target Group and no Target Company shall incur or commit to incur any indebtedness or other form of borrowing in order to finance or otherwise facilitate the Permitted Debt Repayment in whole or in part.

8.4    Closing shall take place in accordance with Schedule 7 (Closing) and each Party shall at Closing perform all of the obligations which the provisions of Schedule 7 (Closing) require it to perform.
8.5    If on the Closing Date the Buyer fails to comply with any of its obligations pursuant to paragraphs 2(B), 2(C), 2(D) or 2(E) of Schedule 7 (Closing) and Closing does not occur on the Closing Date, and in each case by notice in writing to the Buyer:
(A)the Seller may defer Closing to a date which is not less than 15 Business Days and not more than 25 Business Days following the scheduled Closing Date (and the provisions of this clause 8.5 shall apply to Closing as so deferred);
(B)the Seller may proceed to Closing on the Closing Date so far as practicable but without prejudice to its rights under this Agreement; or
(C)the Seller may, provided it has deferred Closing at least once pursuant to clause 8.5(A), terminate this Agreement on the relevant deferred Closing Date on which the Buyer fails to comply with any of its obligations pursuant to paragraphs 2(B), 2(C), 2(D) and 2(E) of Schedule 7 (Closing),
in each case in the absolute discretion of the Seller.
8.6    If on the Closing Date the Seller fails to comply with any of its obligations pursuant to paragraphs 1(A)(1) to 1(A)(6), 1(A)(9) to 1(A)(12) and 1(B) of Schedule 7 (Closing) and Closing does not occur on the Closing Date, and in each case by notice in writing to the Seller:
(A)the Buyer may defer Closing to a date which is not less than 15 Business Days and not more than 25 Business Days following the scheduled Closing Date (and the provisions of this clause 8.6 shall apply to Closing as so deferred);
(B)the Buyer may proceed to Closing on the Closing Date so far as practicable but without prejudice to its rights under this Agreement; or
(C)the Buyer may, provided it has deferred Closing at least once pursuant to clause 8.6(A), terminate this Agreement on the relevant deferred Closing Date on which the Seller fails to comply with any of its obligations pursuant to paragraphs 1(A)(1) to 1(A)(6), 1(A)(9) to 1(A)(12) and 1(B) of Schedule 7 (Closing),
in each case in the absolute discretion of the Buyer.
8.7    If this Agreement is terminated pursuant to clauses 8.5 or 8.6, it shall have no further force or effect and no Party shall have any liability in respect of it except as regards any prior breach and except that the Surviving Provisions shall continue in full force and effect after such termination.
8.8    The Tax Covenant shall come into full force and effect at Closing.
8.9    The provisions of Schedule 12 (Employee Share Plans) and Schedule 16 (Specific Tax Covenant) shall apply from Closing.
9.    NO RIGHT OF TERMINATION OR RESCISSION
9.1    Notwithstanding any breach of this Agreement or the provisions of any applicable laws or regulations, but save in the event of fraud or pursuant to clause 2.7(A) or clause 8.5(C) or 8.6(C)

the Buyer agrees that, following the date of this Agreement, it will have no right (including any right under common law) to terminate or rescind this Agreement and will not be entitled to treat the Seller as having repudiated this Agreement.
9.2    Save in respect of (i) a Leakage Claim (where the provisions of clause 6 shall apply), (ii) any claim under the Tax Covenant (subject always to the provisions of Schedule 6 (Limitations)), or (iii) any Specific Tax Claim and (iv) any claim pursuant to the indemnity in paragraph 6 of Schedule 12 (Employee Share Plans) the only remedy of the Buyer or any other member of the Buyer's Group for or in respect of any Claim will be for breach of contract and the Buyer, for itself and on behalf of each other member of the Buyer's Group, waives any other remedy that it might but for this clause 9.2 have in respect of any Claim (whether in tort or otherwise), including under the Misrepresentation Act 1967.
10.    SELLER WARRANTIES
10.1    The Seller warrants to the Buyer that, so far as the Seller is aware, each of the Warranties is true and accurate as at:
(A)the date of this Agreement; and
(B)immediately before Closing by reference to the then existing facts and circumstances (and for the purposes of this clause 10.1(B) where there is an express or implied reference in a Warranty to the "date of this Agreement", such reference shall be construed as a reference to the time immediately before Closing).
10.2    The Warranties (other than the Fundamental Warranties) are given subject to those matters Disclosed. The Fundamental Warranties shall not be qualified by any matter which has been Disclosed.
10.3    Each of the Warranties is given independently from and shall not be limited by reference to any other Warranty nor anything else contained in the Transaction Documents, save as expressly provided otherwise.
10.4    The only Warranties which are given in respect of Tax are the Warranties in paragraph 30 (Tax) in Part B of Schedule 4 (General Warranties) and, where a Target Company is incorporated in Jersey, the Warranties in paragraphs 22.7, 22.9, 22.10 and 22.11 (Jersey Matters) in Part B of Schedule 4, and no other Warranties shall relate to Tax.
10.5    The Seller may by no later than three Business Days before Closing deliver to the Buyer a supplemental disclosure letter in substantially the same form as the Disclosure Letter (the
"Supplemental Disclosure Letter") disclosing matters, events or circumstances which:
(A)relate to the Warranties given as at immediately before Closing pursuant to clause 10.1(B); and
(B)occurred or arose after the date of this Agreement,
provided always that no matters, events or circumstances Disclosed in the Supplemental Disclosure Letter that were not also Disclosed in the Disclosure Letter shall limit any claim of the Buyer in respect of the Warranties given on the date of this Agreement.
10.6    Subject to clause 24.18, the Buyer (for itself, each member of the Buyer's Group and, with effect from Closing, the Target Group) hereby unconditionally and irrevocably waives, releases and discharges, and shall procure that each Target Company unconditionally and irrevocably waives, releases and discharges, to the maximum extent permitted by law and except in the case of fraud, all rights, claims and causes of action (whether or not known as at the date of this Agreement) which it has or may have against any of the Outgoing Directors arising out of or in connection with:
(A)any misrepresentation, inaccuracy or omission in or from any information or advice given by such person in connection with the Disclosure Letter or the Supplemental Disclosure Letter and/or for the purpose of assuming any of the obligations assumed or to be assumed by it under or pursuant to any of the Transaction Documents; and
(B)their appointment or engagement with any Target Company,
and the Buyer shall procure that no Target Company shall bring any such claim against the Outgoing Directors (or any of them).
10.7    The Buyer acknowledges that in entering into this Agreement it has not relied on, and has not been induced to enter into this Agreement on the basis of, any warranties, representations or other statements whatsoever, other than those expressly set out in this Agreement.
11.BUYER WARRANTIES
11.1    The Buyer warrants to the Seller that each of the warranties set out in Schedule 11 (Buyer Warranties) is true and accurate as at the date of this Agreement.
11.2    The warranties given by the Buyer pursuant to clause 11.1 shall be deemed repeated immediately before Closing by reference to the then existing facts and circumstances. For this purpose only, where there is an express or implied reference in clause 11.1 to the "date of this Agreement", such reference is to be construed as a reference to the time immediately before Closing.
12.WARRANTY & INDEMNITY AND TITLE INSURANCE
12.1    The Buyer covenants to the Seller that:
(A)    the W&I Insurance Policy contains (and the Title Policy shall contain):
(1)an express waiver of any rights of subrogation against the Seller (except in the case of fraud or fraudulent misrepresentation by the Seller)“(the "Subrogation Waiver");
(2)provisions expressly entitling the Seller to enforce the Subrogation Waiver directly against the relevant insurer without the permission or consent of the Buyer“(the "Third Party Rights Provisions"); and
(3)no other provisions that could have the effect of qualifying or voiding the Subrogation Waiver or the Third Party Rights Provisions;
(B)    a true and accurate copy of the Subrogation Waiver and the Third Party Rights Provisions under (i) the W&I Insurance Policy has been provided to the Seller (or to the Seller's Counsel on behalf of the Seller) on or prior to the date of this Agreement; and (ii) the Title Policy shall be provided to the Seller (or to the Seller's Counsel on behalf of the Seller) within one (1) Business Day following the date of inception of the Title Policy; and

(C)    it shall not amend, vary or waive the Subrogation Waiver or the Third Party Rights Provisions or do anything that could have the effect of amending, varying or waiving the Subrogation Waiver or the Third Party Rights Provisions without the prior written approval of the Seller.
12.2    Notwithstanding anything to the contrary in this Agreement but subject to clause 24.18 and Schedule 6 (Limitations), the Buyer acknowledges and agrees, and covenants with the Seller, that:
(A)the sole recourse, remedy and right of recovery available to the Buyer for a breach of the Warranties (other than in respect of any Pitch Warranty Claim or Excluded Title Losses) or pursuant to paragraph 2 of Schedule 5 (the Tax Covenant) shall, except to the extent of £1.00, be an insurance claim against the W&I Insurer pursuant to the W&I Insurance Policy or a claim against the Title Insurer pursuant to the Title Policy, and that no right of rescission or termination of this Agreement shall be available by reason of any breach of the Warranties, a claim under the Tax Covenant or for any other reason;
(B)it will not be entitled to make, and will not make, any claim against the Seller for a breach of the Warranties (other than in respect of any Pitch Warranty Claim or Excluded Title Losses) or pursuant to paragraph 2 of Schedule 5 (the Tax Covenant) except to the extent of £1.00 in aggregate;
(C)the absence of recourse, remedy or right of recovery for the Buyer under the W&I Insurance Policy or the Title Policy in respect of any claim for a breach of the Warranties (other than in respect of any Pitch Warranty Claim or Excluded Title Losses) or pursuant to paragraph 2 of Schedule 5 (the Tax Covenant) (including, without limitation, as the result of any limitation, exclusion, deduction or derogation under, or any invalidity or illegality of, the W&I Insurance Policy or the Title Policy (as applicable)) and/or any inability of the Buyer to obtain any remedy in respect of a claim under the W&I Insurance Policy or the Title Policy (as applicable) for any reason whatsoever (including, without limitation, any winding up, bankruptcy or other insolvency proceedings affecting the W&I Insurer or the Title Insurer (as applicable), any failure of the W&I Insurer or the Title Insurer (as applicable) to perform its obligations under the W&I Insurance Policy or the Title Policy (as applicable) or any deductible, threshold or other financial limitation applying to the W&I Insurance Policy or the Title Policy (as applicable) shall not affect or increase the liability of the Seller under this Agreement;
(D)the Buyer shall comply with the terms of the W&I Insurance Policy and (from the date of inception of the Title Policy), the Title Policy and shall not novate or otherwise assign its rights thereunder or do anything or omit to do anything that causes or could be reasonably likely to cause any right under the W&I Insurance Policy or (from the date of inception of the Title Policy) the Title Policy to lapse or otherwise not have full force or effect;
(E)the Buyer shall bear any retention or deductible amount that may be deducted under the terms of the W&I Insurance Policy or the Title Policy (as applicable) from any losses or damages that would otherwise be compensable under this Agreement, and neither the Buyer nor any other person shall be entitled to make any claims against the Seller regarding such amount of retention or deductible under the W&I Insurance Policy or the Title Policy (as applicable); and

(F)    the provisions of Schedule 6 (Limitations), including the £1.00 cap contained in paragraph 4 thereof, shall apply (subject to the terms thereof) notwithstanding any subsequent non-payment under the W&I Insurance Policy or the Title Policy (as applicable) in accordance with the terms thereof or insolvency of the underwriters of the W&I Insurance Policy or the Title Policy (as applicable) or any vitiation, expiry or termination of the W&I Insurance Policy or the Title Policy (as applicable) for any other reason whatsoever, or if the W&I Insurance Policy or the Title Policy (as applicable) is not otherwise effective or has not come into force.
12.3    Following the date of this Agreement: (i) the Buyer shall use reasonable endeavours to procure that the Title Policy is incepted as soon as reasonably practicable; and that the coverage under the W&I Insurance Policy relating to the Pitch Warranty is improved so that the Pitch Warranty is covered on the terms set out in this Agreement (the “Pitch Warranty Coverage Expansion”), (ii) the Buyer shall keep the Seller reasonably informed of all material developments in relation to the inception of the Title Policy and Pitch Warranty Coverage Expansion and promptly provide the Seller with any information reasonably requested by the Seller in relation thereto; and (iii) the Seller acknowledges and agrees, and covenants with the Buyer to provide the Buyer with all reasonable assistance as the Buyer, the Title Insurer and/or any title insurer may reasonably require (or determine is necessary) for the purposes of assisting the Buyer in obtaining the Title Policy and/or another title insurance policy (including, but not limited to, (a) complying with its obligations pursuant to clause 7.7; and (b) providing the Buyer, its professional advisers, the Title Insurer, and/or any title insurer with reasonable access on prior notice to books, records and information and promptly responding to any reasonable enquiries from the Buyer, its professional advisers, the Title Insurer, and/or any title insurer for such purposes).
13.LIMITATIONS
13.1    Subject to clause 24.18, the liability of the Seller for Claims and (to the extent provided therein) other claims under this Agreement and the other Transaction Documents shall be subject to the provisions of Schedule 6 (Limitations).
13.2    The Buyer shall not be liable for any Claim, unless the Seller gives written notice of such Claim to the Buyer in accordance with the provisions of Schedule 6 (Limitations) before the expiry of (i) in respect of any such Claim relating to Tax and/or any such Claim under or for breach of any of the warranties given by the Buyer pursuant to clause 11 (Buyer Warranties), the date falling 4 years following the Closing Date or (ii) in respect of any other Claim, the date falling 12 months following the Closing Date.
14.PROTECTIVE COVENANTS
14.1    Subject to clause 14.2, the Seller undertakes to the Buyer, the Buyer’s Group and each member of the Target Group that it shall not, and that it shall procure that each Sub-Seller and each other member of the Seller’s Group shall not, directly or indirectly:
(A)    at any time on or prior to the date falling on the second anniversary of Closing:
(1)engage or be interested in, any business in the United Kingdom which is carried on in competition with the Business;
(2)interfere or endeavour to interfere with the supply of goods or services, or the terms of supply of goods or services, to any Target Company within the United Kingdom, by any person who was within the year prior to Closing, a supplier to any Target Company; and/or

(3)    offer employment to, solicit the services of, or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any person to terminate their employment or engagement with the Target Group who is, immediately following Closing, a Material Employee.
14.2    Notwithstanding clause 14.1, nothing in this Agreement shall prevent, restrict or prohibit the Seller, any Sub-Seller or any of their Affiliates from:
(A)holding for investment purposes only not more than five per cent. of any class of the issued share or loan capital of any company quoted on a recognised investment exchange (as defined in FSMA); and
(B)any solicitation of any individual who of their own volition responds to any bona fide general advertisement, or by means of a search firm or employment agency (where such individual was not specifically targeted by any member of the Seller's Group, or at the direction of the Seller, Sub-Seller or any of their Affiliates), or responds to any unsolicited approach by any individual.
14.3    The provisions of this clause 14 (Protective Covenants) are entered into with the intention of assuring to the Buyer and each of its Affiliates and each Target Company the full benefit, value, goodwill and knowhow of the Target Companies and the Business and as a constituent part of the Agreement for the sale and purchase of the Shares and the consideration for them is included in the Consideration. Accordingly, the Seller agrees for itself and on behalf of each other member of the Seller’s Group that the restrictions in this clause 14 (Protective Covenants) are reasonable and necessary for the protection of the legitimate interests of the Buyer and do not operate harshly on the Seller or any other member of the Seller’s Group.
14.4    Each of the undertakings and covenants contained in clause 14.1 is and shall be a separate undertaking and covenant by the Seller and shall be capable of being severed without prejudice to the remaining provisions.
14.5    If any restrictions in this clause 14 (Protective Covenants) shall be found to be invalid or unenforceable but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.
15.    INSURANCE
In this clause 15:
"Cyber Policy" means the Cyber Liability insurance policy (policy number 106208123) issued by Travelers Casualty and Surety Co of America to Sun Communities, Inc., the Excess Cyber Liability insurance policy (policy number XMF2611185) issued by Freedom Specialty Insurance Company to Sun Communities, Inc., the Excess Cyber Liability insurance policy (policy number 1001213919261) issued by Starr Surplus Lines Insurance Company to Sun Communities, Inc.;
"D&O Tail Policy" means Arch Essential REIT D&O Policy (policy number REI1000009 05);
"Existing Claims" means any claims to the extent made by or on behalf of any member of the Seller’s Group in relation to the Target Group under any Seller Group Policy before Closing that remain outstanding at Closing;

"Seller Group Policies" means the Cyber Policy and the D&O Tail Policy.
15.1    The Parties agree that with effect from Closing:
(A)the Target Companies shall have the benefit of Existing Claims; and
(B)the Target Companies shall continue to have the benefit of claims under any Seller Group Policies (subject to the terms and conditions of each such policy), in relation to events, acts or omissions that occurred on or before Closing, provided that (i) written notice of any such claim is given to the Seller within 3 months of Closing in respect of the Cyber Policy and within 6 years of Closing in respect of the D&O Tail Policy, and (ii) such claim is made in accordance with the applicable terms and conditions of the relevant Seller Group Policy, and the Seller shall not (and shall use reasonable endeavours to procure that the Seller’s Group shall not) take any action to cancel any such policies which relate to the business of the Target Group with retrospective effect or take any action that would make any such policies void or voidable, provided that nothing in this clause 15.1(B) shall restrict or prevent the Seller's Group from making claims under any Seller Group Policy in respect of the Seller's Group's own interests.
15.2    For a period of within 3 months of Closing in respect of the Cyber Policy and within 6 years of Closing in respect of the D&O Tail Policy, the Seller shall (and shall use reasonable endeavours to procure that the Seller’s Group shall), provided that the Buyer shall indemnify the Seller and the relevant member of the Seller's Group in full on demand for any costs, fees and expenses reasonably and properly incurred by any member of the Seller's Group for the purposes of satisfying its obligations in this clause 15.2, provide to the Buyer’s Group (to the extent within its power and subject to applicable law) such reasonable assistance, information (including related insurance policy documents and schedules) and cooperation as may be reasonably required and/or requested in writing by the Buyer to inform whether the Buyer requests that the Seller shall pursue any Existing Claim or any new claim that any Target Company is entitled to benefit from in accordance with clause 15.1(B) under the Seller Group Policies.
15.3    The Seller shall (and shall procure that the Seller’s Group shall) pay to the Buyer or, at the Buyer’s direction, the relevant Target Company, as soon as practicable, but in any event within thirty Business Days of receipt, any monies received by the Seller’s Group under the Seller Group Policies in respect of any Existing Claim or any new claim that any Target Company has the benefit of in accordance with clause 15.1(B), provided that:
(A)where a claim relates exclusively to the business of the Target Group, the Seller shall pay the full amount recovered in respect of such claim; and
(B)where a claim relates to both the business of the Target Group and the business of the Seller’s Group, the Seller shall pay to the Buyer (or the relevant Target Company) only that proportion of the monies recovered which is reasonably attributable to the business of the Target Group, such proportion to be determined by the Parties acting reasonably and in good faith, and in each case, net of any Tax and any reasonable out-of-pocket expenses properly incurred by any member of the Seller’s Group in relation to such claim. For the avoidance of doubt, the relevant Target Company shall be responsible for meeting any applicable deductibles, excesses, retentions or similar amounts payable under the relevant Seller Group Policy in connection with any claim made on its behalf or for its benefit.
15.4    Other than as expressly provided in paragraph 26 (Insurance) of Part B of Schedule 4, the Seller gives no warranty or representation as to the adequacy, scope, terms or conditions of any Seller

Group Policy, or as to whether any claim made or to be made by any Target Company under any Seller Group Policy will be accepted or paid (whether in full or in part) by the relevant insurer. The Seller shall have no liability to the Buyer or any Target Company in respect of any failure by any insurer to accept or pay any such claim.
15.5    The Buyer shall not (and shall procure that no member of the Buyer's Group or any Target Company shall) do or omit to do anything which would or might prejudice or otherwise adversely affect the ability of any member of the Seller's Group to make or pursue any claim under any Seller Group Policy in respect of the Seller's Group's own interests, provided that (for the avoidance of doubt) the exercise by the Buyer or any Target Company of its respective rights as set out in this clause 15 shall not constitute a breach of this clause 15.5.
16.    FURTHER ASSURANCE
16.1    Each Party shall for no additional consideration or payment do, execute and deliver any such further acts, documents, deeds and things as the other from time to time reasonably require for the purposes of vesting in the Buyer the legal and beneficial ownership of the Shares.
16.2    From and after the Closing Date, and in the case of limbs (i) and (ii) until the expiry of seven years following the Closing Date, the Buyer will use reasonable endeavours to preserve and retain and (upon reasonable advanced notice) make or cause to be made available to the Seller (and any member of the Seller's Group), all books, records, information (including information stored in electronic form (subject to the terms of any contracts relating to the storage of such information)) and documents within the possession and control of each Target Company (and the reasonable assistance of the Buyer, its Employees or agents responsible for such books, records and documents), for the purposes of the Seller: (i) investigating, settling or preparing for the defence of any bona fide legal proceedings (provided that neither the Seller nor any member of the Seller’s Group shall be entitled to any information which is, or might reasonably be regarded as, privileged or where the provision of such information would result in any breach of applicable law, regulation or contractual obligation of confidentiality), (ii) preparing reports to direct or indirect shareholders or investors or as required by applicable law or regulation to be submitted to any Governmental Entity or (iii) preparing and delivering any accounting or other statement required for bona fide Tax, accounting or compliance purposes.
16.3    The Seller shall (and agrees to procure that any relevant member of the Seller’s Group shall) provide the Buyer and the Target Group with such assistance, books, records and information within the Seller's (or the relevant member of the Seller's Group's) possession or control as the Buyer (or its professional advisers) (acting in good faith) may reasonably require for the purposes of preparing, finalising and filing in accordance with applicable regulatory and/or statutory requirements: (i) the audited consolidated financial statements of Tiger Topco 1 Limited, (ii) the audited consolidated financial statements of Time GB (SB) Limited and (iii) the unaudited financial statements of Ocean One Hundred Limited (in each case) for the financial year ending 31 December 2025, provided that: (A) any such request shall be made on reasonable prior written notice and the Seller's (and the Seller's Group's) obligations under this clause shall be limited to providing such assistance during normal business hours and in a manner that does not unreasonably interfere with the business or operations of the Seller or any member of the Seller's Group; (B) the Seller shall not be required to provide any information or assistance to the extent that doing so would (i) breach any applicable law, regulation or contractual obligation of confidentiality, or (ii) waive or jeopardise any legal professional privilege; or (iii) require the disclosure of any commercially sensitive information in respect of the Seller’s Group; and (C) the Buyer's rights under this clause shall expire on the date falling 12 months after the Closing Date; and (D) the Buyer shall reimburse the Seller (and any relevant member of the Seller's Group) for all reasonable out-of-pocket costs and expenses (including reasonable third-party professional adviser costs) properly incurred in complying with its obligations under this clause.
16.4    The Buyer undertakes to the Seller that it shall not (and shall procure that no other member of the Buyer's Group shall) publicly make any negative statement or criticism in connection with the Transaction or the Seller’s ownership of the Target Group which would reasonably be expected to cause harm to the business reputation of any member of the Seller's Group, its respective businesses and/or its respective officers, managers, employees and/or directors, provided that nothing in this clause 16.4 shall prevent the Buyer or any member of the Buyer’s Group from (i) making any statement to the extent required by applicable law or any Governmental Entity or (ii) exercising any of its rights under this Agreement or any Transaction Document.
17.    ASSIGNMENT
17.1    Subject to clauses 17.2 and 17.4, the Buyer may assign or transfer any or all of its rights (but not its obligations) under this Agreement (or any other Transaction Document) to another member of the Buyer's Group for so long as that entity remains a member of the Buyer's Group, provided that the Buyer shall procure that any such entity assigns any rights assigned to it in accordance with this clause 17.1 back to the Buyer immediately before that entity ceases to be a member of the Buyer's Group. Except as provided in this clause 17.1 or clause 17.2, the Buyer shall not assign, transfer, charge or otherwise deal with any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, without the prior written consent of the Seller.
17.2    Notwithstanding clause 17.1, the Buyer may assign or charge all or any of its rights under the Transaction Documents, without the consent of any person, by way of security for the benefit of any person who provides debt facilities to any member of the Buyer’s Group (or any agent, security agent, trustee or nominee of any such person) in connection with any financing or refinancing (whether in whole or in part) of the acquisition of the Shares.
17.3    Subject to clause 17.4, the Seller may assign or transfer any or all of its rights (but not its obligations) under this Agreement (or any other Transaction Document) to another member of the Seller's Group for so long as that entity remains a member of the Seller's Group, provided that the Seller shall procure that any such entity assigns or transfers (as applicable) any such rights back to the Seller immediately before that entity ceases to be a member of the Seller's Group.
17.4    If there is an assignment or transfer of any of the Buyer's or the Seller's rights under this Agreement in accordance with clauses 17.1, 17.2 or 17.3:
(A)any such assignee or transferee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor or transferor would have been entitled and neither the Buyer nor the Seller, as applicable, shall have or be under any greater obligation or liability than if such assignment or transfer had never occurred;
(B)the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller) may discharge their obligations under this Agreement to the Seller or Buyer (as applicable) until they receive notice of the assignment or transfer; and
(C)the assignee or transferee may enforce this Agreement as if it were named in this Agreement as the Seller or the Buyer (as applicable), but the assignor or transferor shall remain liable for its obligations under this Agreement save that in the case of a novation agreed in writing by the Parties, the transferor shall be released from its obligations to the extent such obligations are assumed by the transferee.
17.5    This Agreement shall be binding on and benefit the successors and permitted assigns of the Parties.
18. ANNOUNCEMENTS
18.1    With the exception of the Announcements which shall be made on or around the date of this Agreement and the Closing Date (as applicable) (or on such other date as may be agreed by the Parties) and other than for statutory returns or matters required to be disclosed by a Party or its Affiliates by applicable law, regulation or by or to the FCA, any stock exchange, the Panel on Takeovers and Mergers or any other Governmental Entity, no Party or its Affiliates:
(A)shall make any press statement or other public announcement in connection with this Agreement or the other Transaction Documents without the prior written approval of the text of such statement or announcement by the other Party; and
(B)shall release any announcement or despatch any circular or other public document relating to any of the Transaction Documents unless and until the form and content of such announcement or circular or other public document have been submitted to, and agreed by, the other Party.
18.2    Nothing in clause 18.1 will prohibit a Party or its Affiliates from making any announcement or despatching any circular or other public document as required by applicable law, regulation or the rules of the FCA, any stock exchange, the Panel on Takeovers and Mergers or any Governmental Entity or from making an announcement to employees, customers or suppliers, in which cases the announcement shall only be released or the circular or other public document despatched after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to the content of such announcement or circular or other public document; provided, however, that no Party shall be required to consult with the other Party with respect to any such announcement, circular or other public document to the extent it comprises an update of the Announcement and, if its content is not substantively different from the content of the original Announcement.
19.    CONFIDENTIALITY
19.1    Subject to clause 19.3, each Party shall treat and procure that each of its Affiliates shall treat as strictly confidential all information received or obtained by it as a result of entering into or performing its obligations under this Agreement or any of the other Transaction Documents which relates to:
(A)the provisions or the subject matter of this Agreement or any of the other Transaction Documents or any document referred to in any of them; or
(B)the negotiations relating to this Agreement or any of the other Transaction Documents or any document referred to in any of them.
19.2    Following Closing, but subject to clause 19.3, the Seller shall treat and shall procure that each of its Affiliates shall treat as strictly confidential and not disclose, and not use for the purpose of directly competing with the Target Group, any material non-public and/or commercially sensitive information relating to the Target Group.

19.3    Notwithstanding clause 19.1 and 19.2, any Party or its Affiliates (in the case of clause 19.1) and the Seller and/or its Affiliates (in the case of clause 19.2) may disclose information which would otherwise be confidential under the provisions of clause 19.1 or 19.2 (as applicable) if and to the extent that:
(A)the information is contained in the Announcements or is already in the public domain (other than as a result of a breach by that Party of its obligations under this clause 19 (Confidentiality) or otherwise);
(B)the disclosure is required for the purposes of stamping, by the law of any relevant jurisdiction or for the purpose of any judicial proceedings or quasi-judicial proceedings;
(C)the disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in a Party;
(D)the disclosure is required by or for the purposes of any filing or registration with any Governmental Entity to which any Party is subject or submits, wherever situated or as required by applicable law or regulation or any recognised stock or securities exchange (including, without limitation, any Tax Authority, the FCA, the Land Registry, HMRC, the Charity Commission and/or the United States Securities and Exchange Commission) and whether or not the requirement for information has the force of law;
(E)the information is disclosed on a strictly confidential, need-to-know basis to the employees, professional advisers, auditors, lenders, insurers and rating agencies of such Party, in which case, notwithstanding such disclosure, the disclosing Party shall remain fully and completely liable to the other Party in accordance with the provisions of clause 19.1;
(F)in the case of the Buyer, the disclosure is made to any bank or financial institution (and their respective nominees, agents, trustees and professional advisers and auditors) who is actually or potentially providing financing or refinancing (whether in whole or in part) to the Buyer in connection with the acquisition of the Shares, provided in each case that such disclosure is made under obligations of confidence and only on a need-to-know basis to a bona fide financing source;
(G)the Seller has given its prior written approval to the disclosure (in the case of disclosure by the Buyer) or the Buyer has given such prior written approval (in the case of disclosure by the Seller), as the case may be; or
(H)it does so to an Affiliate of that Party (including any shareholder, general partner, limited partner, manager or investment adviser of the Seller, the Buyer or any of their Affiliates and any of their respective Affiliates) and/or to any director, officer or employee of such Party or its Affiliates, in which case, notwithstanding such disclosure, the disclosing Party shall remain fully and completely liable to the other Party in accordance with the provisions of clause 19.1, provided that any such information disclosed pursuant to clauses 19.3(A) or 19.3(C) will be disclosed only after notice to the other Party, unless such prior notification to the other Party is prohibited by law or regulation.

20.    NOTICES
20.1    Any notice to be given under this Agreement shall be in writing, in English, and shall be delivered by hand, by courier or by email:
(A)if to the Buyer to:
Panther Bidco Limited, 30 Broadwick St, London, United Kingdom, W1F 8JB
Email:    gmanfredi@aermont.com
Attention:    Giovanni Manfredi
With a copy to:    Gustaf Breitholtz (gbreitholtz@aermont.com), Federico Losa (flosa@aermont.com), Juan Ramon Manzanaro
(jrmanzanaro@aermont.com),    Victoria    Hills
(Victoria.Hills@macfarlanes.com) and Greg James (Greg.James@macfarlanes.com)
(B)if to the Seller to:
Sun Communities, Inc. 2777 Franklin Road, STE 300, Southfield, Michigan 48034, United States of America
Email:    aweiss2@suncommunities.com
Attention:    Aaron Weiss
With a copy to:    Vica Irani (virani@jonesday.com) and Hannah Luqmani (hluqmani@jonesday.com)
20.2    Any notice sent in accordance with this clause 20.1 shall be deemed to have been received:
(A)if sent by hand or by courier, at the time that its receipt is signed for, whether or not the person signing for such receipt has authority to do so; and
(B)if delivered by email, at the time the email is sent provided no notification is received by the sender that the email is undelivered or undeliverable.
21.    ENTIRE AGREEMENT
21.1    The Parties confirm that this Agreement together with the other Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreements, representations, negotiations or understandings, whether oral or in writing, between the Parties with respect to such subject matter.
21.2    The Buyer acknowledges and agrees (for itself and on behalf of each other member of the Buyer's Group) with the Seller (on its own behalf and on behalf of each member of the Seller's Group) that:
(A)    in entering into this Agreement and the Transaction Documents, it has not relied and is not relying upon any representation, statement, assurance, warranty or undertaking whether oral or written of any person (whether party to this Agreement or not) other than those expressly set out in this Agreement and/or the Transaction Documents;
(B)neither the Seller, nor any other member of the Seller's Group, nor any of its or their respective agents, directors, officers, employees or advisers, has given or made any representation or warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer on or prior to the date of this Agreement (other than in respect of any such statement that is expressly set out in Schedule 4 (Warranties) (if any)); and
(C)the Seller (on its own behalf and on behalf of each member of the Seller's Group) is entering into this Agreement in reliance upon the contractual promises made in this clause 21.2.
21.3    If and to the extent that any part of this clause 21 (Entire Agreement) should be held not to exclude reliance upon any representation, statement, assurance, warranty or undertaking whether oral or written of any person (whether party to this Agreement or not) other than those expressly set out in this Agreement and/or the Transaction Documents, the Buyer (for itself and on behalf of each other member of the Buyer's Group) unconditionally and irrevocably waives any claim or remedy which it or they have in relation to any such representation, statement, assurance or warranty.
21.4    This clause 21 (Entire Agreement) shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.
22.    APPOINTMENT OF PROCESS AGENTS
22.1    Each Party which is not incorporated in England and Wales shall ensure that there is at all times appointed an agent for service of process on it in England in relation to any matter arising out of this Agreement or any of the other Transaction Documents, and agrees that the process by which any proceedings are commenced in England pursuant to clause 25 (Governing Law) may be served on it by being delivered to that agent, service upon whom shall be deemed completed whether or not forwarded to or received by that Party and the appointing Party shall notify the other Parties of the name of such agent and their contact details.
22.2    The Seller hereby appoints Aztec Financial Services (UK) Ltd of Forum 4, Solent Business Park, Parkway South, Whiteley, Fareham, Hampshire, PO15 7AD as its agent for service of process pursuant to clause 25 (Governing Law).
22.3    Any Party which is not incorporated in England and Wales may from time to time appoint a new process agent to receive service of process in England pursuant to clause 25 (Governing Law).
22.4    Any Party which has made an appointment under this clause 22 (Appointment of Process Agents) shall inform the other Parties, in writing, of any change in the address of its process agent within 28 days.
22.5    If any process agent appointed by any Party pursuant to this clause 22 (Appointment of Process Agents) ceases to have an address in England or ceases to be effectively appointed, that Party irrevocably agrees to appoint a new process agent resident in England and to deliver to the other Parties within 14 days a copy of a written acceptance of appointment by its new process agent.

23.GROSSING UP
23.1    If any deductions or withholdings are required by law to be made from any of the sums payable by the Seller to the Buyer, or by the Buyer to the Seller under this Agreement (excluding (i) a payment of the Consideration (ii) any payment of interest, (iii) any payment pursuant to the Seller Loan Agreements (iv) any payment pursuant to clauses 6.6 or 6.7 and (v) any payments pursuant to paragraphs 8 or 9 of Schedule 12 (Employee Share Plans)), the payor shall be obliged to pay to the recipient such sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
23.2    If the Buyer or the Seller, when receiving a payment under this Agreement (excluding (i) a payment of the Consideration (ii) any payment of interest, (iii) any payment pursuant to the Seller Loan Agreements (iv) any payment pursuant to clauses 6.6 or 6.7 and (v) any payments
pursuant to paragraphs 8 or 9 of Schedule 12    (Employee Share Plans)), incurs a liability to
Tax (or would incur such a liability but for the availability of a Relief), the amount payable shall be increased by such amount as will ensure that, after payment of the liability to Tax, the recipient is left with a net sum equal to the sum it would have received had no such liability arisen.
23.3    If, following the payment of an additional amount under clause 23.1 or clause 23.2, the recipient subsequently obtains a saving, reduction or payment in respect of the Tax, deduction or withholding giving rise to such additional amount, the recipient shall pay to the payor such amount as the recipient determines (acting in good faith) will leave it in the same after-tax position as it would have been in had an increased payment not been required under clause 23.1 or clause 23.2.
23.4    No additional amount shall be paid pursuant to clause 23.1 or clause 23.2 to the extent such deduction, withholding or Tax arises or is increased as a result of the recipient not being Tax resident in the United Kingdom, or the recipient otherwise assigning its rights under this Agreement.
24.GENERAL
24.1    Subject only to any deemed amendment to, or severance of, any provision of this Agreement pursuant to clause 24.8, no amendment or variation of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by each of the Parties.
24.2    The obligations and liabilities of a Party shall not be prejudiced, released or affected by any time, forbearance, indulgence, release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this clause 24.2) would operate to prejudice, release or affect any such obligations except an express written release by all the Parties to whom the relevant obligations and liabilities are owed or due.
24.3    The Parties acknowledge and agree that the Seller is acting both on its own behalf and as agent for and on behalf of the Sub-Sellers. On and subject to the terms of this Agreement, the Parties also agree that the Seller commits to and shall, towards the Buyer, make any payment in respect of any breach of the provisions of this Agreement that would be required if the Seller was acting solely as principal in relation to the sale of the Shares and not also as agent for and on behalf of the Sub-Sellers.
24.4    Any liability of a Party or any of its Affiliates to the other Party or any of the other Party's Affiliates, and/or any right of the other Party under this Agreement, may, in whole or in part,

be released, compounded or compromised, or time or indulgence may be given in respect of it, without in any way prejudicing or affecting the other Party's rights against the first Party or any of its Affiliates in respect of any other liability under this Agreement.
24.5    Any release, delay or waiver by any Party in favour of another of any (or any part of any of) its rights under this Agreement shall only be binding if it is given in writing. Any binding release, delay or waiver shall:
(A)be confined to the specific circumstances in which it is given; and
(B)not affect any other enforcement of the same right or the enforcement of any other right by or against any of the Parties.
24.6    Subject to clause 24.18, effective from Closing, (i) the Buyer (for itself, each member of the Buyer’s Group and, with effect from Closing, the Target Group), fully and irrevocably releases and discharges the Seller and each member of the Seller’s Group (and their related parties) from all claims arising out of or relating to their relationship with or ownership of, any Target Company prior to Closing other than any liability arising under or in connection with any Transaction Document and any other arrangements that are intended to survive Closing; and (ii) the Seller (for itself, each member of the Seller’s Group and any Seller Related Party), fully and irrevocably releases and discharges each Target Company, and their respective directors, officers and employees, from all claims against any Target Company which exist at Closing, other than any liability or claim arising under or in connection with (i) any arrangements that are intended to survive Closing; and (ii) the Transaction Documents or other agreements entered into in connection with the Transaction.
24.7    This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until all the Parties have executed at least one counterpart. All the counterparts shall together constitute one and the same instrument and each counterpart shall constitute an original of this Agreement. Delivery of a counterpart of this Agreement by email or other electronic means shall be an effective form of delivery.
24.8    Without limitation to clause 14 (Protective Covenants), if any provision of this Agreement is void or unenforceable by reason of any provision of applicable law, such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable. If no such modification is possible, it shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect and, if necessary, be so amended as is necessary to give effect to the spirit of this Agreement so far as possible.
24.9    Save as expressly set out in this Agreement and without limitation to clause 23, every payment payable under this Agreement by, or on behalf of, any Party will be made in full without any set off or counterclaim however arising and will be free and clear of, and without deduction of or withholding for or on account of, any amount, save as required by law. The Buyer shall not be entitled to set off any amount or Claim or otherwise against the monies owed to the Seller, whether on Closing or at any time thereafter.
24.10    So far as it remains to be performed, this Agreement will continue in full force and effect after Closing.
24.11    If any sum due for payment under or in accordance with this Agreement is not paid on the Due Date, the Party in default shall pay Default Interest on that sum from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

24.12    Except where expressly provided to the contrary, the rights and remedies reserved to any Party under any provision of this Agreement or any of the other Transaction Documents are cumulative and not exclusive, and shall be in addition and without prejudice to any other rights or remedies available to such Party by statute, common law or otherwise.
24.13    In relation to the Contracts (Rights of Third Parties) Act 1999:
(A)where any term of this Agreement is expressed to be made in favour of or is capable of applying for the benefit of a member of the Seller's Group, the Buyer’s Group, the Target Group or any manager, director, employee or officer of a Target Company or any Non-Party Affiliate, such person shall be entitled to enforce that term in accordance with that Act but may not assign the benefit of their rights under it;
(B)save as described in clause 24.13(A), the Parties do not intend that any term of this Agreement is enforceable under that Act by a person who is not a Party; and
(C)the consent of any person who is not a Party shall not be required for the amendment or variation of this Agreement.
24.14    The receipt by any Party of any amount due to any other Party's Affiliates under this Agreement and any of the other Transaction Documents shall be a valid discharge to the Party making the payment which shall not be required to enquire into the application of that payment by the Party receiving it.
24.15    Subject to clause 24.16 and save in respect of:
(A)the W&I Insurance Policy Costs, the Title Policy Costs for which the Buyer shall be solely responsible; and
(B)the Capital Allowances Insurance Policy Costs, for which the Seller (or the relevant Sub-Seller) shall be solely responsible, regardless of whether such policy is taken out by the Seller, the relevant Sub-Seller or any Target Company;
each Party shall pay its own costs and expenses in connection with the preparation and carrying into effect of this Agreement and the other Transaction Documents.
24.16    The Buyer shall bear the cost of all stamp duty, notarial fees and all registration and similar transfer Taxes and duties or their equivalents in all jurisdictions where such fees, Taxes and duties arise on or as a result of the transfer of the Shares pursuant to this Agreement. The Buyer shall be responsible for arranging the payment of such stamp duty, notarial fees and all other such fees, Taxes and duties, including, where the Buyer is legally required to do so, fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment and shall do so promptly where required.
24.17    Each Party acknowledges, after due and careful consideration, that:
(A)it is not entering into any of the Transaction Documents in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of FSMA) made by any other Party or such other Party's professional advisers;
(B)except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigations and advice from its own professional advisers; and

(C)    the other Party is entering into this Agreement in reliance on the acknowledgements given in this clause 24.17.
24.18    Nothing in this Agreement will exclude or limit any liability of a Party for (or remedy available against a Party in respect of) the fraud or fraudulent misrepresentation committed by that Party.
24.19    No person that is not a named Party to this Agreement, including any past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any named Party or any of their respective Affiliates (each a "Non-Party Affiliate" and together the "Non-Party Affiliates") shall have any liability (whether in contract or in tort, in law or in equity, or based on any theory that seeks to impose liability of an entity or any person against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or its negotiation or execution (including any assurance, representation, warranty or statement made or given by any Non-Party Affiliate, whether or not such assurance, representation, warranty or statement induced any Party to enter into this Agreement); and each Party (for itself and as agent on behalf of its respective Affiliates) irrevocably and unconditionally waives and releases all such liabilities and claims against any such Non-Party Affiliates.
25.    GOVERNING LAW
25.1    This Agreement shall be governed by and construed in accordance with English law.
25.2    Subject to clause 6.5, each Party irrevocably agrees that the Courts of England and Wales shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising from it (including non-contractual disputes or claims).
25.3    Subject to clause 6.5, each Party irrevocably waives any right that it may have to object to an action being brought in the Courts of England and Wales, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.
25.4    Each Party agrees that, without preventing any other mode of service, any document in an action (including a claim form or any other document to be served under the Civil Procedure Rules) may be served on any Party by being delivered to or left for that Party at its address for service of notices under clause 20 (Notices) and each Party undertakes to notify the other Party in advance in accordance with clause 20 (Notices) of any change from time to time of the details of such address.
EXECUTION
The Parties have executed this Agreement on the date first mentioned above as evidence of their agreement to its terms.

SCHEDULE 1
THE SELLER AND THE SUB-SELLERS

Name	Jurisdiction of Incorporation	Registered Office	Existing Shares
Sun Communities Operating Limited Partnership	Michigan	27777 Franklin Road STE 300, Southfield, 48034, United States of America	337,096,726 ordinary shares of £1.00 each in Crown Holdco Limited
SC Henfold Vernon LLC	Michigan	27777 Franklin Road STE 300, Southfield, 48034, United States of America	1 ordinary share of £1.00 each in Ocean One Hundred Limited
Sun UK Holding LLC	Delaware	27777 Franklin Road STE 300, Southfield, 48034, United States of America	305,230,176 ordinary shares of £1.00 each in SCI Bidco Limited 151,074,501 ordinary shares of £1.00 each in Time GB (SB) Limited

SCHEDULE 4
THE WARRANTIES
Part A
Fundamental Warranties
1.    Incorporation, Capacity and Authority
1.1    The Seller and each Sub-Seller are duly incorporated in the jurisdiction of incorporation as set out in Schedule 1 (The Seller and the Sub-Sellers).
1.2    The Seller and each Sub-Seller has full power and authority to enter into (on its own behalf and, in the case of the Seller, as agent for and on behalf of each Sub-Seller) and perform its obligations under each of the Transaction Documents to be entered into by it and the provisions of such Transaction Documents will, when executed, constitute valid and binding obligations on the Seller or the relevant Sub-Seller, in accordance with their respective terms.
1.3    The execution and delivery of, and the performance by the Seller (on its own behalf and as agent for and on behalf of each Sub-Seller) and each Sub-Seller of its obligations under each of the Transaction Documents to which it is a party will neither:
(A)result in a breach of or conflict with any provision of its memorandum or articles of association, bye laws or any similar constitutional document, order or judgment or other arrangement that applies to or binds it or any of its assets; nor
(B)result in a breach of any law, regulation, order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound.
1.4    Except as expressly set out in the Transaction Documents, all Permits or filings with any Governmental Entity and all agreements with any other person which are necessary for the Seller, each Sub-Seller and any other relevant member of the Seller's Group, to obtain in order to enter into and perform its obligations under each of the Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing.
1.5    There are no:
(A)judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting the Seller or the relevant Sub-Seller;
(B)law suits, actions or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller or the relevant Sub-Seller; or
(C)investigations by any Governmental Entity which are pending or to the knowledge of the Seller, threatened against the Seller or the relevant Sub-Seller, which, in any such case, will have an adverse effect on the ability of the Seller or the relevant Sub-Seller to execute and deliver, or perform, its obligations under any of the Transaction Documents.

1.6    Nothing described in paragraph 5 of Part B of this Schedule 4 has occurred or is occurring in relation to the Seller or any Sub-Seller or any assets of the Seller or any Sub-Seller.
2.    Title to Shares
2.1    The Seller is the sole legal and beneficial owner of the Shares registered in its name as described in Schedule 2 (The Companies) and has the full right, power and authority to sell and transfer such Shares free from Encumbrances to the Buyer pursuant to this Agreement.
2.2    SC Henfold Vernon LLC is the sole legal and beneficial owner of the Shares registered in its respective name as described in Schedule 2 (The Companies) and has the full right, power and authority to transfer the Shares held by it free from Encumbrances to the Buyer pursuant to this Agreement.
2.3    Sun UK Holding LLC is the sole legal and beneficial owner of the Existing Shares registered in its respective name as described in Schedule 2 (The Companies), and immediately prior to Closing shall be the sole and beneficial owner of the Shares in relation to SCI Bidco Limited, and has the full right, power and authority to transfer the Existing Shares held by it, and will have (immediately prior to Closing) the full right, power and authority to transfer the Shares in relation to SCI Bidco Limited held by it, free from Encumbrances (save for the Sun Charge in respect of the Shares of Time GB (SB) Limited and the Property Charge, which shall be released immediately prior to Closing pursuant to the terms of the Release Documents) to the Buyer pursuant to this Agreement.
2.4    The Existing Shares constitute the whole of the issued and allotted share capital of the Companies as at the date of this Agreement and are fully paid (except for the one ordinary share of £1 in the capital of Ocean One Hundred Limited which is not fully paid), and (immediately prior to Closing) the Shares will constitute the whole of the issued and allotted share capital of the Companies and all of the Shares shall be fully paid (except for the one ordinary share of £1 in the capital of Ocean One Hundred Limited which will not be fully paid).

Part B
General Warranties
1.The Target Companies
1.1    Each Target Company is validly incorporated, in existence and duly registered and/or in good standing (as applicable) under the laws of its jurisdiction of incorporation and has full power and authority under its articles of association, bye laws or any similar constitutional document to conduct the Business as currently conducted and to own, lease and operate its assets and properties.
1.2    A member of the Target Group is the sole legal and beneficial owner of every issued share in the share capital of every Subsidiary.
1.3    Save as expressly set out in the Transaction Documents, no Target Company has allotted, issued or granted any securities of any kind (save for the Sun Charge and the Property Charge, which shall be released immediately prior to Closing pursuant to the terms of the Release Documents) other than the shares in its issued share capital described in Schedule 2 (The Companies) or Schedule 3 (The Subsidiaries) (as applicable) or agreed in writing to do so.
1.4    Save as expressly set out in the Transaction Documents, no agreement or arrangement (other than this Agreement) exists pursuant to which any person has the right (exercisable now or not) to call for the issue, allotment, conversion or transfer of any share, security or loan capital in any Target Company and no person has claimed such a right.
1.5    The information in respect of the Companies set out in Schedule 2 (The Companies) is true and accurate in all respects.
1.6    The information in respect of each of the Subsidiaries set out in Schedule 3 (The Subsidiaries) is true and accurate in all respects.
1.7    Save for the Subsidiaries, no Target Company has, or has had at any time in the three years prior to the date of this Agreement, any subsidiaries or subsidiary undertakings.
1.8    In the six years prior to the date of this Agreement, all Target Companies incorporated in non-UK jurisdictions have maintained their share registers outside of the UK.
2.Constitution and Statutory Books
2.1    A true and complete copy of the memorandum and articles of association, bye laws or any similar constitutional document of each Target Company has been disclosed in reference 6.1.2.2 (Legal) of the Data Room.
2.2    The register of members of the Target Companies contain a complete and accurate record of its members and true copies of such registers have been provided in reference 6.1.4.1 (Legal) of the Data Room.
2.3    True and accurate copies of all resolutions and agreements referred to in section 29(1) Companies Act relating to each Company passed in the twelve months prior to the date of this Agreement have been disclosed in the Data Room.
2.4    The statutory books (including all statutory registers) of each Target Company have been properly kept in accordance with applicable law in all material respects and contain a true and accurate record of the matters which should be dealt with in them and no formal written notice that any of them is incorrect or should be rectified has been received by any Target Company.
2.5    The Target Companies have not nor have any class of their members or other holders of equity interests passed any resolution required to be filed with any Governmental Entity that has not yet been so filed.
2.6    All records described in paragraphs 2.1 to 2.5 of Part B of Schedule 4 are in the relevant Target Company’s possession or under the control of the relevant Target Company, have been kept properly in accordance with applicable law in all material respects, are up to date and set out the full rights and restrictions attaching to each class of share of each member of the Target Group.
3.Shares
3.1    The information provided in Schedule 2 (The Companies) and Schedule 3 (The Subsidiaries) is true and accurate.
3.2    The Existing Shares represent all of the securities of the Companies (including loan capital) on the date of this Agreement and upon completion of the steps contemplated by the Capitalisation Documents the Shares will represent all of the securities of the Companies (including loan capital) immediately prior to Closing.
3.3    All of the Existing Shares and all of the shares or other equity interests in each Target Company are, and all of the Shares in the capital of SCI Bidco Limited will (immediately prior to Closing) be, duly authorised, validly issued and, to the extent relevant in its jurisdiction of incorporation, fully paid or properly credited (under applicable laws) as fully paid.
3.4    Save as expressly set out in the Transaction Documents, there is no agreement or commitment outstanding which calls for the issue or allotment by the Companies or any Target Company of, or accords to any person the right to call for the allotment or issue by the Companies or by any Target Company of any securities (including loan capital).
3.5    Save as expressly set out in the Transaction Documents, no person has the right (whether exercisable now or not) to call for the conversion, registration, sale or transfer or repayment of any share or loan capital or any other security (save for the Sun Charge and the Property Charge, which shall be released immediately prior to Closing pursuant to the terms of the Release Documents) giving rise to a right over, or an interest in, the capital of the Companies or any Target Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).
4.Subsidiaries
4.1    The Companies do not hold any shares in the capital of any other corporate vehicle other than the Subsidiaries.
4.2    The Subsidiaries are the only subsidiary undertakings of the Companies and the legal and beneficial interest free from all Encumbrances (save for the Sun Charge in respect of the Shares of Time GB (SB) Limited and the Property Charge, which shall be released immediately prior to Closing pursuant to the terms of the Release Documents) of the entire issued share capital of each Subsidiary is owned by the Companies or another member of the Target Group and all such shares are fully paid.
5.Solvency

5.1    No order has been made and no resolution has been passed in the three years prior to the date of this Agreement for the winding up of any Target Company or for a provisional liquidator or manager to be appointed in respect of any Target Company and no petition has been presented in court in the three years prior to the date of this Agreement for the purpose of considering the winding up of any Target Company (other than for the sole purpose of a scheme for a solvent amalgamation or the solvent reconstruction of a Target Company).
5.2    No administration order has been made and no petition for such an order has been presented in court in respect of any Target Company. No written notice of intention to appoint an administrator has been given in respect of a Target Company and no administrator has been appointed to any Target Company.
5.3    No receiver or administrative receiver or manager or receiver and manager or trustee or monitor or similar person has been appointed or is proposed to be appointed in respect of the whole or any part of the assets or undertaking of any Target Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of any Target Company become exercisable.
5.4    No voluntary arrangement, compromise, composition, scheme of arrangement, restructuring plan or standstill agreement, deferral, rescheduling between a Target Company and its creditors generally and/or its members (or any class of either of them) has been proposed, implemented or approved by that Target Company and no secured party has taken possession of all or substantially all its assets nor has any distress, execution, attachment, sequestration or other legal process been levied, enforced or sued on or against all or substantially all its assets.
5.5    No Target Company has stopped paying its debts as and when they fall due or become insolvent or unable to pay its debts or is otherwise liable to be found to be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and no statutory demand has been served on any Target Company which has not been paid in full or been withdrawn.
5.6    In the three years prior to the date of this Agreement, the Seller has not received written notice that any step has been taken by any party with a view to the dissolution or striking-off the register of a Target Company, or to suspend or cease to carry on all or a material part of the Business or operations.
5.7    In the three years prior to the date of this Agreement, no Target Company has been a party to any transaction at an undervalue (as defined in section 238 of the Insolvency Act 1986), given or received any preference (as defined in section 239 of that Act) or at any time been party to any transaction defrauding creditors (as defined in section 423 of the Insolvency Act 1986).
5.8    No event has occurred, or proceeding has been taken, with respect to any Target Company in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events described in paragraphs 5.1 and 5.5.
6.    Accounts
6.1    The Accounts (save for in respect of Ocean One Hundred Limited which do not materially misstate its assets and liabilities):
(A)    give a true and fair view of the:
(1)    state of affairs of the relevant Target Company and the Subsidiaries shown therein as at the Accounts Date;

(2)profits and losses, comprehensive income, and cashflows thereof for the financial year ended on the Accounts Date; and
(3)have been prepared using bases, policies, principles, practices, methods and techniques which are consistent with those used in preparing the financial statements of the relevant Target Company for the prior accounting periods, and
(B)    comply with all material applicable law and regulations.
7.    Management Accounts
7.1    The Management Accounts:
(A)have been prepared from the underlying books and records of the relevant Target Company;
(B)have been prepared on a basis consistent with the accounting bases, policies, principles, practices, methods and techniques as applied in the preparation of the equivalent management accounts for the financial period covered by the Accounts; and
(C)do not materially misstate the profit and losses of the relevant Target Company for each of the relevant monthly periods therein.
8.    Locked Box Accounts
The Locked Box Accounts (taking into account the purpose for which they were prepared, it being acknowledged that the Locked Box Accounts have not been audited): (i) are not misleading, (ii) do not materially misstate the assets and liabilities of the Target Group at the Locked Box Date, (iii) have been prepared in good faith and from the underlying books and records of the relevant Target Company, and (iv) have been prepared on a basis consistent with the accounting bases, policies, principles, practices, methods and techniques as applied in the preparation of the Accounts.
9.    Business Since the Locked Box Date
9.1    Since the Locked Box Date:
(A)there has been no material deterioration in the financial or trading position of any Target Company;
(B)the Target Group has carried on the Business as a going concern and in all material respects in the ordinary and usual course (consistent with past practice over the previous 12 months) without any material interruption or change in the nature, scope or manner of the Business;
(C)there has been no material change in the working capital of the Target Group in a manner inconsistent with past practice;
(D)other than as expressly set out in the Capex Forecasts, the Target Group has not assumed nor incurred any liability for any individual item of capital expenditure:
(1)    otherwise than in the ordinary and usual course of trading; or

(2)    involving an amount in excess of £1,000,000;
(E)no distribution of capital or income has been declared, made or paid by any Target Company;
(F)no Target Company has issued, repaid, purchased or redeemed any share or loan capital or, save as expressly provided for in the Transaction Documents or agreed to do so;
(G)no Target Company has resolved to be wound up; and
(H)no Target Company has reduced its share capital.
10.Receivables
There are no material debts owing to any Target Company (other than debts that have arisen in the ordinary course of business or that are reflected in the Locked Box Accounts or the Management Accounts) which are overdue for payment by more than six (6) months.
11.Financial Commitments and Borrowings
11.1    Details of the following have been disclosed in reference 6.2 (Legal) of the Data Room:
(A)Existing Facilities or any arrangement relating to the management of any interest rate or exchange rate liability, in each case which is outstanding or available to any Target Company; and
(B)bank accounts of each Target Company and of the bank mandates applicable to them.
11.2    Other than under an Existing Facility, no Target Company has currently borrowed or agreed to borrow from any person.
11.3    No Target Company has received written notice of the occurrence of any event which has resulted in any present or future indebtedness of any Target Company becoming due and payable before its date of maturity or any security granted by or over any property or assets of any Target Company becoming enforceable.
11.4    Other than under the Existing NatWest Security, the Sun Charge and the Property Charge, no Target Company has created nor has it agreed to create and nor is there subsisting any Encumbrance over all or any of its property, assets, undertaking, goodwill, reserves or share capital.
11.5    Other than under the Existing NatWest Security, the Sun Charge and the Property Charge, no Target Company is under any obligation to pay or provide funds (whether by advancing money, subscribing for securities, purchasing assets or services or otherwise) for the payment of any indebtedness of any other person.
11.6    Other than under the Existing NatWest Security, the Sun Charge and the Property Charge or in respect of any trade indebtedness, there is no outstanding guarantee, indemnity, security, bond, letter of comfort or other similar obligation given by any Target Company.
11.7    No Target Company has received any written notice requiring it to repay any borrowing or indebtedness or to give security under any agreement relating to borrowing or indebtedness in the nature of borrowing, in each case as a result of an event of default (howsoever described) which is continuing unremedied or unwaived.

11.8    No Target Company has exceeded any limitation on its borrowing powers in its constitution or in any security agreement or other deed, document or instrument by which it is bound.
11.9    Other than under the Seller Loan Agreements to be redeemed or capitalised in accordance with the terms of the Transaction Documents, no member of the Target Group owes any indebtedness to the Seller, the Sub-Sellers or any member of the Seller’s Group.
12.Customers and suppliers
12.1    In this paragraph 12:
"Consumer Protection Laws" means all applicable laws concerning the general protection of consumers, faulty or defective goods, products or services, product safety, unfair trade practices and distance selling, including the Consumer Protection Act 1987, the General Product Safety Regulations 2005 (SI 2005/1803), the Consumer Credit Act 1974, the Consumer Rights Act 2015 and the Consumer Protection from Unfair Trading Regulations 2008 (SI 2008/1277);
12.2    During the 12 months ending on the date of this Agreement no Target Company’s business has been materially affected by any person ceasing to do business or reducing its business with any Target Company, or by any material change in the terms on which any person does or is prepared to do business with any Target Company.
12.3    As at the date of this Agreement, no Target Company or its Business is substantially dependent on any one person or group of connected persons.
12.4    At the date of this Agreement, the Data Room contains a copy of each Target Company’s standard terms of business with customers and clients.
12.5    In the three years prior to the date of this Agreement, no Target Company, nor any of its officers and employees, is or has been party to or involved in any arrangement, practice or course of conduct in relation to the Target Company that materially infringes or may materially infringe any Consumer Protection Laws.
12.6    In the three years prior to the date of this Agreement, no Target Company, nor any of its officers and employees, is or has been the subject of, involved in or the addressee to any written complaint, proceedings or statement of objections in connection with any Consumer Protection Laws in relation to a Target Company. There are no circumstances that might give rise to any such proceedings or such a statement of objections.
12.7    In the three years prior to the date of this Agreement, no Target Company, nor any of its officers, employees or agents, has given any written undertaking, commitment or assurance to any Governmental Entity in connection with any Consumer Protection Laws. There are no circumstances that might give rise to such a written undertaking, commitment or assurance to any Governmental Entity.
13.Material Contracts
13.1    Copies of the Material Contracts have been disclosed in reference 6.3.1 (Legal) of the Data Room.
13.2    Each Material Contract is in full force and effect and is binding on the parties to it.
13.3    No party with whom a Target Company has entered into a Material Contract has, in the last six months, given written notice of its intention to terminate, or has sought by written notice to repudiate or disclaim, such Material Contract. There are no contractual grounds on which any Material Contract is reasonably likely to be terminated (outside of its contractual term lapsing in the ordinary course of business), avoided, repudiated, rescinded or any of its material terms amended.
13.4    No Target Company has, in the six months prior to the date of this Agreement, received written notice that it is in material default under or has committed any material breach (which has not been substantially remedied) of any of the terms of any Material Contract to which that Target Company is a party.
13.5    No other party to any Material Contract with a Target Company is in material default under such Material Contract.
13.6    No Target Company is party to any contract with an annual value in excess of £1,000,000 (other than a Material Contract) which:
(A)is outside the ordinary course of Business;
(B)is material to the Business of the Target Group taken as a whole;
(C)cannot readily be fulfilled or performed by the relevant Target Company on time without unusual expenditure of money; or
(D)requires payment in any currency other than pounds sterling.
13.7    No Target Company is party to any lease, finance lease, lease-hire, hire-purchase, rental or credit arrangement or any other arrangement relating to any purchase by way of instalments or on deferred terms which is material to the operation of the Business.
13.8    No Target Company is or has been party to any arrangement relating to the sale, purchase or transfer of any securities or the business, goodwill and assets of any firm.
13.9    The Material Contracts represent the contracts with the Target Group’s top material suppliers by annual spend. No Target Company is involved in any discussions, negotiations, quotation or tender that is of material importance to the Business of the Target Group (taken as a whole).
14.    Assets
14.1    Save for (i) assets and inventory disposed of in the ordinary course of business, (ii) as disclosed in the Data Room or as expressly provided for in any Transaction Document or (iii) Encumbrances arising in the ordinary course of business including assets or inventory acquired subject to retention or reservation of title, all the assets included in the Accounts and the Locked Box Accounts or which were acquired after the date of the Locked Box Accounts and which are material to the operation of the Business:
(A)are legally and beneficially owned by a Target Company free from any Encumbrance that will not be released on Closing;
(B)are not subject to any arrangement that may give rise to such an Encumbrance and no person has claimed to be entitled to such an Encumbrance;
(C)are not held subject to any agreement for lease, hire purchase or sale on conditional or deferred terms; and

(D)    are in the possession or under control of the Target Group.
14.2    The assets and rights owned by or licensed to the Target Group, together with the assets held under any finance lease, hire purchase and rental or credit sale agreements, comprise all material assets necessary for the continuation of the Business in all material respects in the manner as carried on at the date of this Agreement.
14.3    The plant, machinery, vehicles and equipment used in connection with the Business are in a materially good state of repair and condition and have been properly inspected and maintained in all material respects.
14.4    No Target Company has violated any obligations in respect of statutory inspections of plant, machinery, vehicles and other equipment used in connection with the Business.
15.    The Properties
15.1    The information in respect of the Properties set out in Schedule 9 (The Properties) is true and accurate.
15.2    The Properties comprise all of the land and buildings owned, occupied or used by any Target Company in respect of which any Target Company has any estate, interest or liability (whether actual, future or contingent).
15.3    The relevant Target Company specified in each Certificate of Title as the legal owner of that relevant Property is the sole legal and beneficial owner of the estate or interest specified in each relevant Certificate of Title, save in respect of (i) any title applications pending registration at HM Land Registry or Registers of Scotland as identified in the relevant Certificate of Title and identified in Schedule 9 (The Properties); and (ii) any areas occupied under licence as identified in the relevant Certificate of Title and identified in Schedule 9 (The Properties).
15.4    Confirmations which the Certificates of Title state were provided by or on behalf of a Target Company are true and accurate in all respects and are not materially misleading (when supplied and remain so at the date of the Certificate of Title).
15.5    Save as disclosed in the Certificates of Title, the Properties are not charged to a third party, no consents are necessary for the charging of the Properties and no notices of any charge are required to be given to any person or body.
15.6    In respect of the Head Office Lease and the Storage Leases, there are:
(A)no arrears of rent; or
(B)outstanding or anticipated disputes or written notices with regards to compliance with any lease covenants.
16.    Pitches, Site Licences and Planning Permitted
The information contained in document (i) Part A of Schedule 13 (titled "PARK HOLIDAYS UK LTD – Acreage, Site Licence, Planning Permission - Information Schedule V26 FINAL 04.05.2026) is true and accurate in all material respects as at 4 May 2026; and (ii) the document contained in Part B of Schedule 13 titled Pitches, Site licences and Planning ), subject to reading in the context and with the explanations as set out in the document at Part A of Schedule 13, is true and accurate in all material respects as at 4 May 2026.

17.    Site Licence
17.1    Where a Site Licence has been granted in respect of a Property, the Seller has not during the last five years received any notice from a relevant authority that has not been remedied or resolved alleging material non-compliance with any condition attached to that Site Licence, including conditions relating to the maximum number of caravans or holiday units permitted on the site, unit layout and spacing, drainage, fire safety, amenity and environmental requirements, and any other condition imposed under the Caravan Sites and Control of Development Act 1960 (or any successor legislation).
17.2    Where the document contained in document at Part A of Schedule 13 (titled "PARK HOLIDAYS UK LTD – Acreage, Site Licence, Planning Permission - Information Schedule V26 FINAL 04.05.2026”) records that a site licence is to be updated the Seller has, save where that document indicates to the contrary, as at the date of this Agreement, submitted a valid application to the relevant authority to update that licence.
17.3    Where an application for a Site Licence has been made but such licence has not yet been granted as at the date of this Agreement:
(A)the application has been duly made to the relevant local authority in accordance with all applicable statutory requirements; and
(B)the application remains pending and has not been refused, withdrawn or returned as invalid.
18.    Intellectual Property
18.1    Copies and accurate details of the following Intellectual Property Rights are located at references 6.5.1 and 6.5.2 (Legal) of the Data Room:
(A)all registered Intellectual Property Rights owned by any Target Company; and
(B)all applications made to register any registrable Intellectual Property Rights.
18.2    The Target Group owns, or has the right to use, all unregistered Intellectual Property Rights which are material to the operation of the Business.
18.3    No application to register any registrable Intellectual Property Rights has been refused and no person has opposed the registration of any registrable Intellectual Property Rights. There are no circumstances that might give rise to any such refusal or opposition.
18.4    During the period of three years ending on the date of this Agreement, no Target Company has received written notice to indicate that the validity of any registered Intellectual Property Rights that are material to the operation of the Business is being challenged by any third party or by any relevant registry.
18.5    All renewal fees payable in respect of registered Intellectual Property Rights owned by a Target Company have been paid and none are overdue.
18.6    Neither the Business nor the operations of any Target Company as now carried on by it infringes any Intellectual Property Rights of any other person.
18.7    In the three years prior to the date of this Agreement, no person has given written notice of any outstanding claim against any Target Company based on such person's Intellectual Property

Rights and no Target Company's Intellectual Property Rights are being nor have been infringed by any person.
18.8    There is no Encumbrance over any Intellectual Property Rights and each Target Company owns or has a licence to use all the registered, registrable or unregistrable Intellectual Property Rights which are material to the current operation of the Business.
18.9    Details of all material licences under which any Target Company is licensed to use any Intellectual Property Rights or under which a third party is permitted to use the Intellectual Property Rights of any Target Company are included in the Data Room. Other than in accordance with such licences, no Target Company is under an obligation to make any royalty or similar payment in respect of its use of any Intellectual Property Rights.
18.10     No person has been granted by any Target Company the right to use within the United Kingdom any business name which is the same as, or is confusingly similar to, Park Holidays, Park Leisure or Sandy Bay where the grant of such right would cause a material detriment to the Companies or its ability to conduct the Business.
18.11     No third party is in material default under or has committed any material breach (which has not been substantially remedied) of any IP Licence. No Target Company has, in the six months prior to the date of this Agreement, received written notice that it is in material default under or has committed any material breach (which has not been substantially remedied) of any of the terms of any material IP Licence to which that Target Company is a party.
18.12     All registrable and unregistrable Intellectual Property Rights developed by any employee of a Target Company for the relevant Target Company have been developed exclusively within the course of the employee’s employment.
18.13     All registrable and unregistrable Intellectual Property Rights developed exclusively for use by a Target Company has been transferred absolutely to a Target Company or licensed exclusively and irrevocably to a Target Company in writing, without limit in time and free from any condition as to use, transferability, payment or sub-licence.
19.    IT Systems
19.1    Each Target Company owns or is licensed to use all IT Systems used by it in the operation of the Business, other than any IT System provided to a Target Company by any member of the Seller’s Group which is the subject of the TSA.
19.2    Reference 7.1 of the Data Room contains copies of each of the material IT Contracts necessary for the day-to-day operation of any Target Company's business (other than licences for any standard off-the-shelf software). No Target Company, in the twelve months prior to the date of this Agreement, been in material default under or has committed any material breach (which has not been substantially remedied) of any of the terms of any such material IT Contract to which that Target Company is a party.
19.3    No material IT Contract may be terminated without cause within 12 months of the date of this Agreement. No person has served any written notice or indicated any intention in writing to terminate in respect of any material IT Contract. There are no grounds on which any material IT Contract might reasonably be expected to be terminated, rescinded or avoided.
19.4    Each Target Company has full and unrestricted access to and use of the IT Systems. Save as disclosed in the Disclosure Letter, no agreement or consent of any third party is required for such access or use as at the date of this Agreement.

19.5    The IT Systems:
(A)are in good working order and (in the case of hardware) repair and condition;
(B)function properly in accordance with all applicable specifications and all applicable service levels set out in any IT Contracts; and
(C)have appropriate and adequate capability, capacity, scalability and performance to allow each Target Company to carry on the Business as it has done in the 12 months ending on the date of this Agreement.
19.6    The IT Systems have been actively and continuously monitored for attempts to gain unauthorised access. In the 12 months ending on the date of this Agreement:
(A)there has been no unauthorised access or attempt at unauthorised access to any IT Systems; and
(B)no IT Systems have been compromised in their ordinary function by the acts or omission of any unauthorised person.
19.7    There are, and in the 12 months prior to the date of this Agreement there have been, no material performance reductions or other material interferences with the operations of any IT Systems or incidents of a loss of data by any Target Company which have had (or are having) a material adverse effect on the Business of any Target Company.
19.8    The Target Group has in place procedures designed to back up data and disaster recovery arrangements that are appropriate in all material respects for a regulated business of an equivalent size and nature to the Business.
20.    Data Protection
20.1    For the purposes of this paragraph 20, the terms "personal data” and "controller” and "processor" shall have the meanings given to them in the UK GDPR.
20.2    Each Target Company has complied with all Data Protection Laws in all material respects. There are no circumstances reasonably likely to give rise to any material allegation to the contrary.
20.3    The Data Room contains true and accurate copies of all privacy notices used by any Target Company at the date of this Agreement and all privacy impact and data protection assessments carried out by or on behalf of any Target Company at the date of this Agreement.
20.4    Each Target Company has:
(A)implemented and maintained technical and organisational measures designed to enable it to comply in all material respects with the Data Protection Laws;
(B)implemented data processing agreements with controllers and processors as required by the Data Protection Laws; and
(C)complied with all material restrictions in Data Protection Laws on the transfer of personal data from the United Kingdom.

20.5    No Target Company has, in the 24 months prior to the date of this Agreement, been the subject of any investigation by, or received any written enforcement notice from any Data Protection Authority alleging that such Target Company is in breach of Data Protection Laws.
20.6    The Target Group has not, in the 24 months prior to the date of this Agreement:
(A)suffered a personal data breach that required notification to a Data Protection Authority; and
(B)been involved in a material dispute with, or received a written material complaint or written material claim for compensation from, an individual in respect of any infringement or alleged infringement of the Data Protection Laws.
21.    Regulatory Matters
21.1    All material permits, licenses, consents, approvals permissions, certificates, registrations and other authorisations (public or private) including under FSMA and the UK Gambling Act 2005 that are required to be obtained to enable each Target Company to lawfully carry on the Business in the places and in the manner in which such Business is now carried on as at the date of this Agreement ("Material Permits") have been obtained by the relevant Target Company. Such Material Permits are in full force and effect and have been complied with in all material respects by the relevant Target Company. Save in respect of the Condition, there are no circumstances that might lead to any Material Permits being cancelled, revoked or qualified in any way or not renewed on substantially the same terms.
21.2    No Target Company, nor any of its officers or senior managers, has, in the three years prior to the date of this Agreement:
(A)carried on or purported to carry on, any regulated activity in the United Kingdom under the FSMA except where the Target Company holds or held a Material Permit authorising the regulated activity;
(B)made, approved, communicated or endorsed any unlawful financial promotion (as defined in the Financial Services and Markets Act 2000); or
(C)made, approved, communicated or endorsed, in relation to any financial instrument or investment, any statement that is false or misleading in any material respect.
21.3    No Target Company has in the three years prior to the date of this Agreement been the subject of any written enquiry, investigation, inquiry or written complaint by, or the threat of the same from, any Governmental Entity, including the European Commission and the Competition and Markets Authority.
21.4    No Target Company has in the three years prior to the date of this Agreement been engaged in any breach or alleged breach of European Union or national competition laws.
21.5    No Target Company has in the three years prior to the date of this Agreement been threatened in writing with legal proceedings for any breach or alleged breach of European Union or national competition laws, or taken steps to compromise any such action or threatened action.
21.6    No Target Company, any of its officers or employees has in the three years prior to the date of this Agreement been the involved in, the subject of or threatened in writing with:
(A)    any investigation, inquiry or enforcement proceedings by any Governmental Entity; or 97

(B)    any civil, criminal, administrative or regulatory proceedings, regarding any offence or alleged offence under any applicable Anti-Corruption Laws or Anti-Money Laundering Laws and there are no circumstances which might reasonably be expected to give rise to any such proceedings.
22.    Jersey Matters
22.1    No Jersey regulatory consents, licenses or permits have been issued by a Jersey regulatory authority, other than the consents of the Jersey Financial Services Commission to the issue of shares in each member of the Target Group incorporated in Jersey pursuant to the Control of Borrowing (Jersey) Order 1958 (a "COBO Consent") contained in the Data Room. Each copy of a COBO Consent contained in the Data Room is a true and accurate copy of the original thereof.
22.2    No member of the Target Group, the Seller nor any Sub-Seller have received written notice of any variation or withdrawal of a COBO Consent or any letter of other notification prejudicing the COBO Consent and no approval or consent is required under the Control of Borrowing (Jersey) Order 1958 to give effect to the transactions contemplated by this Agreement.
22.3    No Target Company conducts, and has never conducted, any unauthorised "financial services business" (as defined in the Financial Services (Jersey) Law 1998), "banking business" (as defined in the Banking Business (Jersey) Law 1991), or "insurance business" (as defined in the Insurance Business (Jersey) Law 1996).
22.4    No member of the Target Group is, and has ever been, a "collective investment fund" for the purposes of the Collective Investment Funds (Jersey) Law 1988, as amended.
22.5    Each member of the Target Group incorporated in Jersey is and has always been provided with company administration, trustee or fiduciary services (as defined in Article 2(3) and 2(4) of the Financial Services (Jersey) Law 1998) by a person registered under that law.
22.6    No shares in any member of the Target Group have been offered for subscription to the public (within the meaning of that term contained in Article 3(3) of the Collective Investment Funds (Jersey) Law 1988) and no action has been taken which would result in there being such an offer to the public.
22.7    No Target Company is a "financial services company" or "utility company" as respectively defined in the Income Tax (Jersey) Law 1961.
22.8    Each Target Company is exempt from the duty to hold a business licence under the Control of Housing and Work (Jersey) Law 2012.
22.9    Each Target Company is subject to income tax at a rate of 0% under the Income Tax (Jersey) Law 1961.
22.10     Each Target Company is an "international services entity" (within the meaning of the Goods and Services Tax (Jersey) Law 2007) and annual fees for such status have been paid and as a consequence each Target Company is exempt from any Jersey Goods and Services.
22.11     The activities undertaken by each Target Company satisfy the requirement to be classified as an "international services entity" under the Goods and Services Tax (Jersey) Law 2007.

22.12     In respect of financial periods commencing on or after 1 January 2019, if any Target Company carries on any relevant activities (as defined in Article 3 of the Taxation (Companies – Economic Substance) (Jersey) Law 2019), it satisfies the economic substance test set out in Article 5 of that law in relation to any such relevant activity and complies with the other requirements, or guidance notes issued under Article 5, of that law.
22.13     To the extent that any Target Company carries out any activity or operation "as a business" for the purposes of Schedule 2 of the Proceeds of Crime (Jersey) Law 1999, it has sought the necessary registration pursuant to Part 3 of the Proceeds of Crime (Supervisory Bodies) (Jersey) Law 2008.
22.14     Each Target Company has at all relevant times complied in all material respects with the provisions of the Financial Services (Disclosure and Provision of Information) (Jersey) Law 2020.
22.15     Each of SCI Bidco Limited, Crown Holdco Limited, Stowford Topco Limited and Old Kerrow Propco Limited fall within the exemption set out in section 105(11) (Accounts) of the Companies (Jersey) Law 1991 and are therefore not required to prepare separate accounts as consolidated accounts have been prepared.
23.Compliance with Laws
23.1    In the three years prior to the date of this Agreement each Target Company has complied (and is complying) in all material respects with all applicable laws, rules, regulations and requirements of any Governmental Entity, including the FCA Rules and the Permit conditions set by the Gambling Commission, in all relevant subsidiaries of the United Kingdom and there is no order, decree or judgment of any court or any Governmental Entity outstanding against the Target Companies.
23.2    There is no, nor has there been in the three years prior to the date of this Agreement any, investigation, disciplinary proceeding or enquiry by, or order, decision, ruling, decree, decision, stipulation or judgment of, any court, tribunal, arbitrator or Governmental Entity made against the Target Group or any person which has had or is likely to have a material adverse effect upon the assets of the Target Group or the Business.
23.3    The Target Group has in place policies and procedures which are designed to prevent the Target Companies and their respective officers, directors, contractors and employees from undertaking any activity, practice or conduct that would constitute an offence under Anti-Corruption Laws, Anti-Money Laundering Laws and applicable laws relating to modern slavery, and true and accurate copies of such applicable policies and procedures have been provided in the Data Room. Each Target Company has communicated such policies and procedures to each of its employees and officers.
23.4    Each Target Company has in place policies and procedures designed to prevent that slavery and human trafficking are not taking place in any of its supply chains or any part of its own business and the Data Room contains true and complete copies of such policies and procedures. Each Target Company has communicated its applicable policies and procedures relating to preventing slavery and human trafficking to each of its employees and officers.
24.Litigation
24.1    Save as disclosed in the Data Room and in the Disclosure Letter, in the two years prior to the date of this Agreement, no Target Company has been subject to any order or decree of any court or tribunal nor is it engaged in or the subject of any litigation, arbitration, investigation, prosecution or other tribunal or legal proceedings or any formal claims or actions in writing and which are material either alone or in combination with substantially similar proceedings arising from the same or substantially similar facts or circumstances (each being a "Target Company Claim") and any material formal correspondence (for example pre-action correspondence) and related court or tribunal filings, written notices of claim, settlement agreements or other related agreements in respect of any Target Company Claim have been disclosed in the Data Room.
24.2    Save as disclosed in the Data Room and the Disclosure Letter, no such Target Company Claim is pending or threatened in writing by or against any Target Company, in the two years prior to the date of this Agreement, which (either alone or in combination with substantially similar proceedings arising from the same or substantially similar facts or circumstances) would have an adverse effect on the Business.
25.Environmental
25.1    Each Target Company has not, in the two years prior to the date of this Agreement, received written notice from any Governmental Entity that it is in material breach of any Environmental and HS Laws;
25.2    In the three years prior to the date of this Agreement, no Target Company has been involved in any civil, administrative or criminal litigation, proceedings or appeal, and no Target Company has been the subject of any formal enforcement action brought by any Governmental Entity, in each case which relates to a material actual breach of Environmental and HS Laws and there are no current facts or circumstances reasonably likely to give rise to such proceedings or enforcement action.
25.3    Each Target Company has obtained and is in compliance with all Environmental and HS Consents.
25.4    Details of all penalties, material unresolved notices or orders served on a Target Company under Environmental and HS Laws (a) in the last three years; or (b) earlier where the matter remains unresolved and there is reasonably likely to be an outstanding material liability for the Target Company, have been disclosed in the Disclosure Letter.
25.5    No Property is nor has it been polluted or contaminated by any Hazardous Material or Waste, so as to give rise to a material liability on any Target Company to remediate such pollution or contamination no Waste has been disposed of or deposited at any Property by a Target Company in breach of Environmental and HS Laws and there has been no migration of any Hazardous Material or Waste to, through, into, onto or from any Property including the Environment at any Property so as to give rise to a material liability on any Target Company to remediate such pollution or contamination.
25.6    No Hazardous Material or Waste has been disposed of, deposited, treated, stored or kept at any property other than a Property or transferred to any person in each case in circumstances which would be likely to result in a claim against or involving the Target Group.
25.7    The Target Group has general precautions in place to manage fire risks and to ensure, so far as reasonably practicable, the safety of its employees and other relevant persons, and to ensure so far as reasonably practicable, that each Property is safe, in each case in accordance with applicable Environmental and HS Laws.
26.Insurance

26.1    The material subsisting policies of insurance of each Target Company and the Seller Group Policies (the "Material Policies") are contained in the Data Room in reference 9.1 (Legal).
26.2    Each normally insurable asset (including any Property) belonging to or used by a Target Company is insured to its replacement or reinvestment value under a policy of insurance in the name of that Target Company or on which that Target Company’s interest is noted.
26.3    In respect of the Material Policies:
(A)each Material Policy is valid and enforceable;
(B)no premiums are outstanding under any Material Policy;
(C)there are no outstanding material claims under any such Material Policies;
(D)there are no existing circumstances and nothing has been done or omitted to be done which has made any Material Policy void or voidable or whereby the renewal of any Material Policy has been affected or the premiums due in respect of any of them have been increased;
(E)no Material Policy will terminate, can be terminated or will cease to be available to any Target Company as a result of Closing; and
(F)all written claims and written incidents, within the two years prior to the date of this Agreement, that are covered under the terms of any Material Policy have been notified to the relevant insurers thereunder with the exception of anything that has been incurred but not reported, or received.
26.4    Each Target Company is and has at all material times within the two years prior to the date of this Agreement been covered by valid insurances, including adequate insurance for the replacement or reinstatement value of such Business and assets, against liability to third parties (including risks which it is contractually obliged by a third party to cover and public and employee's liability).
26.5    All statutory or contractual requirements to purchase insurance have been complied with, including any relevant obligations to retain and provide evidence of such insurance.
26.6    There are no outstanding material risk improvements required by any insurers or any Governmental Entity that will generate material capital expenditure for the Target Group following the date of this Agreement.
27.    Employees, Consultants and Agents
27.1    There have been disclosed in the Data Room:
(A)anonymised details for each of the Employees which set out a list of their remuneration and other material benefits;
(B)copies of all true accurate and in all material respects complete current pro forma employment contracts used by the relevant Target Company; and
(C)copies of all true accurate and in all material respects complete agreements providing details of any existing bonus or incentive schemes applicable to the Employees.

27.2    All employees of any Target Company are engaged on the same or substantially the same terms as those set out in the current pro forma employment contracts disclosed in the Data Room under paragraph 27.1(B), save for immaterial variations.
27.3    Since the Locked Box Date, no material alteration has been made in the terms of the employment or conditions of service of any Material Employee (including in their rates of remuneration or benefits) and no negotiations are in hand between any Target Company and any Material Employee or their representatives in such regard.
27.4    No Target Company has made any outstanding offer nor agreed to employ any person on an annual base salary of £150,000 or more who is not an Employee at the date of this Agreement.
27.5    No Material Employee has given or received written notice terminating his/her employment or engagement which remains outstanding, or is entitled as a result of this Transaction (without giving notice in writing) to terminate his/her employment or engagement with the relevant Target Company.
27.6    Save as disclosed in the Disclosure Letter, there is not in existence any share incentive scheme, share option scheme or profit sharing scheme for all or any of the Employees or any officers, consultants or agents of any Target Company.
27.7    Details of any bonus or commission plan under which Employees receive or may receive awards for the current financial year have been Disclosed.
27.8    No Target Company is party to any collective agreement or any other agreement, arrangement or negotiations with, or commitment to, any trade union, works council or staff association or any other body representing employees, nor are any Material Employees members of any trade union, works council, staff association or any other body representing employees.
27.9    No Target Company has been involved in any strike, lock out, go-slow, work-to-rule or other form of industrial dispute in the twelve months preceding the date of this Agreement.
27.10     No Employee is entitled:
(A)to notice of termination in excess of six months; or
(B)to a payment on termination of employment other than in accordance with their contract of employment, as a matter of law or as disclosed in the Disclosure Letter.
27.11     No Target Company operates and has not in the three years prior to the date of this Agreement, operated any custom, policy or practice which is or is deemed to be contractual pursuant to which employees on or by reason of the termination of their employment or loss of office including by reason of redundancy (within the meaning of s.139 Employment Rights Act 1996 and/or s.195 Trade Union and Labour Relations (Consolidation) Act 1992) are entitled to payments which are materially in excess of those required to be paid under s.135 Employment Rights Act 1996.
27.12     Save as disclosed in the Disclosure Letter, there is not in force at the date of this Agreement any agreement to which any Target Company is party which provides that a change of control of any Target Company (however such change of control may be defined therein) shall entitle any director, officer, employee or consultant of any Target Company to any payment or benefit whatsoever.

27.13     As at the Locked Box Date, save as Disclosed, no Target Company is a party to a claim brought by any Employee or former employee of a Target Company and no Target Company has received written notice of any circumstances which may lead to such a claim and there are no grounds on which any claim or dispute may arise out of its employment of any of officer or employee or its engagement of any worker.
27.14     Each Target Company has complied in all material respects with laws relating to immigration and the right to work for each Employee.
27.15     Save as disclosed in the Disclosure Letter, there are no current or pending, investigations, grievances, disciplinary procedures (including, without limitation, any grievance or disciplinary appeals) or any industrial action in the two years prior to the date of this Agreement relating to any officer, Employee or former employee of any Target Company.
27.16     Save as expressly set out under any document contained in reference 6.1.5 (Legal) of the Data Room, no employees have, in the three years prior to the date of this Agreement, transferred into the Companies or a Target Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and no such relevant transfer is pending or anticipated.
27.17     No amounts due to or in respect of any of the officers or employees or former officers or employees of any Target Company are in arrears or unpaid save for salary and benefits accruing in the month in which this Agreement is entered into.
27.18     No Target Company has, in the two years prior to the date of this Agreement, given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Part IV Chapter II Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations thereunder.
27.19     Save as disclosed in the Disclosure Letter, no Target Company engages consultants or other self-employed persons.
27.20     Each Target Company has, in relation to each of its officers, Employees, workers and other persons providing services to it (and, so far as relevant, to each of its former officers, employees, workers and other persons providing services to it) complied in all material respects with:
(A)all obligations imposed on it by the relevant individual’s contract of employment or engagement;
(B)its duties and obligations in law, including calculation of holiday pay by reference to overtime, bonus, commission or other variable remuneration and compliance with national minimum wage; and
(C)all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.
28.    Pensions
28.1    The Pension Scheme is the only arrangement under which any member of the Target Group has any obligation to provide or contribute towards pension benefits in respect of its Employees.
28.2    Reference 6.4.4 (Legal) of the Data Room contains all material terms relating to the Pension Scheme.

28.3    Each member of the Target Group has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No written notices, fines, or other sanctions have been issued by The Pensions Regulator in respect of any member of the Target Group.
28.4    No claims or complaints have been made or threatened in writing in relation to the Pension Scheme or otherwise in respect of the provision of (or failure to provide) pension benefits by any member of the Target Group in relation to any of its Employees or former employees of a Target Company, or any of their dependants.
28.5    No member of the Target Group has any liability (whether by virtue of the operation of law, pursuant to any indemnity or otherwise) to any person in respect of any person’s right to enhanced early retirement or redundancy benefit.
28.6    No Target Company is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993).
28.7    All contributions payable by any Target Company to the Pension Scheme have been paid when due.
28.8    In all material respects:
(A)the Pension Scheme complies with and has been administered in accordance with all applicable law, regulations and requirements and its governing documentation; and
(B)the Target Group has during the three years prior to the date of this Agreement complied with all applicable law, regulations and requirements in relation to the Pension Scheme.
29.    General
29.1    Except in relation to remuneration and expenses properly due to its directors or officers in the ordinary course, there are no amounts owing by any Target Company to the Seller or any director or officer of any Target Company and no Target Company is under any material liability in respect of any guarantee, suretyship, indemnity or like obligation given by any Target Company in respect of any liabilities or obligations of the Seller or any director or officer of any Target Company.
29.2    Save for the internal restructuring on 28 February 2023 of the business and assets of (i) Southgate – Dan At Spyglass Hill – Propco 1 Limited, (ii) Southgate – Dan At Spyglass Hill – Propco 2 Limited, (iii) Park Leisure (2000) Limited, (iv) Park Leisure 2000 (Northumberland) Limited and (v) Park Leisure 2000 Cornwall Limited, in favour of Park Holidays UK Limited (the "Internal Restructuring"), the Target Group has not been involved in any restructuring, including any merger, de-merger or hive-down or hive-up of any assets, during the 12 months prior to the date of this Agreement.
29.3    There are no residual liabilities in connection with the Internal Restructuring.
29.4    All material transaction documents in relation to any material acquisition of an undertaking, body corporate, or asset by a Target Company in the five years prior to the date of this Agreement have been disclosed in the Data Room (the "Historical Transactions"). No written claims have been brought in connection with any Historical Transaction against or by, or on behalf of, any Target Company.

29.5    The written replies to the enquiries given by or on behalf of the Seller together with the written replies to any additional enquiries raised by the Buyer or its advisers and which have been uploaded to the Data Room are true, accurate and not misleading as at the date given and subject to the qualifications therein.
29.6    The Seller has not intentionally included in the Disclosure Letter or the Data Room any information which is materially misleading in the context in which it was Disclosed at the date thereof.
30.    Tax
30.1    For the purposes of these Tax Warranties, "material" shall mean a liability to Tax, or a matter which could give rise to a liability to Tax, exceeding £250,000.
30.2    Each Target Company has within the requisite time limits duly made all material returns, claims, computations and assessments given all material written notices and supplied all other material information required to be supplied to any Tax Authority and all such information, returns and written notices were when given or supplied and are now accurate in all material respects and made on a proper basis.
30.3    No Target Company is or has, in the six years prior to the date of this Agreement, been the subject of a material dispute or non-routine audit, visit, investigation or enquiry with any Tax Authority and no such dispute, audit, visit, investigation or enquiry is pending, planned or reasonably likely to arise.
30.4    Each Target Company has in the last six years been in possession and control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and to enable it to deliver correct and accurate Tax returns and to calculate any present or, so far as possible, future Relief or liability to Tax of the Target Company relating to the period up to Closing.
30.5    Each Target Company has, within the applicable time limit, duly deducted, withheld, paid and accounted for all Tax due to have been deducted, withheld, paid or accounted for by it before the date of this Agreement and is not and has not at any time since the Locked Box Date been liable to pay interest, fine, penalty or surcharge on any unpaid Tax.
30.6    The provisions or reserves for Tax appearing in the Accounts and Locked Box Accounts are sufficient (on the basis of the rates of tax current at the date of this Agreement and only to the extent required under generally accepted accounting principles) to cover all Tax for which any Target Company was at the Accounts Date or Locked Box Date (as applicable) or may after that date become or have become liable on or in respect of, or by reference to, any profits, gains or income (whether deemed or actual) for any period ended on or before the Accounts Date or Locked Box Date (as applicable).
30.7    No Target Company is liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is the primary liability of or arises in respect of profits earned, accrued or received by any other person.
30.8    Each Target Company that is required to be registered for UK VAT is duly registered and has complied in all material respects with applicable UK VAT legislation.
30.9    Copies of all options to tax which have been made by the Company or any relevant associate of the Company (as defined in paragraph 2 of Schedule 10 VATA) have been Disclosed. All such elections have full effect and no such elections are ineffective under paragraph 12 of Schedule 10 VATA.
30.10     Each Target Company has complied in all material respects with chapter 3 of part 3 of the Finance Act 2004 and the Income Tax (Construction Industry Scheme) Regulations 2005 (SI 2005/2045) to the extent that they have applied to any activities of the relevant Target Company.
30.11     Each Target Company is and has, in the six years prior to the date of this Agreement, been resident for Tax purposes in its jurisdiction of incorporation including for the purpose of any double taxation agreement. No Target Company has, in the six years prior to the date of this Agreement, been treated as having a permanent establishment in any other jurisdiction and no Target Company is or has, in the six years prior to the date of this Agreement, been liable to Tax under the laws of any jurisdiction other than its jurisdiction of incorporation or the United Kingdom.
30.12     No Target Company is nor has it ever elected to be a member of a group of companies (for any Tax purpose) other than (i) any VAT group the members of which consist solely of Target
Companies and (ii) a group the members of which consist solely of Target Companies.
30.13     No Target Company is, or has been, for accounting periods beginning on or after 31 December 2023, a responsible or representative member or otherwise has, since such date, had any primary reporting or filing obligations in respect of any person that is not a Target Company in each case for the purposes Parts 3 and 4 of the Finance (No. 2) Act 2023, whether by way of election or otherwise.
30.14     Within the last six years, each Target Company has fully complied in all material respects with its legal obligations relating to employment Taxes and social security contributions and any similar amounts payable to a Tax Authority.
30.15     Each Target Company has made all payments, deductions or withholdings for or on account of Tax as it should have made in respect of any remuneration or benefits of any kind paid or provided to or for the benefit of any person who is (or is treated for any Tax purpose as) an employee, sub-contractor or worker. All sums payable by a Target Company to any Tax Authority in respect of such amounts have been paid to the relevant authority within the prescribed time limits.
30.16     The Disclosure Letter contains full details of all share incentive schemes, long-term incentive plans, share option schemes and profit sharing schemes which is operated by any member of the Seller’s Group or the Target Group in which employees of a Target Company participate or are entitled to participate, together with copies of all related award documents and any approvals issued by, or notifications or filings to, any Tax Authority in respect of such schemes. Nothing has been done to prejudice the tax-qualified status of any such schemes.
30.17     A valid election under section 431(1) ITEPA 2003 has been made in respect of all restricted securities and restricted interests in securities (in each case as defined in Chapter 2 Part 7 of ITEPA 2003) in relation to any shares or securities awarded to and which continue to be held by employees and former employees of a Target Company and all such elections are in the Target Company's possession or control.
30.18     No relevant step (within the meaning of Part 7A ITEPA 2003) has been taken by an employee benefit trust or any other third party for the benefit of any employee or former employee of a Target Company (or any person connected with such employee or former employee) to which an income tax charge has applied pursuant to the provisions of Part 7A ITEPA 2003 and no

Target Company has become liable to Tax as a result of any loan or quasi-loan (each as defined in Schedule 11 to the Finance (No. 2) Act 2017) in the six years prior to the date of this Agreement.
30.19     All documents to which each Target Company is a party and under which such Target Company has any rights or that form part of the Target Company's title to any asset have (to the extent they are stampable) been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax or duty in respect of such documents has been paid. No Tax or duty remains to be paid in respect of any such documents that are outside the UK and have yet to be brought into the UK. No undertaking given by a Target Company to re-present any document for stamping (following its provisional stamping) remains undischarged.
30.20     All material transactions and arrangements of each Target Company in the six years prior to the date of this Agreement have been and are on fully arm's length terms.
30.21     No Target Company has committed an offence under section 45 or section 46 of the Criminal Finances Act 2017 (the "CFA") and each Target Company has implemented such prevention procedures as are required to prove a defence to such offences in accordance with, and as defined in, sections 45 and 46 of the CFA.
30.22     No Target Company has engaged in, or been a party to, any transaction, series of transactions, scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of Tax.
30.23     Neither the entry into this Agreement, nor the implementation of the transactions contemplated by this Agreement (including the payment of the Consideration or any part of it), will result in a Target Company incurring any liability to Tax, or in the withdrawal of any Relief claimed by a Target Company before Closing.
30.24     The Disclosure Letter contains details of all written concession, agreements and arrangements that the Target Company have entered into with a Tax Authority.

SCHEDULE 5
TAX COVENANT
1.1    In this Schedule 5 (Tax Covenant), the following words and expressions shall have the following meanings:
"Buyer’s Relief" means:
(a)any Relief which appears or has been taken into account as an asset in the Locked Box Accounts or the EV to Equity Bridge to the extent value has been attributed to such Relief or has been taken into account in reducing or eliminating any provision for deferred tax which appears in the Locked Box Accounts or the EV to Equity Bridge (or which, but for the presumed availability of such Relief, would have appeared in the Locked Box Accounts or the EV to Equity Bridge) (an "Accounts Relief");
(b)any Relief arising to the Company as a consequence of, or in respect of, an event (or period) occurring after the Locked Box Date but on or before Closing (other than an event occurring outside the ordinary course of business of the Company);
(c)any Relief arising to the Company as a consequence of, or in respect of, an event or period occurring after Closing;
(d)any Relief arising to a member of the Buyer’s Group other than a Target Company(whensoever arising);
(e)any Relief for which the Buyer has made a payment to the Seller under either clause 6.6 or paragraph Schedule 1288 of Schedule 12 of this Agreement (other than where a successful challenge by HMRC of the claim for Relief has resulted in such payment being repaid to the Buyer pursuant to clause 6.7 or paragraph 9 of Schedule 12 of this Agreement); or
(f)if and only to the extent a Specific Tax Claim arises for which the Seller is liable under Schedule 16, any amount of Relief the presumed availability of which has been factored in to the calculation of the applicable Capital Allowances Cap, as determined by the Buyer and the Seller both acting reasonably and in good faith.
"Company" means each Target Company and each of them;
"Deemed Tax Liability" has the meaning given to it in paragraph 2 of this Schedule 5 (Tax Covenant);
”event" includes every event, act, transaction (including the entry into and Closing of the Agreement) and every occurrence, circumstance, dealing, arrangement, default or omission of any kind whatsoever done or omitted to be done by a member of the Seller's Group or the Company or in any way concerning or affecting the Company, whether or not done or omitted to be done by it or any member of the Seller's Group;
"Relevant Accounting Periods" has the meaning given to it in paragraph 5.1 of this Schedule 5 (Tax Covenant);
"Relevant Tax Affairs" has the meaning given to it in paragraph 5.2(A) of this Schedule 5 (Tax Covenant);

"Relief" means any relief, loss, allowance, exemption, set-off, deduction, refund or credit in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, and any prepayment of Tax or right to a repayment of Tax; and
"Tax Claim" includes any assessment (including a self assessment), notice, demand, return, determination, letter or other communication or document issued or action taken by or on behalf of any Tax Authority or the submission or filing of any relevant return, computation, notice, consent or other document by a company, from which (in either case) it appears to the Buyer acting reasonably that a Tax Liability is to be, or may come to be, imposed (whether or not the same may be the primary liability of the Company and whether or not it may be entitled to claim reimbursement from any other person or persons).
"Tax Document" has the meaning given to it in paragraph 5.1(D) of this Schedule 5 (Tax Covenant);
1.2    References in this Schedule 5 (Tax Covenant) to any "Tax Liability" shall include both liabilities of the Company to make actual payments of Tax (or amounts in respect of Tax) and also:
(A)the loss, or the setting off against income, profits or gains, of any Accounts Relief;
(B)the loss of a right to repayment of Tax which is an Accounts Relief, or the setting off of any such right to repayment of Tax against any actual Tax Liability for which the Buyer would, but for that setting off, have been able to make a claim against the Seller under this Schedule 5 (Tax Covenant), disregarding solely for these purposes any financial limitations or caps; and
(C)the application, use or setting off of all or any part of any Buyer’s Relief where, but for such application, use or setting off, the Company would have been subject to a liability in respect of which the Buyer would have been able to make a claim against the Seller under this Schedule 5 (Tax Covenant), disregarding solely for these purposes any financial limitations or caps.
1.3    In any case falling within paragraph 1.2, the amount that is to be treated for the purposes of this Schedule 5 (Tax Covenant) as a Tax Liability of the Company (the "Deemed Tax Liability") shall be determined as follows:
(A)in a case which falls within paragraph 1.2(B), the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that paragraph;
(B)in a case which falls within paragraph 1.2(A) and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that Relief;
(C)in a case which falls within paragraph 1.2(A) and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be (i) the amount of Tax which would, on the basis of the rates of Tax current at the date of the loss, have been saved but for the loss (on the assumption that there are sufficient profits against which to set the Relief), if the Relief was the subject of such a loss, or (ii) the amount of Tax which has been or would have been saved in consequence of the setting off, if the Relief was the subject of such a setting off; and

(D)    in a case which falls within paragraph 1.2(C) the Deemed Tax Liability shall be the amount of the claim the Buyer would have been able to make (disregarding solely for these purposes any financial limitations or caps) but for the application, use or setting off of the Buyer’s Relief.
1.4    References in this Schedule 5 (Tax Covenant) to:
(A)income, profits or gains as being earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;
(B)any payment or distribution as being made on or before a particular date shall include (i) any payment or distribution which has fallen due to be made on or before that date and (ii) any event which has occurred on or before that date and is, or is deemed to be, a payment or distribution for (in either such case) the purposes of any Tax; and
(C)"ordinary course of business" does not include any of the following:
(1)anything that results in any liability of the Company to Tax that is the primary liability of another person (other than another Company or a member of the Buyer’s Group);
(2)anything that relates to any scheme, transaction or arrangement that is designed partly or wholly to avoid or reduce a Tax Liability; and
(3)any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation and any act, omission or transaction that gives rise to any fine, penalty, surcharge or interest relating to Tax.
2.    COVENANT
2.1    The Seller covenants with the Buyer that, subject to the limitations in paragraph 3 and Schedule 6 (Limitations) (including, without limitation, the £1.00 cap therein), it will at all times pay to the Buyer (or, at the option of the Buyer, to the Company) an amount equal to:
(A)    any Tax Liability of the Company arising in respect of or in connection with or in consequence of:
(1)any income, profit or gain actually or deemed or treated as having been earned, accrued or received on or before Closing; and/or
(2)any event occurring or entered into or deemed to have occurred or to have been entered into on or before Closing; and/or
(3)the ownership, occupation or use of an asset (in each case on or before Closing), where the relevant Tax is imposed by reference to a period before Closing (and not by reference to income, profit or gains);
(B)    any Deemed Tax Liability;
(C)    any Tax Liability of the Company arising (i) by reason of the failure of any other person fully to pay and discharge when due (even if after Closing) any liability to Taxation on its part or (ii) by reason of the Company having been, for Tax purposes on or at any time before Closing, a member of the same group or consortium or otherwise connected or associated with, or a settlor or beneficiary in relation to, any other person;
(D)    any liability of the Company to pay any amount (other than to another Target Company) pursuant to an indemnity, guarantee, covenant, warranty or agreement entered into before Closing under which the Company has agreed to meet or pay a sum equivalent to or by reference to any other person’s liability to Tax;
(E)    any liability of the Company or a member of the Buyer’s Group (or interest or penalties in relation to the same), whether arising before, on or after Closing:
(1)in respect of or by reference to the exercise, release, or cancellation of any option granted before Closing (other than an option granted by the Buyer or a member of the Buyer’s Group);
(2)in respect of or by reference to any chargeable event as defined in section 427 ITEPA 2003, or other event, in relation to any employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security occurred on or before Closing and the relevant employer (for the purposes of Part 7 of ITEPA 2003) is a Target Company; or
(3)as a result of the Seller or any Seller Related Party making a payment after Closing in respect of such options or employment-related securities;
(F)    any liability to Tax suffered by the Buyer (or any company which is at any time a member of the same group of companies as the Buyer) which arises under Part 8ZB
CTA 2010 in connection with the transfer of the Shares to the Buyer;
(G)    the amount of any UK stamp duty (and any connected interest, fines and penalties) chargeable on a document executed before Closing which would need to be paid in order to establish title of the Company to any asset or is needed to be given in evidence in any court or tribunal in connection with any cause of action (which shall for the purposes of this schedule be deemed to be a liability to make an actual payment on the last day on which payment would have avoided any liability to interest or penalties), and the amount of the liability shall be the amount of the stamp duty (together with any related interest, fines and penalties); and
(H)    all costs, expenses and other liabilities incurred by, payable by or charged against any of the Buyer or the Company in connection with (a) any liability or matter referred to in paragraphs (A) to (G) above or any Tax Claim in respect thereof, or (b) bringing any successful claim made by the Buyer pursuant to this Schedule 5 (Tax Covenant).
2.2    Any payment made under this schedule between the parties shall be treated so far as possible as an adjustment to the Consideration under this Agreement (but for the avoidance of doubt this shall not limit the amount payable).
3.    LIMITATIONS
3.1    The covenant given in paragraph 2.1 shall not cover any Tax Liability of the Company to the extent that:
(A)    the liability arises or is increased (other than as a result of an increase in the rates of penalties, charges, surcharges, fines or interest) as a result only of any increase in rates of Tax or of a change in legislation, or any amendment to, or withdrawal of, any published practice of general application of a Tax Authority, being in each case a change, amendment or withdrawal which is announced after Closing (other than a change targeted specifically at countering a tax avoidance scheme) whether or not purported to have retrospective effect;
(B)specific provision or reserve in respect of the liability was made in the Locked Box Accounts or the EV to Equity Bridge and such provision or reserve reduced the net assets shown in the Locked Box Accounts or reduced the value in the EV to Equity Bridge;
(C)the liability has been discharged or made good without cost or loss to the Buyer, and such discharge was reflected in the Locked Box Accounts or the EV to Equity Bridge;
(D)the liability arises as a consequence of or by reference to an event occurring, or in respect of income, profits or gains earned, accrued or received, between the Locked Box Date and Closing in the ordinary course of business of the Company; and
(E)the Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Buyer or the Company at any time after Closing which could reasonably have been avoided and of which the Buyer was aware or ought reasonably to have been aware would give rise to the relevant Tax Liability, except that this exclusion shall not apply where such transaction, action or omission:
(1)is required by any applicable law or other statutory requirement in force before Closing or by any Tax Authority;
(2)is carried out or effected pursuant to a legally binding obligation of the Company entered into on or before Closing;
(3)is carried out or effected in the ordinary course of business of the Buyer or the Company;
(4)is carried out or effected in order to establish title of the Company to any asset; or
(5)is carried out at the written request or with the written consent of the Seller.
4.    DUE DATE OF PAYMENT
4.1    Where the Seller becomes liable to make any payment pursuant to paragraph 2 the required date for the making of that payment shall be the date of written demand by the Buyer or (if later):
(A)subject as provided by paragraph 4.1, in a case that involves an actual payment of Tax by the Company, seven days prior to the date that is the last date on which the Company or Buyer would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Seller's liability under this Schedule 5 (Tax Covenant) in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability; or
(B)in a case falling within paragraph 1.2, the date on which any Tax Liability would have fallen due but for any available Reliefs, rights of repayment or claims of a similar nature or, where paragraph 1.2(C) applies, the date of the loss or setting off of the relevant Relief, as appropriate.
5.    TAX AFFAIRS
5.1    Subject to this paragraph 5 and Schedule 16 (Specific Tax Covenant), the Buyer shall at the Target Group’s expense, prepare all documentation and deal with all matters (including correspondence, enquiries and disputes) relating to the tax returns and affairs of the Target Group for all accounting and fiscal periods ending on or prior to Closing and the accounting and fiscal period current at Closing ("Relevant Accounting Periods") to the extent that the same have not been prepared and agreed with Tax Authorities prior to Closing.
5.2    The Buyer shall procure that:
(A)the Seller is kept reasonably informed of all material matters relating to the Tax affairs of the Target Group relating to a Relevant Accounting Period, but only so far as such matters may adversely affect (i) the Tax position or affairs of the Seller or any member of the Seller’s Group or (ii) the liability under this Agreement of the Seller or any member of the Seller’s Group (the "Relevant Tax Affairs");
(B)the Seller promptly receives copies of all material written correspondence with any Tax Authority insofar as it is relevant to the Relevant Tax Affairs;
(C)the Tax returns of the Target Companies with respect to Relevant Tax Affairs are prepared on a basis which is consistent with (i) the manner in which Tax returns submitted prior to Closing were prepared (including for the avoidance of doubt, assuming that first year allowances are available in respect of the capital expenditure incurred in the accounting periods ended 31 December 2025 in accordance with the bases set out in the Deloitte Capital Allowances Memo dated 12 May 2026) and (ii) the basis of preparation of the Locked Box Accounts (save to the extent that a change in any such Tax return or its preparation is necessary in order to comply with the law or generally accepted accounting principles applicable to the relevant Target Company at Closing); and
(D)the Seller and its advisers are afforded a reasonable opportunity (being at least 30 Business Days before the expiry of any applicable time period) to comment on all returns, claims, notices or other documents relating to Tax or other non-routine correspondence (whether in physical, electronic or any other form) in relation to the Relevant Tax Affairs ( in each case a “Tax Document”) before its submission to the relevant Tax Authority and that the Seller’s reasonable comments are taken into account (if they relate to the Tax position or affairs of the Seller or a member of the Seller’s Group) or incorporated (if they relate to a liability of the Seller or a member of the Seller’s Group under this Agreement), but only so far as such comments are relevant to, or may affect, (i) the Tax position or affairs of the Seller or any member of the Seller’s Group or (ii) the liability under this Agreement of the Seller or any member of the Seller’s Group.
5.3    The Seller shall procure that the Buyer and its duly authorised agents are afforded in reasonable time such information and assistance as it or they reasonably require to enable the Buyer to fulfil its obligations under this paragraph 5, including (without limitation) with respect to any matters in relation to Pillar 2.
5.4    The Buyer shall not, and shall procure that no Target Company shall, amend, withdraw or refile any Tax return of the Target Group submitted prior to Closing and relating to any period or part period ended on Closing without the Seller’s prior written consent (not to be unreasonably withheld or delayed) but only to the extent that (i) such amendment, withdrawal or refiling would give rise to a Tax Liability for the Seller or a member of the Seller's Group and (ii) the amendment, withdrawal or refiling is not required by applicable law.
5.5    The Seller shall not, and shall procure that no member of the Seller’s Group shall, amend or withdraw any surrender of UK group relief that has been made by any member of the Seller’s Group to any Target Company prior to Closing under Part 5 and/or Part 5A CTA 2010, save where the amendment or withdrawal is required by applicable law.

SCHEDULE 6
LIMITATIONS
1.    DISCLOSURE
The Seller shall not be liable for any Claim under the General Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim has been Disclosed.
2.    TIME LIMITS
2.1    Notwithstanding the terms of the W&I Insurance Policy and any other provisions of this Agreement or any other Transaction Document, the Seller shall not be liable for any Claim unless the Buyer gives written notice of such Claim to the Seller in accordance with paragraph 2.2 of this Schedule 6 (Limitations):
(A)in the case of a Claim under the Fundamental Warranties, the Tax Warranties or under the Tax Covenant, Schedule 12 (Employee Share Plans) or Schedule 16 (Specific Tax Covenant), before the expiry of seven years following the Closing Date;
(B)in the case of a Claim under the General Warranties (other than the Tax Warranties), before the expiry of two years following the Closing Date;
(C)in the case of a Claim under clause 14, before the expiry of 30 months following the Closing Date; or
(D)in the case of any other Claim, before the expiry of 12 months following the Closing Date.
2.2    Notice of a Claim shall be given by the claimant Party to the other Party as soon as reasonably practicable after the claimant Party has become actually aware that such Claim has arisen and, in any event, within the time limits specified in clause 13.2 or paragraph 2.1 of this Schedule 6 (Limitations) (as applicable) containing such details of such Claim, including its anticipated value, as the claimant Party has available to it. Failure to provide the information specified in this paragraph 2.2 shall not affect the right of the claimant Party to make a Claim, but that failure shall be taken into account in determining the liability of the defendant Party for such Claim.
3.    WITHDRAWAL
Any Claim (excluding a Specific Tax Claim or pursuant to Schedule 12 (Employee Share Plans)) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being issued within six months after (if the Claim is contingent or otherwise not capable of being quantified) the date on which the Claim becomes actual or quantifiable or (in any other case) the date notice has been given by the Buyer or Seller (as applicable) in accordance with paragraph 2 of this Schedule 6 (Limitations), provided that in the case of a Claim where the Buyer has made a corresponding claim against an insurer or there is a corresponding entitlement to recovery from some other person, the six month period shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined.
4.    MAXIMUM LIABILITY
4.1    The aggregate amount of the liability of the Seller:

(A)under the Warranties (other than any Pitch Warranty Claims or in respect of Excluded Title Losses) and/or under paragraph 2 of Schedule 5 (the Tax Covenant) and any additional amounts payable in respect thereof under clause 23 (without prejudice to the Buyer's recourse under the W&I Insurance Policy and the Title Policy) shall be limited to £1.00 and the Buyer agrees and accepts that its only recourse (if any) in respect of any and all of such Claims under the Warranties and paragraph 2 of Schedule 5 (the Tax Covenant) and/or for any additional amounts payable in respect thereof under clause 23 shall be to make a claim under the W&I Insurance Policy or the Title Policy (as applicable);
(B)in respect of a Leakage Claim, shall be as specified in clause 6.4(C);
(C)subject always to clause 23, in respect of all Claims for Excluded Title Losses, shall be an amount equal to 70% of the Consideration (as determined in accordance with paragraph 4.2 of this Schedule 6 (Limitations)) but only to the extent that the aggregate amount of Excluded Title Losses exceeds an amount equal to 30% of the Consideration (as determined in accordance with paragraph 4.2 of this Schedule 6 (Limitations)), in which case the Seller shall be liable for the excess only and not for the whole amount;
(D)subject to paragraph 4.3 of this Schedule 6, in respect of all Pitch Warranty Claims and any additional amounts payable in respect thereof under clause 23 shall be an amount equal to 5% of the Consideration (as determined in accordance with paragraph 4.2 of this Schedule 6 (Limitations)); and
(E)in respect of any and all other Claims under this Agreement including pursuant to clause 23 in respect thereof (other than claims relating to Warranties, paragraph 2 of Schedule 5 (Tax Covenant) and Leakage Claims) shall be an amount equal to 30% of the Consideration (as determined in accordance with paragraph 4.2 of this Schedule 6 (Limitations)).
4.2    For the purposes of paragraph 4.1 of this Schedule 6 (Limitations), the determination of the Consideration shall exclude the application of clause 4.7.
4.3    The Seller shall not be liable for (i) any Pitch Warranty Claim unless the amount of the liability pursuant to that Pitch Warranty Claim exceeds £100,000 and (ii) any Pitch Warranty Claim unless the aggregate amount of the liability of the Seller for all Pitch Warranty Claims not excluded by this paragraph 4.3(i) exceeds £1,500,000, in which case the Seller shall be liable for the entire amount of the Pitch Warranty Claim and not merely the excess.
4.4    Notwithstanding the foregoing, the aggregate liability of the Seller under this Agreement (including in relation to any Leakage Claim) shall not in any circumstances exceed, in aggregate, the sum of the Consideration plus the aggregate amount of all Leakage actually received by the Seller and the Seller Related Parties.
5.    DUTY TO MITIGATE
The Buyer and each member of the Buyer's Group shall, and following Closing shall procure that each Target Company shall, take reasonable steps to mitigate any Losses which give rise to a Claim (other than a claim under the Tax Covenant or any claim by the Buyer under Schedule 12 (Employee Share Plans) or any Specific Tax Claim (without prejudice to the Buyer’s obligations under Schedule 5 and Schedule 16 (Specific Tax Covenant))).

6.    RECOVERY FROM INSURERS
To the extent the Buyer (or any member of the Target Group) is or may be entitled to claim under the W&I Insurance Policy, the Title Policy and/or any other applicable insurance policy (including, without limitation, the Dual Policies, the Environmental Policy and/or any other title policies) (the "Applicable Insurance Policies" and each an "Applicable Insurance Policy") in respect of any Losses as a result of a breach of the Pitch Warranty or Excluded Title Losses then no such Losses as a result of a breach of the Pitch Warranty Claim or Excluded Title Losses shall be the subject of proceedings in respect of a Claim under the Pitch Warranty or Fundamental Warranties (as applicable) unless and until the Buyer has made all claims under and used reasonable endeavours to pursue such claims under any relevant Applicable Insurance Policy and any successful claim under any relevant Applicable Insurance Policy shall then extinguish or reduce by the amount so recovered any such Claims under the Pitch Warranty or Fundamental Warranties (as applicable) less all reasonable costs of recovery and any Tax thereon. So long as a Claim under the Pitch Warranty or Fundamental Warranties (as applicable) shall have been notified to the Seller in accordance with paragraph 2.1(A) of this Schedule 6 (Limitations) then the proviso in paragraph 3 of this Schedule 6 (Limitations) shall operate to govern the time limit within which legal proceedings must be commenced in respect thereof.
7.    RECOVERY FROM THIRD PARTIES
If the Seller makes any payment to the Buyer in relation to a Claim (excluding a Specific Tax Claim and any claim pursuant to Schedule 12 (Employee Share Plans)) (the "Damages Payment") and the Buyer, any other member of the Buyer's Group or a Target Company receives any sum otherwise than from the Seller or a member of such Seller's Group (whether by payment, discount, credit, relief or otherwise, and including from any Tax Authority or insurer) which would not have been received but for the circumstances giving rise to that Claim and the amount of which, when added to the amount of the Damages Payment, exceeds the total amount of the Buyer’s Losses in respect of the circumstances giving rise to that Claim (such excess amount being the “Excess Recovery Amount”), the Buyer shall, or shall procure that the relevant Target Company shall, promptly after the Buyer or the relevant Target Company has received such sum or benefit, repay to such Seller an amount equal to the Excess Recovery Amount (net of Taxation on that amount or any fees, costs and expenses properly incurred in recovering such amount) or, if less, the Damages Payment. Nothing in this paragraph shall permit any double counting under this Agreement in respect of any sum or benefit that is (or would be) the subject of this paragraph.
8.    ACTS OR OMISSIONS OF THE BUYER
The Seller shall not be liable for a Pitch Warranty Claim to the extent that it would not have arisen but for, or that the liability to which it relates has been increased by, any act, omission or transaction carried out:
(A)on or after Closing by the Buyer, any member of the Buyer's Group or any Target Company (other than where such act, omission or transaction (i) was made pursuant to a binding obligation or commitment in existence at Closing which was not entered into at the written direction or request of the Buyer, (ii) is required to comply with applicable law, (iii) was entered into with the prior written approval of the Seller or (iv) was required to avoid or mitigate a penalty imposable by any applicable law); or
(B)before Closing by any member of the Seller's Group or any Target Company at the written direction or request of the Buyer or any member of the Buyer's Group.
9.    CONDUCT OF CLAIMS

9.1    If the Buyer becomes aware of any claim by a third party which might reasonably be expected to result in a Pitch Warranty Claim being made (a "Third Party Claim") the Buyer shall:
(A)within 10 Business Days of becoming aware of it, give written notice of such Third Party Claim to the Seller containing such details of the Third Party Claim as the Buyer has available to it;
(B)consult with the Seller and keep the Seller informed as regards material developments in connection with the Third Party Claim, and provide the Seller with such information as it may reasonably require regarding the Third Party Claim;
(C)take (and procure that each member of the Buyer's Group and each Target Company shall take) such action as the Seller may reasonably request in writing to avoid, resist, dispute, appeal, compromise or defend such Third Party Claim and appeal against any judgment given in respect of such Third Party Claim including, without limitation, applying to postpone so far as legally possible, the payment of any Tax; and
(D)not make (and procure that no Target Company shall make) any admission of liability, agreement or compromise to or with any person, body or authority in relation to that Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).
9.2    The Seller shall not be liable for a Pitch Warranty Claim to the extent that the liability the subject of the Pitch Warranty Claim arises or is increased as a result of the failure by Buyer to comply with its obligations under this paragraph 9 of Schedule 6.
10.    CHANGES IN LAW, TAX RATES AND ACCOUNTING POLICY
The Seller shall not be liable for any part of any Claim (excluding any claim under the Tax Covenant and any Specific Tax Claim) to the extent that such part of such Claim is increased as a result of:
(A)any legislation not in force at the date of this Agreement;
(B)any change of, or change of interpretation of, any law, regulation, directive or applicable requirement from any Governmental Entity which takes effect retroactively;
(C)any change in the rates of Tax in force at the date of this Agreement; or
(D)any change in accounting policy or the accounting reference date of any Target Company after Closing (other than any change required as a result of any failure, act, error or omission occurring prior to Closing).
11.    NO DOUBLE RECOVERY
The Buyer shall not be entitled to recover the same Losses more than once under the terms of this Agreement.
12.    BUYER'S KNOWLEDGE
The Buyer shall not be entitled to recover Losses in respect of a Claim (other than a Claim under the Tax Covenant, Schedule 12 (Employee Share Plans) or Schedule 16 (Specific Tax Covenant)) arising from any fact, matter, event or circumstance of which the Buyer in respect of the Transaction had actual knowledge and provided that the Buyer had actual knowledge that such fact, matter, event or circumstance constituted a breach of this Agreement on or prior to the date of this Agreement.
13.CONSEQUENTIAL LOSS ETC.
The Seller shall not be liable in respect of any Claim (other than a claim for a breach of the Warranties (where special, consequential or indirect losses are reasonably foreseeable), a claim under the Tax Covenant or any Specific Tax Claim), to the extent that the Losses which are the subject of such Claim comprise special, consequential or indirect losses.
14.PROVISIONS
The Seller shall not be liable for any Claim (excluding any claim under the Tax Covenant) to the extent that a specific and identifiable provision or allowance is made in the Closing Payments Schedule, Locked Box Accounts or the EV to Equity Bridge in respect of the liability to which the Claim relates.
15.EFFECT
Subject to clause 24.18, the provisions of this Schedule 6 (Limitations) apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect as a result of Closing or of any matter or event.

SCHEDULE 7
CLOSING
1.    On Closing, the Seller shall (or procure that each Sub-Seller shall):
(A)    deliver to the Buyer:
(1)duly executed transfers of the Shares in the Agreed Form in favour of the Buyer;
(2)(subject to clause 7.9) the Capitalisation Documents, duly executed by all parties thereto;
(3)the share certificate(s) for the Shares (or an indemnity in the Agreed Form in the case of any missing share certificate(s));
(4)the Release Documents, duly executed by all parties thereto;
(5)evidence which is satisfactory to the Buyer (acting reasonably) that the JPM Facility has been cancelled in full and/or terminated in accordance with its terms (or, if any amounts remain outstanding thereunder, details of the amount required to repay such amounts and procure the full cancellation and termination of the JPM Facility);
(6)a power of attorney in the Agreed Form, duly executed by each of (i) SC Henfold Vernon LLC in respect of the Shares set out against its respective name in Schedule 1 (The Seller and the Sub-Sellers) and (ii) Sun UK Holding LLC in respect of the Shares set out against its respective name in Schedule 1 (The Seller and the Sub-Sellers) and (subject to completion of the Capitalisation in accordance with the Capitalisation Documents) any further securities in SCI Bidco Limited that are issued pursuant thereto;
(7)the certificate of incorporation, certificate(s) of incorporation on change of name (if any), the common seal (if any) and all other statutory records of each Target Company made up to the Closing Date;
(8)except to the extent that they are kept at the Properties (or any of them), all of the books of account, financial and accounting records, correspondence, documents, files memoranda and other papers relating to each Target Company (including all Companies House and Tax Authority web filing service details for each Target Company, including the relevant sign in e-mail address, security code and authentication code and PROOF codes (if any));
(9)the duly executed written resignations in the Agreed Form of (i) Aaron Weiss and John McLaren as directors of each Target Company of which they are a director and (ii) Nick Pike as a director of each Target Company of which he is a director;
(10)the termination agreement in the Agreed Form relating to the PHUK MSA with effect from Closing duly executed by all parties thereto;
(11)the deeds of release of the Seller in the Agreed Form relating to each of the PMAs with effect from Closing duly executed by all parties thereto;

(12)a copy of the TSA duly executed by the Seller and the Buyer;
(13)(if available following the Seller taking reasonable endeavours to obtain the same) an endorsement issued by Liberty Mutual Insurance SE confirming that the Buyer is an additional insured on the Environmental Policy; and
(14)copies of the duly executed minutes of a meeting of the Board of Directors of Sun Communities, Inc., as the parent of the Seller and each Sub-Seller, approving, inter alia, (a) the entry into this Agreement and the other Transaction Documents to which Seller and each Sub-Seller are a party, (b) in the case of each Sub-Seller, duly authorising the Seller to act as agent to enter into this Agreement and any other relevant Transaction Documents, and (c) the transfer of the Shares to the Buyer;
(B)execute and deliver to the Buyer those of the Transaction Documents which are to be executed by the Seller or any Sub-Seller;
(C)a letter in the Agreed Form from the Seller (or any member of the Seller’s Group (as applicable)) confirming that they have ceased to be a registrable person (within the meaning of section 790E(4) of the Companies Act 2006) in relation to each Target Company incorporated in England with effect from Closing, duly executed by the Seller (or any member of the Seller’s Group (as applicable)); and
(D)procure that a meeting of the board of directors of the Companies (and, to the extent applicable in respect of the matters referred to in sub-paragraphs 1(C)(2) and 1(C)(3) below, each other Target Company) is held at which the following business shall be transacted:
(1)the transfer of the Shares shall be approved for registration and the entry of the Buyer into the register of members of the Companies shall be approved, in each case subject only to the transfers being duly stamped;
(2)the resignations of Aaron Weiss, John McLaren and Nick Pike as directors of and as the secretary of the Companies and each other Target Company (as applicable) shall be accepted with effect from Closing and such persons as the Buyer shall nominate shall be appointed in their place; and
(3)the resignations of Aaron Weiss and John McLaren as non-executive directors of SCI Bidco Limited shall be accepted with effect from Closing.
2.    The Buyer shall on Closing:
(A)deliver to the Seller a copy of the duly executed minutes of a meeting of the board of directors of the Buyer approving, inter alia, the entry into this Agreement and the other Transaction Documents to which it is party and the purchase of the Shares;
(B)execute and deliver to the Seller those of the Transaction Documents, which are to be executed by the Buyer;
(C)pay the Consideration to the Seller in immediately available funds by electronic transfer to the Seller Account;
(D)procure that the Companies pay the Disclosed Seller Transaction Costs Amount (as set out in the Closing Payments Schedule), to the extent incurred and due any payable on Closing but not yet paid as at Closing; and

(E)    procure that the Companies pay the Disclosed Seller Transaction Bonuses Amount (as
set out in the Closing Payments Schedule).

SCHEDULE 8

Part A
Leakage
1.Any management charge, service fee or director’s fee (or other emoluments of any kind) payable or made to, or made for the benefit of, or any payment made to or on behalf of, the Seller or any Seller Related Parties by any member of the Target Group.
2.Any dividend, bonus issue or other distribution of profits or assets or return or repayment of capital (in cash or in specie) that has been declared, authorised to be paid or paid by any member of the Target Group to or for the benefit of the Seller or any Seller Related Parties.
3.Any amount paid to, or value incurred for the benefit of, the Seller or any Seller Related Party in respect of any share or loan capital of any member of the Target Group held by the Seller or any Seller Related Party that has been redeemed, cancelled or purchased.
4.The purchase, disposal, surrender or transfer of any asset, right or interest by any member of the Target Group to, or for the benefit of, the Seller or any Seller Related Party.
5.Any assumption or discharge by any member of the Target Group of any obligation or liability of the Seller or any Seller Related Parties, including the provision by a member of the Target Group of any security, indemnity, guarantee, Encumbrance or surety for any liability of the Seller or any Seller Related Parties or otherwise for the benefit of the Seller or any Seller Related Party (other than in any such case, expressly pursuant to the terms of any Transaction Document).
6.The creation of any Encumbrance over any of the assets or shares of any member of the Target Group in favour of the Seller or any Seller Related Parties.
7.The forgiveness, release (other than to the extent value is received for such release equivalent to the debt, claim or liability subject to such release), waiver or discount (in full or in part) of any amount, right, obligation, or liability owed by the Seller or any Seller Related Parties (in each case) or otherwise for the benefit of the Seller or any Seller Related Party.
8.Any payment to or on behalf of the Seller or any Seller Related Parties of principal or interest on any indebtedness owing to any Seller or any Seller Related Party or any other payment in relation to loan capital to or on behalf of the Seller or any Seller Related Parties.
9.Any Seller Transaction Costs.
10.Any Seller Transaction Bonuses.
11.Any agreement or arrangement to implement or give effect to any of the matters referred to in paragraphs 1 to 10 above.
12.(Without duplication) any Tax (other than recoverable VAT) paid or payable by any member of the Target Group in respect of any of the matters referred to in paragraphs 1 to 11 above or which would have been payable but for the availability of a Buyer’s Relief, for the avoidance of doubt, VAT that is recoverable as input VAT by a member of the Target Group shall not constitute Leakage.

Part B
Permitted Leakage
1.Salaries, fees, bonuses, emoluments and other entitlements (including any pensions contributions) and any consultancy fees payable in the ordinary and usual course of business to any Seller or any Seller Related Parties in their capacity as directors, non-executive directors, employees, officers, workers or consultants of any Target Company in accordance with their existing written contracts of employment or engagement or written director or consulting agreements in place on or before the date of this Agreement (including those appointed by or on behalf of the Seller), together with any expenses and commissions to be reimbursed (in the ordinary course and consistent with past practice and in accordance with the terms of such existing written contracts or written agreements) and including any PAYE, National Insurance contributions, apprenticeship levies and VAT in respect of these amounts, and any ordinary course assistance provided by employees of the Target Group in connection with the Transaction.
2.The payment of the Permitted Debt Repayment in accordance with clause 8.2(A).
3.Entry into of the Capitalisation Documents and the satisfaction by Park Holidays UK Limited of the aggregate outstanding amount owing to Sun Home Services, Inc. under the Seller Loan Agreements in connection with the Capitalisation as provided for in the Capitalisation Documents, excluding any associated costs (which shall constitute Seller Transaction Costs) and provided that any Taxes suffered (or which would be suffered but for the availability of a Relief) by any Target Company as a consequence of the Capitalisation, shall not constitute Permitted Leakage.
4.Any amount or liability incurred, or payment made, by or on behalf of any Target Company that is required to be made or incurred pursuant to the terms of this Agreement or the other Transaction Documents, including any Tax arising as a result of or, or in connection with, such payment.
5.Any matter undertaken or payment made at the written request (or with the written consent) of the Buyer, including any Tax arising as a result of, or in connection with, such payment.
6.Any amounts or liabilities (including any Tax liabilities) specifically provided for (or would have been specifically provided for, but for the availability of any Relief) in the Locked Box Accounts or the EV to Equity Bridge to the extent of such specific provision.
7.Any Leakage refunded or otherwise made whole to any Target Company on or prior to Closing.
8.Any payment (including any VAT payable thereon) made or agreed to be made by or on behalf of any Target Company in respect of costs incurred or goods or services provided by the Seller to or for the benefit of any Target Company pursuant to an existing legally binding arrangement or agreement in place on or before the date of this Agreement that is on arm’s length terms, that has been disclosed in the Disclosure Letter and is for fair market value.
9.Any accrual (but not the payment) of unpaid interest due under the Seller Loan Agreements by any Target Company.
10.The incurrence or recharge of amounts owing between Seller or any Seller Related Parties and any Target Company which are ultimately settled via the Capitalisation.
11.Any agreement or arrangement relating to any of the matters referred to in paragraphs 1 to 10 above.

SCHEDULE 10
INTERIM PERIOD UNDERTAKINGS
During the Interim Period (but subject always to clause 7 (Interim Period)), no Target Company shall (without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed)):
1.issue, or grant any option or right to subscribe for, new shares, loan capital or other securities convertible into shares in any member of the Target Group or repay, reduce, redeem or repurchase any of its shares, loan capital or other securities;
2.change its issued share capital in any way (including any increase or reduction of its share capital, creation or allotment of new shares or the conversion, redemption or repurchase of shares) or any rights attached to any of its shares or declare or make any dividend or other distribution;
3.amend its constitutional documents or the Delegated Authority Framework or appoint or terminate any person as a director or other officer;
4.incorporate or liquidate or dissolve (including the commencement of any proceedings or passing of any resolution in respect of any liquidation or dissolution) any subsidiary undertaking, effect any hive-up or hive-down or create any Encumbrance over its assets or undertakings (other than any Encumbrances arising in the ordinary course of business);
5.dispose of or transfer, or agree to dispose of or transfer (i) any legal or beneficial interest in an entity or undertaking (including any Target Company); or (ii) any business or part of any business or any of the assets of the Target Group: (a) with a value, in any such case, in excess of £5,000,000, or (b) where the value of the consideration for such disposal or transfer is less than 90% of the fair market value of that asset;
6.other than in the ordinary course of business, surrender, vary or accept the surrender of any existing leases or licences nor amend or waive any terms of any lease, licence, easement, wayleave, or any development or overage agreements;
7.agree to any alteration of boundaries nor grant any new easements, wayleaves or rights of way over, under or across a Property, or agree to the extinguishment of any existing rights benefitting a Property, other than in the ordinary course of business;
8.amend in any material respect or terminate any Material Contract;
9.enter into any legally binding agreement or arrangement that is (i) not on arm’s length terms; or (ii) not capable of termination without compensation at any time with six months’ notice;
10.amalgamate or merge or acquire any other company or business undertaking, or enter into any joint venture, partnership, consortium or similar legally binding arrangement;
11.engage, employ or terminate any person earning an aggregate annual base salary in excess of £150,000, or any officer (or their successor) or any person of whom enquiries are to be made pursuant to clause 1.2(N) of this Agreement (other than where such termination is in circumstances of gross misconduct or for cause);
12.materially increase the remuneration or benefits of or make any other material alteration to the terms of employment, appointment or engagement of any officer or Employee save for any increases or changes required under applicable law or pursuant to the terms of any pre-existing written contractual entitlement which has been Disclosed in the Data Room and/or the Disclosure Letter;
13.make any material gratuitous payment or provide any non-contractual benefit to any current or former officer or employee or any of their dependants;
14.make any material change to the Pension Scheme or enter into any new occupational pension scheme or any agreement or contract in connection with any person's right to enhanced early retirement or enhanced redundancy benefits;
15.enter into any written arrangement with any trade union, works council or staff association or any other body representing employees;
16.institute or settle any litigation, arbitration, prosecution or other formal legal proceedings (other than normal debt collection in the usual course of trading) (i) in which the amount claimed is in excess of £1,000,000 (or, if lower, the amount specifically provided for in respect of such proceedings in the Locked Box Accounts or EV to Equity Bridge) or (ii) which (a) includes any express admission of guilt or wrongdoing by any Target Company, or (b) imposes any non-competition restrictions, non-solicitation restrictions or other similar restrictions (but not any customary confidentiality obligations) on the activities or operations of any Target Company;
17.change the date to which its annual accounts are prepared;
18.incur or commit to incur (i) any growth or investment capital expenditure that is not expressly provided for in the Business Plan; or (ii) any other capital expenditure on any individual item in excess of £500,000 or in an aggregate amount in excess of £5,000,000;
19.make or permit any material change in the nature, organisation or scope of the Business including the discontinuing or ceasing to operate any part of its Business;
20.change its tax residency or tax status including opening a permanent establishment, branch or other taxable presence in any jurisdiction other than its jurisdiction of Tax residence or the United Kingdom;
21.change its tax or accounting principles, policies or procedures;
22.make, change or revoke any Tax election, claim, disclosure or Relief otherwise than in the ordinary course of business of the Target Company and consistent with past practice;
23.settle, compromise, agree or negotiate any Tax claim or liability with any Tax Authority (other than the Capital Allowances Enquiries) in excess of £100,000;
24.settle, compromise, agree or negotiate the Capital Allowances Enquiries in excess of the Capital Allowances Cap, provided that in each case the Seller will keep the Buyer reasonably informed about the material progress of the relevant enquiries and afford the Buyer the opportunity to provide reasonable comments on any material correspondence, which the Seller shall take into account;
25.prepare or file any Tax return (or make any material amendment to any Tax return), other than a Tax return prepared, filed or amended in a manner consistent with past practice;
26.vary the terms of any Existing Facility (including the Seller Loan Agreements, the JPM Facility, the Existing NatWest Facilities (save for the termination of the JPM Facility at or prior to Closing) and the Existing Stock Finance Agreements) or take any action that would result in a breach of the terms of any Existing Facility or result in any formal event of default arising under the terms of any Existing Facility;
27.enter into or arrange any new borrowing facilities above £1,000,000 other than pursuant to and in accordance with the Existing Stock Finance Agreements;
28.give any guarantee, indemnity, surety or similar commitment in relation to the obligations of any other person or repay in advance of its stated maturity any borrowing or indebtedness (other than ordinary course payments of trade payables);
29.make any material payment or transfer any asset to the Seller, any Sub-Seller or any Seller Related Party, other than in the ordinary course of business and in accordance with past practice;
30.make any borrowing or request for any borrowing under or in connection with the JPM Facility or make any loan (other than trade credit in the ordinary course of business) or cancel, release or assign any debt or obligation owed to it;
31.carry out any new development, construction or material alterations at any Property that is not already underway at the Properties at the date of this Agreement or expressly provided for in the Business Plan, beyond routine maintenance that is required in the ordinary course of business and in order to maintain the standard of repair at each of the Properties;
32.enter into any lease, underlease, tenancy, licence to occupy, lease-hire, hire-purchase arrangement, or any other occupational agreement or any arrangement under which payment is deferred (other than in the ordinary course of business);
33.make any material alteration to any Target Company’s formal written policies and procedures for ensuring compliance with the terms of any environmental permits or licences applicable to any Property;
34.other than in the ordinary course of business, materially vary the terms on which it holds, uses or occupies any Property, settle any rent review, accelerate or delay the collection or payment of any rent or service charge, or charge any Property or any interest in any Property;
35.other than in the ordinary course of business, vary the terms of, or terminate, any Material Policy or Material Permit or allow any Material Policy or Material Permit to lapse;
36.defer, or delay the making of, any capital expenditure on any individual item in excess of £500,000 or in an aggregate amount in excess of £5,000,000 (excluding any amount in respect of VAT) other than in the ordinary course of business;
37.other than (i) in the ordinary course of business and consistent with past practice or (ii) as specifically contemplated in the Business Plan, make any legally binding material change in the payment terms and conditions of any agreement with its material suppliers or take any step that would be materially inconsistent with maintaining its usual working capital requirements;
38.approve any annual budget for any Target Company (including any annual amendment to the quantum of the pitch fees in relation to any particular site, save that no consent is required to introduce new and adjust existing site fee deals across the estate as needed in order to maintain sales velocity across the Group);
39.take out an insurance policy to cover specific tax risks except for a Capital Allowances Insurance Policy incepted with the prior written consent of the Buyer (not to be unreasonably withheld or delayed); or

40.    agree to do any of the things referred to in paragraphs 1 to 39 (inclusive) above.

SCHEDULE 11
BUYER WARRANTIES
1.    The Buyer is duly incorporated in England and Wales.
2.    The Buyer has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents to be entered into by it and the provisions of this Agreement and each of such other Transaction Documents will, when executed, constitute valid and binding obligations on the Buyer, in accordance with their respective terms.
3.    The Buyer is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is not liable to effect any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.
4.    The execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and each of the other Transaction Documents will not:
(A)result in a breach of any provision of its memorandum or articles of association or bye laws or any similar constitutional document, order or judgment that applies to or binds it or any of its assets;
(B)result in a breach of, or constitute a default under, any instrument to which the Buyer is a party or by which the Buyer is bound; or
(C)result in a breach of any law, regulation, order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound;
5.    Except as expressly provided in this Agreement, all Permits or filings with any Governmental Entity and all agreements of any other person which are necessary for the Buyer, or the relevant member of the Buyer's Group, to obtain in order to enter into and perform its obligations under this Agreement and each of the other Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing.
6.    The Buyer is acting as principal and not as agent or broker for any other person and no person other than the Buyer will be interested in the Shares. For the purposes of this sub-paragraph, the word "interested" shall bear the same meaning as in Part 22 of the Companies Act.
7.    There are no:
(A)judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting any member of the Buyer's Group;
(B)law suits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting any member of the Buyer's Group; or
(C)investigations by any Governmental Entity which are pending or threatened against any member of the Buyer's Group, and which, in any such case, will have an adverse effect on the ability of the Buyer or the relevant member of the Buyer's Group to execute and deliver, or perform, its obligations under this Agreement or any of the other Transaction Documents.

8.The Buyer will at the relevant time have immediately available on an unconditional basis (subject only to Closing) the necessary resources to meet its obligations under this Agreement.
9.The Buyer is in compliance with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws and has instituted and maintained, policies and procedures reasonably designed to promote and achieve compliance with such laws and that, neither the Buyer nor, to the Buyer's knowledge, any of its Affiliates and its and their respective employees, officers, directors, representatives, owners, shareholders and agents and any person acting on behalf of the Buyer in connection with the transactions contemplated in this Agreement has in connection with the transaction contemplated in this Agreement (i) used any corporate funds for and/or received any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government employee or official from corporate funds; or (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws and/or any applicable Anti-Money Laundering Laws.
10.The funds that the Buyer will use for the purchase of the Shares do not derive from criminal activity or any transaction with or action involving a target of Sanctions and have not been used for any money-laundering purposes.
11.None of the Buyer or its Affiliates is a person or entity: (i) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury (including but not limited to those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute or Executive order (including Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) who is the subject of Sanctions imposed by the United Nations Security Council, the European Union (or any member state) or His Majesty's Treasury in the United Kingdom; or (iii) is 50% or more owned by any person described in (i) and/or (ii).
12.Neither the Buyer nor any of its subsidiaries is located, organised under the laws of or ordinarily resident in a country or territory that is subject to Sanctions, including general export, import, financial or investment embargos under any Sanctions or otherwise, which, as of the date of this Agreement, comprise Crimea, all foreign-occupied areas of Ukraine, Russia, Syria, Venezuela, Cuba, North Korea and/or Iran.

SCHEDULE 12
EMPLOYEE SHARE PLANS
1.In this Schedule 12:
1.1    "Employee" means an employee, director or officer employed or engaged (or formerly employed or engaged) by any Target Company; and
1.2    "Employment Income" means an amount which is or is deemed to be employment income for the purposes of ITEPA in respect of any Relevant Award, which, for the avoidance of doubt, will include any amount which is treated as employment income under section 222 ITEPA 2003;
1.3    "Employee Taxation" means the amount for which a Target Company becomes liable to account to HMRC under PAYE in respect of any Employment Income together with any Employee's and Employer's social security contributions and any applicable apprenticeship levy for which any such Target Company is liable to account to HMRC in respect of that Employment Income.
2.The provisions of this Schedule 12 shall apply in the event that any Employee receives or is deemed to receive an amount of Employment Income after Closing in consequence of the settlement of a Relevant Award after Closing and as a consequence a Target Company or a member of the Buyer’s Group is obliged to account for Employee Taxation in respect of that Employment Income.
3.On the settlement of a Relevant Award after Closing as a result of which Employee Taxation arises after Closing (a "Relevant Employee Taxation") the Seller will, or will procure that a member of the Seller’s Group will, within five Business Days from the date of such event, notify the Buyer of:
3.1    the details of that Relevant Award;
3.2    the amount of that Employment Income; and
3.3    the identity of the holder of that Relevant Award.
4.The Buyer will procure that the relevant Target Company will, within five Business Days of the receipt of any notice from the Seller or the relevant member of the Seller’s Group as referred to in paragraph 3, provide the Seller with all such information as it shall reasonably require for the purpose of ascertaining the amount of the Relevant Employee Taxation due to be accounted for in respect of the Employment Income, including but not limited to running and providing a calculation from a dummy payroll for the amount of the Relevant Employee Taxation payable on the amount of the Employee Income provided by the Seller under paragraph 3.2.
5.Subject to the Seller having received the information set out in paragraph 4 and only to the extent the Relevant Employee Taxation has not otherwise been provided for in the Locked Box Accounts, the EV to Equity Bridge and/or the Closing Payments Schedule or Known Leakage Amount, the Seller shall pay, on its own behalf or as agent for and on behalf of the relevant Sub-Seller, to the Buyer an amount equal to the Relevant Employee Taxation in respect of the relevant Employee at least three Business Days before the date the relevant Target Company is obliged to account for such amount to HMRC.
6.To the extent that the liability of any Target Company in respect of Relevant Employee Taxation is not satisfied pursuant to paragraph 5, the Seller shall to the fullest extent permitted by law, fully indemnify (on demand), on its own behalf or as agent for and on behalf of the relevant Sub-Seller, the Buyer and each member of the Buyer’s Group and keep it and them fully and effectively indemnified at all times against any Relevant Employee Taxation and any fine, penalty, surcharge or interest connected therewith.
7.The Seller shall not be liable pursuant to the indemnity set out in paragraph 6 to the extent that such Relevant Employee Taxation, or fine, penalty, surcharge or interest connected therewith, arises as a result of (i) any delay by the Buyer to pay such amount of the Relevant Employee Taxation paid to it by the Seller under paragraph 5 to HMRC, or (ii) any information provided by the Buyer pursuant to paragraph 4 being incorrect.
8.Subject to the Seller having complied with its obligations in paragraphs 3, 5 and 6, if any Target Company obtains any Relief which arises from or relates to the Relevant Award (or Relevant Employee Taxation in respect of the Relevant Award) (a “CT Deduction”), the Buyer shall pay to the Seller an amount equal to the corporation tax actually saved by a Target Company as a result of such CT Deduction (the "CT Tax Saving") within five Business Days of the date that the tax computations for the relevant accounting period have been filed with HMRC. The Buyer shall procure that, so far as permitted by law, the relevant Target Companies claim the CT Deduction in their corporation Tax returns for the accounting period in which the Relevant Employee Taxation arises and shall not take any steps which are designed to prevent or delay the claim of the CT Deduction.
9.If any CT Tax Saving for which a payment has been made pursuant to paragraph 8 above is successfully challenged, in whole or in part, by HMRC and as a result of such challenge any Target Company becomes liable to make a payment, or increased payment, to HMRC, the Seller shall within 10 Business Days of written demand from the Buyer repay to the Buyer an amount equal to such payment or increased payment, provided that the repayment shall not exceed the sum actually paid by the Buyer to the Seller under paragraph 8 .
10.The Buyer shall procure that the Target Company provides all such information as the Seller or a member of the Seller's Group shall reasonably require in connection with any Share Plan, and the Seller shall, or shall procure that the relevant Seller or member of the Seller’s Group shall, provide all such information as the Buyer, member of the Buyer’s Group or relevant Target Company shall reasonably require in connection with any Share Plan.
11.For the avoidance of doubt, there shall be no double recovery for any Relevant Employee Taxation under this Schedule 12, pursuant to a Leakage Claim and/or as included in the Known Leakage Amount.

SUN COMMUNITIES OPERATING LIMITED        )
PARTNERSHIP, a Michigan limited partnership         )

By:    Sun Communities, Inc.,                )
    a Maryland corporation,                )
    its General Partner                    )

By: /s/ Aaron Weiss
Name: Aaron Weiss
Title: Chief Investment Officer

SIGNED by    )
for and on behalf of     )
PANTHER BIDCO LIMITED:        )    /s/ Giovanni Manfredi
Director